 As filed with the Securities and Exchange Commission on November 20, 2000

                                              Registration Number 333-46840
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -----------

                            AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  -----------
                           CONVERGENT NETWORKS, INC.
             (Exact name of registrant as specified in its charter)
                                  -----------

            Delaware                            3576                         04-3420240
 (State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)      Classification Code Number)       Identification Number)

                                  -----------

                             900 Chelmsford Street
                          Lowell, Massachusetts 01851
                                 (978) 323-3300
  (Address, including ZIP code, and telephone number, including area code, of
                   Registrant's Principal Executive Offices)
                                  -----------

                                John C. Thibault
                     President and Chief Executive Officer
                             900 Chelmsford Street
                          Lowell, Massachusetts 01851
                                 (978) 323-3300
 (Name, Address, including ZIP code, and telephone number, including area code, of Agent for Service)
                                  -----------

                                   Copies to:

              John A. Burgess, Esq.                              Jocelyn M. Arel, Esq.
            Richard G. Costello, Esq.                       Testa, Hurwitz & Thibeault, LLP
                Hale and Dorr LLP                                   125 High Street
                 60 State Street                              Boston, Massachusetts 02110
           Boston, Massachusetts 02109                         Telephone: (617) 248-7000
            Telephone: (617) 526-6000                           Telecopy: (617) 248-7100
             Telecopy: (617) 526-5000

                                  -----------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                  -----------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                            Proposed   Proposed
                                             Maximum    Maximum
  Title of each Class of        Amount      Offering   Aggregate   Amount of
     Securities to be           to be         Price    Offering   Registration
        Registered          Registered(1)   Per Share    Price       Fee(2)
------------------------------------------------------------------------------
Common Stock, par value
 $0.00001 per share......  5,750,000 shares  $17.00   $97,750,000   $25,806
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Includes 750,000 shares which the underwriters have the option to purchase to cover over-allotments, if any. See "Underwriting."

(2) Pursuant to Rule 457(o) under the Securities Act of 1933, as amended, $26,400 was paid in connection with the initial filing of the Registration Statement on September 28, 2000.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED NOVEMBER 20, 2000

                             5,000,000 Shares





                                  Common Stock

                                   ---------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $15.00 and $17.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "CVNI".

  The underwriters have an option to purchase a maximum of 750,000 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 5.

                                                     Underwriting  Proceeds
                                                      Discounts       to
                                            Price to     and      Convergent
                                             Public  Commissions   Networks
                                            -------- ------------ ----------
Per Share..................................   $          $           $
Total......................................  $          $           $

  Delivery of the shares of common stock will be made on or about      , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                  J.P. Morgan & Co.

                                                      U.S. Bancorp Piper Jaffray

                  The date of this prospectus is      , 2000.

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................    5
Special Note Regarding Forward-
 Looking Statements.................   16
Use of Proceeds.....................   17
Dividend Policy.....................   17
Capitalization......................   18
Dilution............................   19
Selected Consolidated Financial
 Data...............................   20
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   22
Business............................   29
Management..........................   40

                                      Page
                                      ----
Related Party Transactions..........   53
Principal Stockholders..............   56
Description of Capital Stock........   58
Shares Eligible for
 Future Sale........................   60
U.S. Federal Tax Consequences to
 Non-United States Holders..........   62
Underwriting........................   66
Notice to Canadian Residents........   69
Legal Matters.......................   70
Experts.............................   70
Where You Can Find More
 Information........................   70
Index to Consolidated Financial
 Statements.........................  F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.



                     Dealer Prospectus Delivery Obligation

   Until      , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read this prospectus summary together with the more detailed information contained in this prospectus, including the risk factors and financial statements and the notes to the financial statements.

                           Convergent Networks, Inc.


   We design, develop and market a new generation of switching equipment and software that enable communications service providers to rapidly deliver voice and data services over high-speed, or broadband, networks. Our target customers include both new and established communications service providers, including local exchange carriers, long distance carriers, operators of foreign telephone networks and Internet service providers.

   We believe that two dramatic developments in the telecommunications industry--increased competition resulting from governmental deregulation and the growth of Internet use--are revolutionizing the public telephone network worldwide. Today's circuit-switched public telephone network is inadequate for the efficient transport of both voice traffic and the increasing volume of data traffic resulting from these developments. In response, communications service providers are transitioning their delivery of voice and data services from the circuit-switched telephone network to new packet-based networks. Packet-based networks divide voice and data traffic into small transmission units called packets, which results in more efficient transmission and greater utilization of network capacity than circuit-based networks, which tie up the circuit for the duration of the call or transmission. Because packet-based networks offer enhanced performance, we believe that they will ultimately replace the public telephone network to evolve into what is commonly referred to as the "new public network."

   Our products have been designed to meet the needs of the new public network. In addition to providing the reliability, voice service quality and scalability of today's public telephone network, our products offer improved economics and efficiencies for service providers that deliver both voice and data traffic to end users. Our products also enable service providers to rapidly deliver new revenue-generating communications services and features demanded by consumer and business users. Our Cohesion product family includes the:

  . ICS2000 broadband switch, which enables voice traffic to be transported over packet-based networks;

  . ICServiceWorks voice switching software, commonly referred to as a softswitch, which manages the switching of voice calls between networks and the provisioning of related services and features; and

  .  ICView network management system.

   Our products currently support asynchronous transfer mode, or ATM, a packet-based transport protocol widely used by many service providers for the delivery of voice, data and video over mediums including fiber-optic cable, copper telephone lines and wireless transmission. We intend to deliver products in the future that will support Internet Protocol, or IP, which is the alternative packet-based transport protocol.

   As of September 30, 2000, we had recognized revenues from BT, Global NAPs and Missouri Telecom. In addition, we have shipped products under signed purchase orders to several additional companies, subject to acceptance testing. We sell our products primarily through a direct sales force, which we intend to complement in the future with distribution relationships with leading technology partners.

   Our objective is to become a leading supplier of switching products that enable communications service providers to rapidly deliver voice and data services over packet-based networks. We intend to achieve this objective by:

  .  leveraging our solutions-oriented approach;

  .  broadening our customer base through expanded product offerings;

  .  increasing our global sales and marketing capabilities;

  .  delivering superior customer service and support; and

  .  pursuing strategic alliances and acquisitions.

   We were incorporated in May 1998. We have a limited operating history and we have not reported an operating profit for any period since our incorporation. We expect to continue to incur net losses for the foreseeable future. As of September 30, 2000, we had an accumulated deficit of $80.2 million. Through September 30, 2000, we have recognized revenues from three customers. While we have shipped products to other service providers, these companies may choose to return the products rather than pay for them if our products fail acceptance testing. Sales to Global NAPs, an affiliate of which owns approximately 1% of our capital stock, accounted for 73% of our revenues for the nine months ended September 30, 2000. We expect that, for the foreseeable future, substantially all of our revenues will depend on sales of our products to a small number of customers, so the loss of any one customer could harm our business.

   Our principal executive offices are located at 900 Chelmsford Street, Lowell, Massachusetts, 01851, and our telephone number is (978) 323-3300. Our website address is www.convergentnet.com. Information contained in our website is not incorporated by reference into this prospectus, and you should not consider information contained in our website as part of this prospectus.

                                  The Offering

Common stock offered........................... 5,000,000 shares

Common stock to be outstanding after this
 offering...................................... 60,447,072 shares

Use of proceeds................................ For general corporate purposes

Proposed Nasdaq National Market symbol......... CVNI

   The number of shares to be outstanding after this offering is based on shares outstanding as of September 30, 2000 and excludes:

  . 4,154,723 shares of common stock issuable upon exercise of options outstanding as of September 30, 2000 at a weighted average exercise price of $5.38 per share;

  . 240,000 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2000 at a weighted average exercise price of $14.54 per share;

  . 10,000,000 shares of common stock available for issuance under our 2000 stock incentive plan; and

  . 5,000,000 shares of common stock available for issuance under our 2000 employee stock purchase plan.



   Unless indicated otherwise, all information in this prospectus assumes:

  . the conversion of all shares of convertible preferred stock into an aggregate of 28,757,452 shares of common stock upon the completion of this offering;

  . the effectiveness of our amended and restated certificate of incorporation; and

  .  that the underwriters do not exercise their over-allotment option.

   Convergent Networks, the Convergent Networks logo, Cohesion, ICS, ICServiceWorks, ICSG, ICSX, ICView and The Voice of Broadband Networking are our trademarks. All other trade names referred to in this prospectus are the property of their respective owners.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

                                Period from
                                 Inception                  Nine Months Ended
                              (May 6, 1998) to  Year Ended    September 30,
                                December 31,   December 31, ------------------
                                    1998           1999       1999      2000
                              ---------------- ------------ --------  --------
                                                               (unaudited)
Consolidated Statement of
 Operations Data:
Revenues.....................     $   --         $    --    $    --   $  6,759
Cost of revenues.............         --              --         --      5,042
                                  -------        --------   --------  --------
  Gross profit...............         --              --         --      1,717
Operating expenses:
  Research and development...       2,182          13,067      7,646     9,293
  Selling and marketing......         163           3,523      1,871     5,076
  General and
   administrative............         283           1,273        698     2,652
  Stock-based compensation...         --            3,546        134     8,080
  Amortization of intangible
   assets....................         --              --         --      6,554
  Acquired in-process
   research and development..         --              --         --     23,000
                                  -------        --------   --------  --------
    Total operating
     expenses................       2,628          21,409     10,349    54,655
                                  -------        --------   --------  --------
Loss from operations.........      (2,628)        (21,409)   (10,349)  (52,938)
Net loss.....................      (2,528)        (21,272)   (10,261)  (51,631)
Net loss attributable to
 common stockholders.........      (2,783)        (22,339)   (10,872)  (55,047)
Net loss per share:
  Basic and diluted..........     $ (4.87)       $  (7.47)  $  (4.22) $ (10.61)
Shares used in computing net
 loss per share:
  Basic and diluted..........         572           2,991      2,577     5,188

                                                         September 30, 2000
                                                       -----------------------
                                                                    Pro Forma
                                                         Actual    As Adjusted
                                                       ----------- -----------
                                                       (unaudited) (unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities......   $87,384    $160,284
Working capital.......................................    77,591     150,491
Total assets..........................................   214,197     287,097
Notes payable and capital lease obligations, net of
 current portion......................................       705         705
Redeemable convertible preferred stock................   133,368         --
Total stockholders' equity (deficit)..................    62,402     268,670



   The pro forma as adjusted balance sheet data give effect to the conversion into common stock of all outstanding convertible preferred stock upon the closing of this offering and our receipt of the net proceeds from the sale of the 5,000,000 shares of common stock offered by us at the assumed initial public offering price of $16.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

   Investing in our common stock involves a high degree of risk. You should consider carefully the following risk factors and all other information contained in this prospectus before purchasing our common stock.

                     Risks Related to Our Financial Results

We have a limited operating history and have operated as a consolidated company for a short period of time, which will make it difficult for you to predict our future operating results.

   We have a limited operating history and have operated as a consolidated company for a short period of time. We were incorporated in May 1998. We only began to recognize revenues during the second quarter of fiscal 2000. We acquired TCS in July 2000. Due to our limited operating history, it is difficult to predict our future operating results. You should consider our business and prospects in light of the risks and difficulties typically encountered by companies like us in their early stages of development, particularly those that are in the process of consolidating different lines of business and that are in rapidly evolving and intensely competitive markets.

We have incurred significant losses and negative cash flows since our inception and we expect to continue to incur significant losses and negative cash flows for the foreseeable future, and we may never achieve profitability.

   We have incurred significant losses and negative cash flow for our entire history, and we expect to continue to incur significant losses and negative cash flow for the foreseeable future. As of September 30, 2000, we had an accumulated deficit of $80.2 million. We have incurred and will continue to incur significant expenses for research and development, sales and marketing, customer support and general and administrative expenses as we expand our business. We will need to generate significantly higher revenues to achieve profitability, and we may never be able to achieve or sustain profitability.

Our revenues and operating results are likely to fluctuate significantly and as a result our stock price could significantly decline.

   Our quarterly revenues and operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are beyond our control. If our quarterly or annual operating results do not meet the expectations of investors or securities analysts, our common stock price could significantly decline. Some of the factors that could affect our quarterly or annual revenues and operating results include:

  .  the timing and size of sales of our products;

  . the speed with which our customers deploy our products in their networks;

  . variations in the capital spending budgets of communications service providers;

  .  the ability of service providers to fund network equipment purchases;

  . announcements, new product introductions and reductions in the prices of products offered by our competitors;

  . our ability to develop, manufacture, introduce, ship and support our current product lines as well as new products and product enhancements; and

  . our ability to obtain sufficient supplies of sole or limited source components for our products.

   In addition, based on the experience of other communications equipment providers, we believe we may recognize a substantial portion of our revenues in a given quarter from sales booked and shipped in the last weeks of that quarter. As a result, any delay in fulfillment of a customer order is likely to result in a delay in shipment and recognition of revenues beyond the end of a given quarter, which would have a significant impact on our operating results for that quarter.

   We plan to increase significantly our operating expenses to fund greater levels of research and development, expand our sales and marketing operations, broaden our customer support capabilities and develop new distribution channels. We also plan to expand our general and administrative functions to address the increased reporting and other administrative demands related to being a publicly traded company and the increasing size of our business. Our operating expenses are largely based on anticipated revenue trends, and a high percentage of our expenses are and will continue to be fixed in the short term. As a result, a delay in generating or recognizing revenues could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

We expect to rely on sales of our Cohesion family of products for our future revenues, and if these products fail to achieve market acceptance we may never achieve profitability.

   Our future growth depends upon market acceptance of our Cohesion family of products. We expect to derive nearly all of our revenues for the foreseeable future from sales of our ICS2000 switch, ICService Works software and ICView Network Management System. If we are unable to sell sufficient quantities of our products at acceptable prices, we may not achieve or maintain profitability.

We may need additional capital to fund our existing and future operations. If we are unable to obtain additional capital, we may be required to reduce the scope of our planned product development and sales and marketing efforts, which would harm our business.

   The development and marketing of new products and the expansion of our direct sales operation and associated support personnel is expected to require a significant commitment of resources. We may incur significant operating losses or expend significant amounts of capital if:

  .  the market for our products develops more slowly than anticipated;

  .  we fail to establish market share or generate revenues;

  .  our capital expenditure forecasts change or prove inaccurate; or

  . we need to respond to unforeseen challenges or take advantage of unanticipated opportunities.

   As a result, we may need to raise substantial additional capital. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of those securities could result in dilution to our existing shareholders. If additional funds are raised through the issuance of debt securities, the terms of the debt could impose additional restrictions on our operations. Additional capital, if required, may not be available on acceptable terms, or at all. If we are unable to obtain additional capital, we may be required to reduce the scope of our planned product development and sales and marketing efforts, which would harm our business.

                         Risks Related to Our Customers

If our customers are unable to raise sufficient capital to finance the development of new networks, our business would be harmed.

   We focus our sales and marketing efforts on next-generation communications service providers. Many of these companies were recently formed, and few have achieved profitability to date. As a result, some of these companies may not have sufficient capital to finance the necessary infrastructure to build a packet-based network. To date, we have not offered to finance customer purchases of our products. To the extent that our competitors offer vendor financing, we may not be able to successfully compete in selling our products to next-generation service providers. If our customers are unable to raise necessary capital, demand for our products from these companies would be reduced, and our business and operating results would suffer.

We will not be successful if we do not expand our customer base beyond our initial few customers.

   Our future success will depend on our ability to attract additional customers beyond our current limited number. To date, we have recognized revenues from three customers and have shipped products under purchase orders to several additional service providers for acceptance testing. We expect that in the foreseeable future, substantially all of our revenues will depend on sales of our products to a limited number of customers. Many of the communications service providers to which we have shipped products are currently using our products in laboratory testing and internal trials. Communications service providers still in the test and trial process may not deploy our products in their commercial networks on a timely basis, or at all. The loss of one or more of our current customers, a reduction in sales to them, cancellation of or delays in orders placed by our customers or the failure to sell our products to additional service providers would significantly reduce our revenues. None of our contracts require customers to make minimum purchase commitments. Sales to Global NAPs, an affiliate of which owns approximately 1% of our capital stock, accounted for approximately 73% of our revenues for the nine months ended September 30, 2000. Sales to BT accounted for approximately 22% of our revenues for the nine months ended September 30, 2000.

The long and variable sales and deployment cycles for our products may cause our revenues and operating results to vary significantly.

   Our products have lengthy sales cycles and we may incur substantial sales and marketing expenses and expend significant management effort without making a sale. A company's decision to purchase our products often involves a significant commitment of its resources and a lengthy product evaluation and qualification process. Some potential customers may require an extended technical pre-qualification process, which may cause the initial sales cycle to be over a year. Even after making the decision to purchase our products, our customers often have a lengthy deployment process. Timing of deployment can vary widely and depends on:

  .  the size of the network deployment;

  .  the complexity of our customers' network environments;

  .  our customers' in-house skill sets;

  . the hardware and software configuration and customization necessary to deploy our products; and

  .  our customers' ability to finance their purchases of our products.

   As a result, it is difficult for us to predict the quarter in which our customers may purchase or deploy our products and our revenues and operating results may vary significantly from quarter to quarter.

If our products fail to interoperate with our customers' networks, demand for our products will be reduced and substantial product returns could occur, which could harm our business and our reputation.

   Our customers generally require that our products be designed to interoperate with their existing networks, each of which may have different specifications and use multiple standards. Our customers' networks may contain multiple generations of products from different vendors that have been added over time as their networks have grown and evolved. Our products must interoperate with these products as well as with future products in order to meet our customers' requirements. In some cases, we may be required to modify our product designs to achieve a sale, which may result in a longer sales cycle, increased research and development expense, and reduced operating margins. If our products do not interoperate with existing equipment in our customers' networks, installations could be delayed, orders for our products could be canceled or our products could be returned. This could harm our business, reputation and operating results.

If we fail to develop and sell new products that meet the evolving needs of our customers, or if our new products or enhancements fail to achieve market acceptance, our business and operating results would be harmed.

   Our success depends on our ability to anticipate our customers' evolving needs and to develop and market products that address those needs. We are currently in the process of developing enhancements to our products, including the transport of voice traffic over digital subscriber lines and Internet Protocol-based networks, to meet the growing demands of communications service providers. The timely development of these new or enhanced products is a complex and uncertain process. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of these and other new products and enhancements. We may not have sufficient resources to anticipate successfully and accurately technological and market trends, or to manage successfully long development cycles. We may also be required to collaborate with third parties, or to license or purchase third-party software or hardware, to develop our products, and may not be able to do so on a timely and cost-effective basis, if at all. If we are not able to develop new products or enhancements to existing products on a timely and cost-effective basis, or if our new products or enhancements fail to achieve market acceptance, our ability to continue to sell our products and grow our business would be harmed.

If we fail to capitalize on opportunities to win contracts from our target customers, we may not be able to sell products to those customers for an extended period of time.

   We believe that communications service providers deploy and upgrade their networks infrequently and in large increments. As a result, if we fail to win a purchase contract from a target customer, we may not have an opportunity to sell products to that service provider for an extended period of time. In addition, if we fail to win contracts from target customers that are at an early stage in their network design cycle, we may never be able to sell products to these service providers because they may prefer to continue purchasing products from the first vendor selected at the design stage. Because we rely on a limited number of customers for our sales, our failure to capitalize on opportunities to win contracts with these service providers would harm our business and operating results.

Consolidation among communications services providers may cause a reexamination of strategic and purchasing decisions by our current and potential customers, which could harm our business.

   Consolidation among communications service providers may cause delays in the purchase of our products and cause a reexamination of strategic and purchasing decisions by our current and potential customers. In addition, we may lose valuable relationships with key personnel of a customer of ours due to budget cuts, layoffs or other disruptions following, or during, a consolidation.

                         Risks Related to Our Industry

Intense competition and consolidation in the markets in which we compete could prevent us from increasing or sustaining our revenues and prevent us from achieving or sustaining profitability.

   The market for voice switching equipment and software is highly competitive. We compete directly with numerous companies, including Cisco Systems, Lucent Technologies, Nortel Networks and Sonus Networks. In the future, we expect that additional companies will enter the market with competitive solutions. Many of our current and potential competitors have longer operating histories, larger customer bases, significantly greater selling and marketing, technical, financial and customer support resources and broader product offerings than we do. As a result, these competitors may be able to devote greater resources to the development, promotion, sale and support of their products. In addition, these companies may adopt aggressive pricing policies and leverage their customer bases and broader product offerings to gain market share. We believe that competitive pressures are likely to result in price reductions and reduced margins, which would harm our operating results. Our competitors may foresee market and technological developments earlier or more accurately than we do and could develop new technologies that compete with our products or even render our products obsolete.

   The markets in which we compete are characterized by increasing consolidation. We cannot predict how industry consolidation will affect our competitors, and we may not be able to compete successfully in an increasingly consolidated industry. Our competitors that have large market capitalizations or significant cash reserves are better positioned than we are to acquire other companies, thereby obtaining new technologies or products that may displace our product lines. Any of these acquisitions could give our competitors a strategic advantage that would harm our business.

If usage of packet-based networks does not continue to grow as expected or the migration of communications services to packet-based networks is not widely accepted, our business could be harmed.

   Packet-based technology may not be widely accepted as the core technology for the new public network. If the use of packet-based technology does not grow significantly, or the migration to, and the market acceptance of, packet-based technology as the core technology for the new public network does not occur, or occurs more slowly than expected, we may not be able to sell our products in significant volumes. Many factors beyond our control may limit the increased use of packet-based networks or delay the migration of communications services to packet-based networks, including:

  . inadequate demand for broadband voice and data services from business and consumer users;

  . the development of legislation and regulations related to the new public network;

  . installation, space and power constraints at communications service providers' central offices; and

  .  evolving industry standards for voice switching and other technologies.

If we fail to respond to technological changes or to evolving industry standards, our products could fail to achieve market acceptance.

   The market for our products for the new public network is characterized by rapid technological change and, in the future, will likely require frequent new product introductions and enhancements. We may be unable to respond quickly or effectively to these developments. Currently, our products support asynchronous transfer mode technology. We intend to support Internet Protocol technology in future versions of our existing products. The introduction of new products by competitors, the market acceptance of products based on new or alternative technologies or the emergence of new industry standards, particularly with respect to networking technologies such as asynchronous transfer mode or Internet Protocol, could render our existing or future products obsolete. If industry standards adopted in the future are different from those that we have chosen to support, market acceptance of our products may be significantly reduced or delayed.

Communications service providers are subject to governmental regulation, and changes in current or future laws or regulations that negatively impact communications service providers could harm our business.

   The jurisdiction of the Federal Communications Commission, or FCC, extends to the entire communications industry, including communications service providers. Future FCC regulations affecting the Internet, communications service providers or their service offerings may harm our business. For example, FCC regulatory policies that affect the availability of data and Internet services may impede communications service providers' penetration into some markets or affect the prices that they are able to charge. In addition, domestic and international regulatory bodies, such as the Federal Trade Commission and the European Commission, are beginning to adopt standards and regulations for the Internet. These domestic and foreign standards and regulations address various aspects of Internet use, including issues regarding invasion of privacy, the security of data transmitted over the Internet and taxation of e-commerce. Resulting standards and regulations could adversely affect the development of e-commerce and other uses of the Internet. To the extent communications service providers are adversely affected by laws or regulations regarding their business, products or service offerings, this could harm our business.

                       Risks Associated With Our Products

We depend on ACT Manufacturing and other contract manufacturers to manufacture our products and are vulnerable to disruptions in the manufacture and delivery of our products.

   We rely on ACT Manufacturing and other contract manufacturers to manufacture our products according to our specifications and to fill orders on a timely basis. We do not have internal manufacturing capabilities. ACT provides comprehensive manufacturing services, including assembly of our products and procurement of materials. Other contract manufacturers, including Celestica, Sanmina and SMTC, manufacture sub-assemblies and other components of our products. With the exception of ACT, we do not have contracts with our contract manufacturers. Our reliance on ACT and our other contract manufacturers involves a number of risks, including the absence of adequate capacity, the unavailability of, or interruptions in access to, process technologies and reduced control over component availability, delivery schedules, manufacturing yields and costs. Each of our contract manufacturers also builds products for other companies and may not always have sufficient quantities of inventory available to fill our orders, or may not allocate its internal resources to fill these orders on a timely basis. If ACT is unable or unwilling to continue manufacturing our products in required volumes and at high quality levels, we will have to identify, qualify and select an acceptable alternative manufacturer. The process of qualifying a new contract manufacturer and commencing commercial-scale production is expensive and time consuming, and could result in a significant interruption in the supply of our products. In addition, it is possible that an alternative manufacturer may not be available to us when needed or be able to satisfy our production requirements at acceptable prices and quality. If a change in contract manufacturers results in delays of our fulfillment of customer orders or if ACT or any other contract manufacturer fails to make timely delivery of products or key sub-assemblies or components, we may lose revenues and suffer damage to our customer relationships.

If we fail to accurately predict our component or manufacturing requirements, we could incur additional costs or experience manufacturing delays.

   We currently provide forecasts of our demand to ACT and our sub-assembly and component suppliers months prior to scheduled delivery of products to our customers. Lead times for the materials and components that we order vary significantly and depend on numerous factors, including the specific supplier, contract terms and demand for a component at a given time. If we overestimate our component requirements, ACT may purchase excess inventory on our behalf. For those parts that are unique to our products, we could be required to pay for these excess parts and recognize related inventory write-down costs. If we underestimate our requirements, ACT may have an inadequate inventory, which could interrupt the assembly of our products and result in delays in shipments and revenues, or could cause us to purchase materials and components from third parties at higher costs.

We depend on sole source and limited source suppliers for some of our key components, and if we are unable to obtain these components on a timely basis, we will not be able to deliver our products to our customers.

   We currently purchase several key components of our products from single or limited sources, including semiconductors from Lattice Semiconductor, Lucent, Mitel, PMC-Sierra and Texas Instruments. We purchase these components on a purchase order basis. In the past, there have been shortages of individual components from time to time. For example, we have experienced shortages in flash memory chips, which required us to hold excess inventory of these components to avoid disruption to our manufacturing process. Shortages of flash memory chips and other components are likely to occur in the future. To the extent shortages occur in the future, we may again be required to hold extra inventory or our ability to manufacture our products could be disrupted. We currently do not have guaranteed supply contracts with our component suppliers and they are not required to supply us with products for any specified periods, in any specified quantities or at any set price, except as may be specified in a particular purchase order. In addition, any of our sole-source suppliers could be acquired by, or enter into exclusive arrangements with, our competitors or stop selling their products or components to us at commercially reasonable prices, or at all. In the event of a disruption or delay in supply, we may not be able to develop an alternate source in a timely manner or at favorable prices, or at all. A failure to find acceptable alternative sources could require us to redesign our products to use a substitute component, which would require us to incur significant expense and may result in substantial delay in our ability to deliver products to our customers.

Because our products are complex, they may have errors or defects that we find only after initial deployment, which could harm our business and our reputation.

   Our products are complex and are designed to be deployed in large, sophisticated communications networks. Because of the nature of our products, they can only be fully tested when deployed in large networks with high volumes of traffic. In addition, our customers may use our products in conjunction with products from other vendors. As a result, if problems occur, it may be difficult to identify the source of these problems. We have from time to time experienced software and hardware defects with products shipped to our customers that were not detected by our internal quality assurance procedures. We have fixed these defects by providing software fixes and replacing faulty hardware components. However, in the future we may not be able to correct every defect as required by our customers, or at all. Any defects or errors in our products discovered in the future, or failures of our customers' networks, whether caused by our products or another vendor's products, could result in:

  .  loss of, or delay in, revenues and loss of market share;

  .  loss of customers;

  .  negative publicity regarding us and our products;

  .  increased service and warranty costs; and

  .  costly and time-consuming legal actions by our customers.

Claims based on errors in our products or in performing product-related services could result in costly litigation against us.

   Because our products are designed to provide critical communications services, we may be subject to significant liability claims under contracts with our customers. Our insurance may not, or may not be sufficient to, cover us against these liabilities or may not continue to be available to us. Liability claims could also require us to spend significant time and money in litigation. As a result, any of these claims, whether or not successful, could seriously damage our reputation and harm our business and operating results.

              Risks Associated With Other Aspects of Our Business

If we fail to manage the growth of our operations, our operating results may be harmed and our future growth will be limited.

   We have rapidly and significantly expanded our operations. From September 30, 1999 to September 30, 2000, we increased the number of our employees from 73 to 241. Our rapid growth has placed, and our anticipated growth will continue to place, a significant strain on our management systems and resources. Our ability to successfully develop and market our products and to implement our business plan in a rapidly evolving market requires effective planning and management processes. We expect that we will need to continue to upgrade and improve our financial, managerial and manufacturing controls and reporting systems, and will need to continue to expand, train and manage our work force. If we fail to implement adequate control systems in an efficient and timely manner, our costs may be increased and our growth could be impaired.

   In addition, we are still in the process of integrating managerial and other personnel. In particular, John C. Thibault, our Chairman, President and Chief Executive Officer, joined our company in February 2000. Our Chief Financial Officer, Pamela F. Lenehan, joined our company in March 2000. Brian R. Fitzgerald, our Vice President of Worldwide Sales, joined our company in May 2000. Our Vice President of Worldwide Customer Support, Ronald J. Rando, joined us in August 2000.

If we fail to manage the risks associated with our acquisition of TCS, our business, financial condition or operating results could be harmed.


   In July 2000, we acquired TCS. We are still in the process of integrating the technologies and products we acquired from TCS with our other products. If this integration process takes longer than expected to complete or is not completed, our business, financial condition or operating results could be harmed.




If we make any acquisitions or strategic investments in the future, our business could be disrupted and our financial condition or operating results could be harmed.

   Although we have no current agreement or negotiations underway with respect to any acquisitions or strategic investments, one aspect of our business strategy is to pursue acquisitions and investments in other businesses, products or technologies in the future. Any future acquisition or strategic investments may entail risks that could harm our business, financial condition or operating results, including:

  .  substantial dilution of our current stockholders' ownership;

  .  assumption of debt;

  . incurrence of significant amortization expenses related to goodwill and other intangible assets; and

  . incurrence of significant immediate write-offs in the form of in-process research and development expense.

Our executive officers and key personnel are critical to our business and the loss of their services could disrupt our operations and our customer relationships.

   Our success depends to a significant degree upon the continued contributions of the principal members of our management, many of whom would be difficult to replace. In particular, we rely on the services of each of John C. Thibault, our Chairman, President and Chief Executive Officer, Pamela F. Lenehan, our Vice President and Chief Financial Officer, Bing Yang, our Senior Vice President and Chief Technology Officer, Sally J. Bament, our Vice President, Marketing, and Brian R. Fitzgerald, our Vice President, Worldwide Sales. The loss of the services of Mr. Thibault, Ms. Lenehan, Mr. Yang, Ms. Bament or Mr. Fitzgerald or any other key personnel, particularly senior management, sales personnel and engineers, could harm our operations and our customer relationships.

If we are unable to retain and hire the qualified personnel we require, our future growth may be limited.

   Competition for highly skilled engineering, sales, marketing and support personnel is particularly intense in the New England area and in the communications equipment industry. Our failure to attract, assimilate or retain qualified personnel to fulfill our current or future needs could impair our growth. The support of our products requires highly trained customer support and professional services personnel. Once we hire them, they typically require extensive training. If we are unable to hire, train and retain our research and development, customer support and professional services personnel, we may not be able to continue our product development efforts or increase sales of our products.

If we cannot obtain necessary third-party technology, our product development efforts may be hampered.

   We have incorporated third-party licensed technology into our current products, and expect to continue to do so in the future to develop new products and product enhancements. However, third-party licenses may not be available or continue to be available to us on commercially reasonable terms. For example, we license

Signaling System 7 technology, which is an important part of our ICS2000 switch, from Ulticom under an agreement which Ulticom may terminate on July 23, 2002. If Ulticom terminates this license, or if we are unable to maintain or renew other third-party licenses of technology required in our products, our business and our operating results may be harmed. In addition, if we are unable to obtain new third-party licenses to develop new products and product enhancements, we could be required to obtain substitute technology of lower quality or at greater cost, which could delay or prevent us from making these products or enhancements, any of which could seriously harm our business.

Our business could be harmed if we are unable to protect our intellectual property.

   We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. To date, we have one issued patent and two patent applications pending in the United States. Additionally, we have several related non-U.S. patent applications pending, relating to the design and operation of our products. Our pending patent applications may not result in the issuance of any patents. If any patent is issued, it may be invalidated or circumvented or may otherwise fail to provide us with any meaningful protection. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes any patents held by third parties.

   We have applied for federal trademark registration of Cohesion, Convergent Networks, ICS, ICServiceWorks, ICSG, ICSX, ICView and The Voice of Broadband Networking. We also claim common law protections for other marks we use in our business. We have received a notice from another company with a similar name demanding that we change our name. We may not be able to continue using our name and our trademark applications may not be granted.

   If we were to discover that any of our products violated the intellectual property rights of a third party, we might be unable to redesign our product to avoid violating those rights, and we might be unable to obtain a license on commercially reasonable terms to use the third-party intellectual property. In addition, we might be prevented from continuing to sell that product, which could cause us to lose sales.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and we cannot be sure that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If competitors are able to use our technology, our ability to compete effectively would be harmed.

If we become subject to intellectual property rights litigation, we could incur significant costs and we may be forced to stop selling our products.

   We may become involved in litigation as a result of allegations by third parties that we infringe their intellectual property rights. If a third party asserted that our products infringed upon their proprietary rights, we would be forced to defend ourselves and possibly our customers or contract manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. Any potential intellectual property litigation also could force us to do one or more of the following:

  . stop selling or using our products that use the challenged intellectual property;

  . obtain from the owner of the infringed intellectual property a license to sell or use the relevant technology, which license might not be available on reasonable terms, or at all; or

  . attempt to redesign those products that use any allegedly infringing technology, which might not be successful.

   Any lawsuits regarding intellectual property rights, regardless of their ultimate outcome, would be time consuming and expensive to resolve and would divert our management's time and attention.

We face risks associated with our international expansion that could harm our financial condition and operating results.


   The market for our products is global and we expect to market, sell and service our products in the United States and internationally. We intend to expand our international operations and enter new international markets. This expansion will require management attention and financial resources to develop direct and indirect international sales and support channels.

   We have limited experience in marketing and distributing our products internationally. In addition, our international operations may be subject to risks including:

  . certification requirements and differing regulatory and industry standards;

  .  difficulties and costs of staffing and managing foreign operations;

  .  reduced protection for intellectual property rights;

  .  fluctuations in currency exchange rates; and

  .  import or export licensing requirements.

                Additional Risks that May Affect Our Stock Price

Our stock price may be volatile and you may not be able to resell our shares at or above the price you paid, or at all.

   There has previously not been a public market for our common stock. We cannot predict the extent to which investor interest in our stock will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The trading price of our common stock could be subject to wide fluctuations in response to factors such as:

  .  actual or anticipated variations in quarterly operating results;

  .  failure to meet analysts' predictions and projections;

  . changes in market valuations of communications service providers and communications equipment companies;

  .  new products or services offered by us or our competitors; and

  .  our sales of common stock or other securities in the future.

   In addition, stock markets in general, and The Nasdaq Stock Market's National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the companies. These broad market and industry factors may harm the market price of our common stock, regardless of our actual operating performance.

   In addition, in the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against that company. This type of litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources, which would harm our business, financial condition and operating results.

Future sales by existing stockholders and option holders could depress the market price of our common stock.

   Once a trading market develops for our common stock, many of our stockholders and option holders will have an opportunity to sell their common stock for the first time. Sales of a substantial number of shares of common stock in the public market after this offering, or the threat that substantial sales might occur, could cause the market price of our common stock to decrease. Based on shares outstanding as of September 30, 2000, upon completion of this offering, we will have approximately 60,447,072 shares of outstanding common stock. Other than the shares of common stock sold in this offering, 10,750 shares will immediately be eligible for sale in the public market. Substantially all of our stockholders will be subject to agreements with the underwriters or us that restrict their ability to transfer their stock for 180 days from the date of this prospectus, subject to a number of exceptions. For a detailed description of these exceptions, please see "Underwriting." If the conditions specified in the lock-up agreements are met, an additional 7,789,238 shares will be eligible for sale in the public market before the expiration of these agreements. After these agreements expire, an additional 24,778,354 shares will be eligible for immediate sale in the public market, and the remaining 22,868,730 shares will be eligible thereafter for sale in the public market subject to certain contractual vesting schedules and restrictions under rules of the Securities and Exchange Commission. Credit Suisse First Boston Corporation may, in its sole discretion without notice, release shares subject to lock-up agreements, although it has no current intention to do so. For a description of the shares eligible for future sale, please see "Shares Eligible for Future Sale."

Our management may use the proceeds of this offering in ways that may not increase our profitability or our market value.

   Our management will have considerable discretion in how we use the net proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our profitability or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value.

After this offering, our management and directors will exercise significant control over our company, and this could limit your ability to influence the outcome of important company decisions, including potential changes of control.

   We expect that, after this offering, our executive officers and directors, including their affiliated entities, will, in the aggregate, beneficially own approximately 35.8% of our outstanding common stock, after giving effect to the conversion of all of our outstanding preferred stock. These stockholders, if acting together, would be able to influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions, which may have the effect of delaying, deferring or preventing a change in control of our company or of discouraging a potential acquirer from attempting to obtain control of us, which could harm the market price of our common stock.

Our charter documents and Delaware law may have anti-takeover effects that could prevent a change of control that might otherwise be beneficial to our stockholders.

   Provisions of our amended and restated certificate of incorporation, amended and restated by-laws and Delaware law may deter an unsolicited offer to purchase our company. For example, our board of directors will be divided into three classes, only one of which will be elected at each annual meeting. These factors could make it more difficult for a third party to acquire us, even if doing so might allow our stockholders to recognize a significant premium on their common stock.

You will incur immediate dilution because the initial public offering price of a share of our common stock will exceed its tangible book value.

   The initial public offering price of our common stock will be substantially higher than the tangible book value per share of the outstanding common stock immediately after the completion of this offering. Based upon an assumed initial offering price of $16.00, if you purchase common stock in this offering, you will incur immediate dilution of approximately $13.39 in the book value per share of the common stock from the price you pay.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology--for example, the words may, will, should, expect, plan, anticipate, believe, estimate, predicts, potential or continue, the negative of these terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the risk factors section. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                                USE OF PROCEEDS

   We will receive net proceeds of approximately $72.9 million from the sale of 5,000,000 shares in this offering at an assumed initial public offering price of $16.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, our net proceeds will be approximately $84.1 million.

   The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock and to facilitate our future access to public equity markets. We have not allocated the net proceeds of this offering for specific uses. We expect to use the proceeds for general corporate purposes, including working capital. We may also use a portion of the net proceeds for acquisitions of businesses, products and technologies that complement our business. We have no present plans, commitments or current negotiations with respect to any acquisitions.

   Pending our use of the net proceeds from this offering, we intend to invest the proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 2000:

  .  on an actual basis; and

  . on a pro forma as adjusted basis to give effect to the conversion into common stock of all outstanding convertible preferred stock upon the closing of this offering and to reflect our receipt of the estimated net proceeds from our sale of 5,000,000 shares of common stock in this offering, at an assumed initial public offering price of $16.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

                                                       September 30, 2000
                                                      ---------------------
                                                                 Pro Forma
                                                       Actual   As Adjusted
                                                      --------  -----------
                                                         (in thousands,
                                                       except share data)
                                                            (unaudited)
Cash and cash equivalents............................ $ 87,384   $160,284
                                                      ========   ========
Notes payable and capital lease obligations, net of
 current portion..................................... $    705   $    705
                                                      --------   --------
Redeemable convertible preferred stock, $0.01 par
 value; 22,600,000 shares authorized, 21,781,452
 issued and outstanding actual; no shares authorized,
 issued or outstanding, pro forma as adjusted........  133,368        --
                                                      --------   --------
Stockholders' equity (deficit):
  Preferred Stock, $0.01 par value; 10,000,000 shares
   authorized, no shares issued or outstanding.......      --         --
  Common Stock, $0.00001 par value; 400,000,000
   shares authorized, 29,646,970 shares issued
   actual; 400,000,000 shares authorized, 63,404,422
   shares issued pro forma as adjusted...............      --           1
  Additional paid-in capital.........................  172,457    378,724
  Treasury stock, at cost: 2,957,350 shares..........     (176)      (176)
  Accumulated deficit................................  (80,238)   (80,238)
  Deferred compensation..............................  (23,559)   (23,559)
  Stock subscriptions receivable.....................   (6,082)    (6,082)
                                                      --------   --------
    Total stockholders' equity (deficit).............  (62,402)   268,670
                                                      --------   --------
      Total capitalization........................... $196,475   $269,375
                                                      ========   ========

   The data in the table above excludes:

  . 4,154,723 shares of common stock issuable upon exercise of options outstanding as of September 30, 2000 at a weighted average exercise price of $5.38 per share;

  . 240,000 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2000 at a weighted average exercise price of $14.54 per share;

  . 10,000,000 shares of common stock available for issuance under our 2000 stock incentive plan; and

  . 5,000,000 shares of common stock available for issuance under our 2000 employee stock purchase plan.

                                   DILUTION

   If you invest in our common stock, your ownership interest will be diluted by the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of common stock upon the completion of this offering.

   Our pro forma net tangible book value at September 30, 2000 was approximately $84.9 million, or $1.53 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding at September 30, 2000 and assumes the conversion of our currently outstanding shares of preferred stock into common stock upon the closing of this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share of our common stock immediately after the completion of this offering. After giving effect to the sale of 5,000,000 shares of our common stock in this offering at an assumed initial public offering price of $16.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at September 30, 2000 would have been approximately $157.8 million, or approximately $2.61 per share of common stock. This represents an immediate increase in net tangible book value of $1.08 per share to our existing stockholders and an immediate dilution in net tangible book value of $13.39 per share to new investors, or approximately 83.7% of the assumed initial public offering price of $16.00 per share. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............        $16.00
     Pro forma net tangible book value per share at September 30,
      2000.......................................................  $1.53
     Increase per share attributable to this offering............   1.08
                                                                   -----
   Pro forma net tangible book value per share after this
    offering.....................................................          2.61
                                                                         ------
   Dilution per share to new investors...........................        $13.39
                                                                         ======

   The following table shows, on a pro forma basis at September 30, 2000, after giving effect to the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors before deducting the estimated underwriting discounts and commissions and estimated offering expenses, at an assumed initial public offering price of $16.00 per share:

                             Shares Issued       Total Consideration
                         --------------------- ----------------------- Average Price
                          Numbers   Percentage    Amount    Percentage   Per Share
                         ---------- ---------- ------------ ---------- -------------
Existing stockholders... 55,447,072    91.7%   $275,989,138    77.5%      $ 4.98
New investors...........  5,000,000     8.3      80,000,000    22.5        16.00
                         ----------   -----    ------------   -----
  Total................. 60,447,072   100.0%   $355,989,138   100.0%
                         ==========   =====    ============   =====

   The foregoing discussions and tables exclude:

  . 4,154,723 shares of common stock issuable upon exercise of options outstanding as of September 30, 2000 at a weighted average exercise price of $5.38 per share;

  . 240,000 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2000 at a weighted average exercise price of $14.54 per share;

  . 10,000,000 shares of common stock available for issuance under our 2000 stock incentive plan; and

  . 5,000,000 shares of common stock available for issuance under our 2000 employee stock purchase plan.

   To the extent outstanding options and warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   This information should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The table below sets forth our selected financial data. The consolidated financial data as of December 31, 1999 and for the period from May 6, 1998, date of inception, through December 31, 1998 and the year ended December 31, 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated financial data as of and for the nine months ended September 30, 2000 and for the nine months ended September 30, 1999 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We believe that the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our financial condition and our operating results for such periods and as of such dates. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000 or for any future period.

                                 Period from                 Nine Months Ended
                                  Inception      Year Ended    September 30,
                              (May 6, 1998)  to December 31, ------------------
                              December 31, 1998     1999       1999      2000
                              ----------------- ------------ --------  --------
                                                                (unaudited)
                                   (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
Revenues....................       $   --         $    --    $    --   $  6,759
Cost of revenues (/1/)......           --              --         --      5,042
                                   -------        --------   --------  --------
  Gross profit..............           --              --         --      1,717
Operating expenses:
  Research and development
   (/1/)....................         2,182          13,067      7,646     9,293
  Selling and marketing
   (/1/)....................           163           3,523      1,871     5,076
  General and administrative
   (/1/)....................           283           1,273        698     2,652
  Stock-based compensation..           --            3,546        134     8,080
  Amortization of intangible
   assets...................           --              --         --      6,554
  Acquired in-process
   research and
   development..............           --              --         --     23,000
                                   -------        --------   --------  --------
    Total operating
     expenses...............         2,628          21,409     10,349    54,655
                                   -------        --------   --------  --------
Loss from operations........        (2,628)        (21,409)   (10,349)  (52,938)
Interest income (expense),
 net........................           100             137         88     1,307
                                   -------        --------   --------  --------
Net loss....................        (2,528)        (21,272)   (10,261)  (51,631)
Accretion of dividends and
 issuance costs on
 redeemable convertible
 preferred stock............          (255)         (1,067)      (611)   (3,416)
                                   -------        --------   --------  --------
Net loss attributable to
 common stockholders........       $(2,783)       $(22,339)  $(10,872) $(55,047)
                                   =======        ========   ========  ========
Net loss per share:
  Basic and diluted.........       $ (4.87)       $  (7.47)  $  (4.22) $ (10.61)
Shares used in computing net
 loss per share:
  Basic and diluted.........           572           2,991      2,577     5,188
(1)
 Excludes non-cash, stock-
  based compensation as
  follows:
  Cost of revenues..........       $   --         $    --    $    --   $    253
  Research and development..           --            1,714        --        829
  Selling and marketing.....           --              276        --      3,309
  General and
   administrative...........           --            1,556        134     3,689
                                   -------        --------   --------  --------
                                   $   --         $  3,546   $    134  $  8,080
                                   =======        ========   ========  ========

                                                December 31,
                                              -----------------  September 30,
                                               1998      1999        2000
                                              -------  --------  -------------
                                                                  (unaudited)
                                                      (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable
 securities.................................. $ 4,746  $ 21,508    $ 87,384
Working capital..............................   4,006    16,509      77,591
Total assets.................................   5,085    24,370     214,197
Notes payable and capital lease obligations,
 net of current portion......................     --        943         705
Redeemable convertible preferred stock.......   7,131    40,891     133,368
Total stockholders' equity (deficit).........  (2,787)  (22,789)     62,402

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF

               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

Overview

   We design, develop and market a new generation of switching equipment and software that enable communications service providers to rapidly deliver voice and data services over broadband networks. From our inception on May 6, 1998 through early 2000, our operations consisted primarily of start-up activities, including raising capital, recruiting personnel, conducting research and development, establishing the market for our initial products and purchasing operating assets. In addition, we developed our final product assembly and testing capabilities, arranged manufacturing with third parties and began development of our sales, marketing, customer service and administrative organizations. We first began recognizing revenues from sales of our products during the second quarter of 2000. We sell our products through our direct sales force to service providers in North America and Europe. In the future, we anticipate expanding our sales through domestic and international distribution partners and resellers.

   Three customers have accounted for all our revenues to date, and we expect that customer concentration will continue in the future. Global NAPs, an affiliate of which owns approximately 1% of our capital stock, accounted for 73% of our revenues for the nine months ended September 30, 2000, and BT accounted for 22% of our revenues.

   On July 31, 2000, we completed our acquisition of Hemisphere Investments and its wholly owned subsidiaries, including Technology Control Services, collectively TCS. TCS developed and sold custom softswitch and service creation software products and, through its service division, provided network-based service applications such as unified messaging and calling card services. We issued an aggregate of 10,106,845 shares of our common stock in consideration for all of the outstanding capital stock of TCS, reserved an aggregate of 1,229,436 shares of our common stock in connection with our assumption of outstanding options to purchase capital stock of TCS and assumed $5.5 million of TCS debt, which we repaid immediately upon closing the transaction. However, 1,516,025 of the shares of common stock issued to stockholders of TCS are currently held in escrow to secure indemnification obligations of TCS and some of its stockholders. We have accounted for the acquisition as a purchase. Accordingly, the operating results of TCS are included in our financial results from the date of the acquisition. Management was primarily responsible for estimating the fair value of the assets and liabilities acquired and performed due diligence in our determination. We made estimates and assumptions that affect the reported amounts of assets, liabilities and expenses resulting from the acquisition. Actual results could differ from those amounts. We recorded a $23.0 million charge for in-process research and development in the third quarter of 2000. Goodwill and other intangibles as of the date of acquisition were $117.4 million, which will be amortized on a straight-line basis over three years.

   We have refocused the efforts of TCS to provide standard software products, which will be part of our ICServiceWorks product, and we have decided to dispose of the service division and related assets. For the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, the service division accounted for approximately $12.5 million or 81%, $5.7 million or 93%, $3.3 million or 47% and $2.2 million or 37%, respectively of TCS revenues. For the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, the service division incurred operating losses of approximately $7.6 million, $5.0 million, $315,000 and $111,000, respectively. We have accounted for the disposition of the service division and related assets as assets held for sale in accordance with EITF Issue No. 87-11 and accordingly, the service division's results of operations from the date of acquisition to the date of disposition will be excluded from our consolidated results of operations. Revenues and operating losses excluded from our consolidated results of operations from the date of acquisition to September 30, 2000 were approximately $425,000 and $25,000, respectively. As a result, we expect that the TCS operations will generate revenues significantly lower than those generated by TCS in prior periods.

   Revenues. We recognize revenues from product sales upon product shipment, provided that there are no uncertainties regarding acceptance, there is persuasive evidence of an arrangement, the sales price is fixed or determinable and collection of the related accounts receivable is probable. If there are uncertainties regarding customer acceptance, revenues are deferred until the uncertainties are resolved. We evaluate the creditworthiness of each customer and revenues are not recognized unless the collection of the related accounts receivable is probable. Our products incorporate software that is more than incidental to the related hardware and, accordingly, we recognize revenues in accordance with Statement of Position 97-2, Software Revenue Recognition and Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. Revenues from installation and training services are recognized as the services are provided. Revenues from support and maintenance contracts are recognized ratably over the terms of the contracts. Amounts collected prior to satisfying the above revenue recognition criteria are reflected as deferred revenue. In certain limited arrangements with customers of TCS that require significant customization or modification of the software, revenues are recognized in conformity with SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, using the completed contract method.


   Cost of Revenues. Cost of revenues consists of payments to our contract manufacturers, costs associated with in-house systems integration and testing, customer service and estimated warranty costs. Additionally, material, labor and overhead related to arrangements, with certain TCS customers, that require significant customization or modification to software products are included in cost of revenues.

   Research and Development. Research and development expenses consist primarily of salaries and related personnel and recruiting costs, and prototype costs related to the design, development, testing and enhancement of our products. We continue to build our research and development infrastructure to develop enhancements to our broadband voice products, as well as to anticipate our customers' evolving needs and develop products that address those needs. We expense research and development costs as they are incurred. Some aspects of our research and development efforts require material short-term expenditures, which can cause significant quarterly fluctuations in our research and development expenses. We believe that research and development is critical in achieving current and strategic product objectives. We expect that our research and development expenses will significantly increase in absolute dollars in the future as we continue to enhance our existing products and develop new products.

   Selling and Marketing. Selling and marketing expenses consist primarily of salaries and related expenses for personnel engaged in sales and marketing, and promotional and other marketing expenses. We expect that selling and marketing expenses will increase substantially in absolute dollars in the future as we increase our direct sales efforts by expanding our domestic and international sales offices, hiring additional marketing personnel and initiating additional marketing programs.

   General and Administrative. General and administrative expenses consist primarily of salaries and related expenses for executive, finance, legal, information systems and human resources personnel, professional fees and other general corporate expenses. We expect that general and administrative expenses will increase in absolute dollars as we add personnel and incur additional costs related to the growth of our business and our operations as a public company.

   Stock-based Compensation. We recorded deferred compensation of approximately $2.3 million for 1999 and $27.3 million for the nine months ended September 30, 2000. These amounts represent the aggregate difference between the exercise or purchase price of stock options granted or stock sold to our employees and the deemed fair value of our stock at the time of grant or sale. We are amortizing these amounts over the vesting period of the options and stock awards, which are generally four to five years. In addition, in the third quarter of 2000 we issued warrants with an aggregate value of $1.9 million to three companies in exchange for evaluating and testing our products and technical assistance that we believe is critical in expanding the sale of our products. We recorded total stock-based compensation expense of $3.5 million for 1999, of which $1.8 million related to amortization of deferred compensation, and $8.1 million for the nine months ended September 30, 2000, of which $6.2 million relates to deferred compensation expense. We also expect to record compensation expense relating to stock options and stock awards of approximately $3.1 million in the fourth quarter of 2000, $8.6 million in 2001, $5.0 million in 2002, $2.7 million in 2003, $1.0 million in 2004 and $100,000 in 2005. It is possible that the amount of our total deferred compensation, and therefore the amount of expense we incur each year, may increase as a result of factors such as the grant of additional options and stock awards with an exercise or purchase price, as applicable, below the deemed fair market value of our common stock. In addition, on December 17, 1999, we issued shares of Series C convertible preferred stock to an affiliate of Global NAPs in consideration for research and development and other services, including technical assistance and testing facilities through December 31, 1999, provide to us by Global NAPs. The related stock-based compensation charge of $1.7 million was recorded in December 1999.


   Amortization of Intangible Assets. We recorded a $6.6 million expense related to the amortization of intangible assets for the nine months ended September 30, 2000. This was a result of the recording of $117.4 million of goodwill and other intangible assets in conjunction with the acquisition of TCS. We are amortizing the goodwill and intangibles over a three-year period. Consequently, for the next eleven quarters, we expect amortization expense to be approximately $9.8 million per quarter.

   Acquired In-Process Research and Development. In connection with the acquisition of TCS, we allocated $23.0 million of the purchase price to in-process research and development projects. These allocations represented the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed in the third quarter of 2000. We do not expect any future charges for in-process research and development related to the TCS acquisition.

   Historically, we have incurred significant losses. As of September 30, 2000, we had an accumulated deficit of $80.2 million. We expect to incur substantial losses for the foreseeable future. We plan to increase significantly our operating expenses. As a result, we will need to generate significant revenues to achieve and maintain profitability. We may never achieve profitability.

Results of Operations

Nine months ended September 30, 2000 and September 30, 1999

   Revenues. Revenues were $6.8 million for the nine months ended September 30, 2000. We first began recognizing revenues from shipment of our products during the second quarter of 2000. Global NAPs, an affiliate of which owns approximately 1% of our capital stock, accounted for 73% of our revenues for the nine months ended September 30, 2000, and BT accounted for 22% of our revenues for this period. We had no revenues in the nine months ended September 30, 1999.

   Cost of Revenues. Cost of revenues for the nine months ended September 30, 2000 was $5.0 million. In connection with the TCS acquisition, we recorded the unbilled costs and fees on contracts in process on the date of acquisition at estimated fair market value. As a result, the gross margin was minimal on revenues of approximately $1.5 million from BT. There was no cost of revenues in the nine months ended September 30, 1999.

   Research and Development. Research and development expenses increased $1.7 million to $9.3 million for the nine months ended September 30, 2000 from $7.6 million for the nine months ended September 30, 1999. The increase primarily reflected higher salaries and related benefits for new personnel, including additional personnel resulting from the TCS acquisition. Personnel related costs increased $3.1 million and prototype spending decreased $2.0 million. Our research and development personnel are working on enhancements to our current broadband infrastructure products, our softswitch and related applications software.

   Selling and Marketing. Selling and marketing expenses increased $3.2 million to $5.1 million for the nine months ended September 30, 2000 from $1.9 million for the nine months ended September 30, 1999. The increase was due to costs associated with the establishment of a sales and marketing group, increased advertising, marketing and other costs associated with sales and support activities, as well as additional personnel resulting from the TCS acquisition. Personnel costs increased $2.3 million and advertising, marketing and other costs associated with sales and support activities increased $545,000.

   General and Administrative. General and administrative expenses increased $2.0 million to $2.7 million for the nine months ended September 30, 2000 from $698,000 for the nine months ended September 30, 1999. The increase was due primarily to an increase in salaries and related benefits due to the hiring of additional personnel, including additional personnel resulting from the TCS acquisition, as well as increases in the occupancy allocation and depreciation expense. Personnel related costs increased $911,000, the occupancy allocation increased $270,000 and depreciation expense accounted for $245,000 of the remaining increase.

   Stock-based Compensation. Stock-based compensation expense increased $8.0 million to $8.1 million for the nine months ended September 30, 2000 from $134,000 for the nine months ended September 30, 1999.

   Interest Income (Expense), Net. Interest income consists of interest earned on our cash balances and marketable securities. Interest expense consists of interest incurred on our equipment line of credit. Interest income, net of interest expense increased $1.2 million to $1.3 million for the nine months ended September 30, 2000 from $88,000 for the nine months ended September 30, 1999. The increase was primarily attributable to higher invested cash balances from the proceeds of private financings and interest on promissory notes to executive officers, partially offset by an increase of interest expense from incurred borrowings.

Year ended December 31, 1999 and Period from May 6, 1998 (Inception) to December 31, 1998

   Revenues. We recognized no revenues in either period.

   Research and Development. Research and development expenses increased $10.9 million to $13.1 million for 1999 from $2.2 million for the period from inception to December 31, 1998. The increase reflected increased salaries and related benefits due to the hiring of additional personnel and increased prototype and laboratory expenses. Prototype spending increased $5.2 million and personnel related costs increased $3.1 million. During these periods, our focus was on development of our initial product, the ICS2000 switch, which was released in the quarter ended June 30, 2000.

   Selling and Marketing. Selling and marketing expenses increased $3.3 million to $3.5 million for 1999 from $163,000 for the period from inception to December 31, 1998. The increase was due to costs associated with the establishment of a sales and marketing group, and increased advertising, marketing and other costs associated with sales and support activities. Personnel costs related to the establishment of the sales and marketing group increased $1.7 million. Advertising, marketing and other costs associated with sales and support activities increased $1.1 million.

   General and Administrative. General and administrative expenses increased $1.0 million to $1.3 million for 1999 from $283,000 for the period from inception to December 31, 1998. The increase was due primarily to salaries and related benefits related to the hiring of additional general and administrative personnel, as well as increased professional fees. Personnel related costs increased $621,000. Professional service costs such as legal and accounting fees increased $115,000.

   Stock-based Compensation. We recorded stock-based compensation expense of $3.5 million for 1999, including $1.7 million related to the issuance of 264,853 shares of Series C convertible preferred stock to an affiliate of Global NAPs in exchange for services performed by Global NAPs. There was no stock-based compensation expense recorded in the period from inception to December 31, 1998.

   Interest Income (Expense), Net. Interest income, net of interest expense increased $37,000 to $137,000 for 1999 from $100,000 for the period from inception to December 31, 1998. The increase was primarily attributable to higher invested cash balances from the proceeds of private financings, partially offset by an increase of interest expense from incurred borrowings.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private sales of convertible preferred stock. As of September 30, 2000, cash and cash equivalents were $87.4 million.

   For the nine months ended September 30, 2000, we used $19.4 million of cash for operations, primarily due to our net loss of $51.6 million, which includes non-cash charges of $23.0 million for in-process technology, $8.2 million for depreciation and amortization of intangibles, and $8.1 million for stock-based compensation. Cash used for operations for the nine months ended September 30, 2000 was impacted by an increase in inventory of $4.5 million and net payment of accounts payable of $2.8 million. The increase in inventory resulted primarily from the manufacture and shipment of evaluation units to potential customers. The net payment of accounts payable occurred primarily as a result of the TCS acquisition whereby overdue accounts payable assumed as part of the acquisition were paid subsequent to the closing of the acquisition. For 1999, we used $13.2 million of cash for operations due to our net loss of $21.3 million, which was partially offset by a $3.5 million stock-based compensation charge as well as a $2.4 million increase in accrued expenses and a $1.4 million increase in accounts payable. We used $1.7 million of cash for operations for the period from inception to December 31, 1998 due primarily to the net loss of $2.5 million, partially offset by an increase in accounts payable and accrued expenses.

   For the nine months ended September 30, 2000, our investing activities included the purchase of $3.1 million of property and equipment. For 1999, our investing activities included the purchase of $2.3 million of property and equipment. For the period from inception to December 31, 1998, our investing activities included the purchase of $416,000 of property and equipment.

   Cash provided by financing activities for the nine months ended September 30, 2000 was $88.5 million, primarily due to the receipt in the first quarter of 2000 of a $15.0 million stock subscription receivable from the Series C financing, as well as $78.7 million in proceeds from the Series D financing which closed in September 2000. Issuance costs related to the Series D financing of $4.7 million were paid subsequent to September 30, 2000. In conjunction with the acquisition of TCS, we paid off $5.4 million of assumed debt at the closing of the transaction. Cash provided by financing activities for 1999 was $32.9 million, primarily from the private sales of convertible preferred stock. Cash provided by financing activities for the period from inception to December 31, 1998 was $6.9 million, primarily from the private sales of convertible preferred stock.

   We previously had a $1.5 million bank equipment line of credit. On November 30, 1999, this line of credit converted into a 36-month term loan, which we are repaying at a rate of $123,000 each fiscal quarter through the fourth quarter of 2002. The loan is secured by substantially all of our assets, and bears interest at the bank's prime rate plus 0.75%. We are required to comply with financial and restrictive covenants set forth in the loan, and as of September 30, 2000, we were in compliance with these covenants. As part of the TCS acquisition, we assumed $656,000 of capital leases with an average rate of 11.9%, which are being repaid over a period of 22 months.

   As of December 31, 1999, we were obligated to pay lease payments of $9.6 million over the lease periods of our operating leases, with $1.1 million due in 2000.

   We expect our cash requirements will increase significantly in 2001, as we continue to hire employees for our research and development efforts, expand our sales, support, marketing and product development organizations, and grow our administrative support activities. Personnel costs have been and are expected to continue to be our single largest expense item. We have also expanded our leased facilities by moving our Florida-based employees to a larger facility, establishing an engineering group in the Chicago area and opening sales offices in the United States and United Kingdom. As our business grows we anticipate significant cash requirements for working capital and capital expenditures. The amount and timing of cash requirements will depend on market acceptance of our products and the resources we devote to researching and developing, marketing, selling and supporting our products. We believe that our current cash and cash equivalents on hand should be sufficient to fund our operations for at least the next 12 months. However, any material acquisition of complementary businesses, products or technologies or any joint ventures could require us to obtain additional equity or debt financing. Thereafter, if current sources are not sufficient to meet our needs, we may seek additional equity or debt financing. Additional financing may not be available on acceptable terms, if at all. If we raise additional funds through the issuance of equity securities, the percentage ownership of our stockholders would be reduced. If we are unable to raise sufficient funds on acceptable terms we may not succeed in executing our strategy and achieving our business objectives. In particular, we could be forced to reduce personnel and limit our product development, sales and marketing activities, forego attractive business opportunities, and be unable to respond to competitive pressures.

Acquired In-Process Research and Development

   During the third quarter of 2000, we recorded a $23.0 million charge related to in-process research and development resulting from the TCS acquisition. This charge represented the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility, and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

   At the acquisition date, TCS was conducting design, development, engineering and testing activities associated with the completion of several next-generation technologies for its LiteSwitch platform designed to address emerging market demands for the voice/data networking market. Projects included the development of a media gateway controller, call control technology, Class 4/5 switch compatibility, Internet dial offload technology and Signaling System 7 signaling gateway.

   At the acquisition date, the technologies under development were approximately 75% complete based on engineering man-month data and technological progress. TCS had spent approximately $7.5 million on the in-process projects, and expected to spend approximately $2.5 million to complete all phases of the research and development.

   In making the purchase price allocation, management considered present value calculations of income, an analysis of project accomplishments and remaining outstanding items, and an assessment of overall contributions, as well as project risks. The value assigned to purchased in-process research and development was determined by estimating the costs to develop the acquired research and development into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. The revenue projections used to value the in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by us and our competitors. The resulting net cash flows from such projects are based on management's estimates of cost of sales, operating expenses and income taxes from such projects.


   The rates utilized to discount the net cash flows to their present value were based on estimated cost of capital calculations. Due to the nature of the forecast and the risks associated with the research and development projects, a discount rate of 25% was used for the in-process research and development. The discount rate utilized was higher than our weighted average cost of capital due to the inherent uncertainties surrounding the successful development of the purchased in-process research and development, the useful life of the technology, the profitability levels of the technology, and the uncertainty of technological advances that are unknown at this time.

   If these projects are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods. Additionally, the value of other acquired intangible assets may become impaired.

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


Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, or the FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement established accounting and reporting standards for derivative instruments and hedging activities. SFAS 133, as amended by SFAS 137, will be effective for our financial reporting beginning in the first quarter of 2001. SFAS 133 will require that we recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for gains and losses from changes in the fair value of a particular derivative will depend on the intended use of that derivative. We believe the adoption of this statement will not have a significant impact on our financial position, operating results or cash flows.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101, Revenue Recognition. This bulletin summarizes some views of the staff on applying accounting principles generally accepted in the United States to revenue recognition in financial statements. We believe that our current revenue recognition policy complies with the SEC guidelines.

   In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No.
25. The interpretation clarifies the application of APB Opinion No. 25 to accounting for stock issued to employees. The interpretation is effective July 1, 2000, but covers events occurring during the period between December 15, 1998 and the effective date.

Quantitative and Qualitative Disclosures About Market Interest Rate Sensitivity

   The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, and government and investment grade non-government debt securities. In general, money market funds are not subject to market risk because the interest paid on these funds fluctuates with the prevailing interest rate. As of September 30, 2000, all of our cash and cash equivalents were in a cash reserves money market fund or in an operating checking fund.

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

                                    BUSINESS

Overview

   We design, develop and market a new generation of switching equipment and software that enable voice and data services to be delivered over broadband networks. Our Cohesion product family offers communications service providers an integrated voice infrastructure solution, which consists of the ICS2000 switch, the ICServiceWorks software and the ICView network management system. Compared with traditional alternatives, our products significantly reduce the cost to build and operate a network that is capable of providing both voice and high-speed data services. Our products are also compatible with existing circuit-based networks. We believe that our products enable the creation and delivery of both traditional and advanced end-user services to generate incremental revenues and attract and retain end users.

Industry Background

   The public telephone network has been heavily regulated for most of its century-old existence. As a result, the public telephone network's underlying circuit-switched technology has evolved slowly and, until recently, service providers have experienced little market pressure to deploy innovative services and applications for their customers. We believe that two dramatic developments in the telecommunications industry--governmental deregulation and the growth of Internet use--are now revolutionizing the public telephone network worldwide.

 Market deregulation has increased competition among service providers

   Deregulation of the telecommunications industry worldwide has accelerated dramatically in the last decade. In the United States, the Telecommunications Act of 1996 removed traditional barriers that once restricted service providers to a specific geography or service offering. This legislation has enabled thousands of new service providers to enter the telephony services market. Intense competition between existing and emerging service providers has driven down prices for basic telephone service, and eroded profit margins for service providers. In response, service providers are seeking next-generation products and solutions to decrease network infrastructure and operating costs, and to increase revenues by selling innovative new service offerings. Internationally, similar deregulation forces have led to new entrants and increased demand for next-generation solutions.

 Internet usage is increasing data traffic on unoptimized and overburdened circuit networks

   The Internet has become a critical communications medium for many businesses and consumers, leading to dramatic growth in data traffic. The Internet, email, electronic commerce, telecommuting and online entertainment have all driven this increase in data traffic. New applications, such as the delivery of audio and video over the Internet, will continue to drive this data growth in the future.

   Today, a significant portion of this data traffic is carried over the traditional circuit-switched public telephone network. However, the circuit-switched public network was originally built to support voice services and is very inefficient for carrying data traffic, particularly in high volumes. Circuit-based networks use a dedicated circuit or path to transmit voice or data traffic. This approach is inefficient because the circuit uses network capacity during the entire call, even when there is nothing to be transmitted, such as during pauses in a conversation. The inefficiency is even greater when transmitting data traffic, which is characterized by bursts of traffic, followed by long periods of inactivity. These bursts of data traffic can at times exceed the capacity of the transmitting circuit, resulting in slow transfer rates or dropped connections. As a result, service providers have begun to rapidly deploy new packet-based networks capable of supporting high-speed data services.

 There are significant benefits in combining voice and data traffic into a single packet-based network

   Because voice traffic is currently carried over traditional circuit-switched networks, and data traffic carried over packet-based networks, service providers face the expense and complexity of building and maintaining separate voice and data networks. Service providers can eliminate duplicate equipment costs and reduce network operating costs associated with managing two separate networks by converging voice and data traffic on a packet-based network.

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

   A packet-based network aggregates voice and data from multiple sources and transports it over shared network connections. Information is broken down into packets which are channeled through the network and reassembled at their destination. The aggregation of packets from multiple sources enables service providers to better utilize network capacity, further reducing equipment, network and operating costs.

   Data traffic volume on communications networks now exceeds that of voice traffic. Nonetheless, the majority of service provider revenues still are generated from voice services delivered on circuit-switched networks. Consequently, service providers are seeking to protect their profits derived from voice services, particularly custom calling features such as caller ID and call forwarding, while transitioning to packet-based networks that can handle voice and data traffic efficiently. These requirements have driven the emergence of the new public network--a network based on packet technology capable of delivering integrated voice and high-speed data services to end users, with improved efficiencies and economics as well as performance advantages compared to the traditional circuit-switched telephone network. Converging voice services with data over a packet-based network also creates opportunities for service providers to provide new, high-margin service offerings such as unified messaging.

Requirements for Voice Infrastructure Products for the New Public Network

   We believe that packet-based networks will become the new public network, delivering both voice and high-speed data communications and services to consumers and businesses. The new public network must match the reliability, voice service quality and scalability of today's public telephone network, while offering improved economics for service providers to more efficiently deliver large amounts of voice and data traffic. The network must also enable service providers to increase revenues and profits by rapidly delivering new and innovative communications services and features to meet changing end-user demands. To meet these requirements, new products must be able to offer the following benefits:

   Reliable and High Quality Voice Services. Today's public voice network has set high user expectations for reliability and voice service quality. The new packet-based networks must provide the same service quality and reliability provided to users by traditional circuit-based networks.

   Compatibility and Interoperability. Due to their substantial investment in circuit-switched networks, traditional service providers are continuing to use their existing networks as they migrate over time to new packet-based networks. Next-generation service providers are building new networks based on packet technology that must interoperate with the existing networks of traditional service providers. As a result, new network equipment and software must support a full range of voice and data networking standards and interfaces to interoperate with software and equipment from multiple vendors. Networking standards include Signaling System 7, or SS7, a set of call control standards and protocols used by service providers to enable integration with the global public network for basic and advanced voice service delivery, as well as data networking standards, such as asynchronous transfer mode, or ATM, and Internet Protocol, or IP, voice coding standards and common optical network interfaces.

   Low Cost. Packet-based networks must deliver a compelling economic advantage over circuit-based networks in equipment and facilities costs to encourage service providers to invest in the new public network.

   Scalable, High-Capacity and High-Speed. The new public network must be capable of efficiently and effectively delivering voice and high-speed data services to meet consumer demand for Internet access, the delivery of audio and video over the Internet, video conferencing, online entertainment and other new bandwidth-intensive services. The infrastructure solutions for the new public network must also scale to accommodate thousands of users making simultaneous connections while delivering the reliability and quality of traditional circuit-based networks.

   Open Service Creation Architecture, Rapid Service Delivery. As competition increases, service providers must differentiate themselves by offering their customers not only traditional voice services but also enhanced, value-added services. An open architecture will allow service providers and third-party software companies to write applications, enabling the rapid creation and delivery of both traditional voice services as well as new value-added services and applications.

   Network-Based, Service-Enabling Applications. Service providers generate revenues by delivering communications services and features ranging from traditional call waiting and call forwarding to advanced applications such as unified messaging. Because price competition has driven down revenues generated by providing basic call services, service providers are seeking to increase revenues by delivering full-featured and competitive service offerings to their customers. The ability to quickly deploy new service applications is particularly important for emerging carriers that generally do not have the time or resources necessary to develop service applications in-house. Meanwhile, incumbent carriers will require traditional service applications to be readily available to ensure the seamless migration of their existing voice services to packet-based networks.

Convergent Networks' Solution

   We design, develop and market a new generation of switching equipment and software that enable communications service providers to deliver voice and data services over broadband networks.

   Our Cohesion product family consists of the following:
  .  ICS2000 Broadband Switch
  .  ICServiceWorks comprised of:
    .  ICSX Softswitch
    .  ICSG Signaling Gateway
    .  ICServiceWorks Application Modules
  .  ICView Network Management System


   [A graphic depiction of the ICView Management System appears here. A large rectangle labelled ICServiceWorks Service Creation Softswitch occupies the top half of the graphic.

   A cluster of three clouds appears to the right of the rectangle labelled ICS2000 Broadband Switch. The clouds are individually labelled Packet, Internet and Public Telephone Network, and are each connected by a solid line to the rectangle labelled ICS2000 Broadband Switch. The six smaller rectangles are arranged in two rows with four rectangles over two rectangles. The four top rectangles, from left to right, read as follows: ICService Works Class 5 Module; ICService Works Calling Card Module; ICService Works Unified Messaging Module; and ICService Works Future Application Module. These four rectangles are connected by dotted lines to another small rectangle labelled ICSX Softswitch located in the bottom center of the larger rectangle. The ICSX Softswitch rectangle is connected by a dotted line to another small rectangle labelled ICSG Signaling Gateway.

   A solid line extends downward from the ICSX Softswitch rectangle, crossing over the boundary of the large rectangle, and connects to a rectangle labelled ICS2000 Broadband Switch. This rectangle has four solid lines extending left to four small rectangles stacked vertically. The top rectangle is labelled Modem and is connected to the ICS2000 Broadband Switch by a line labelled ISDN PRI. The second rectangle is labelled Traditional Circuit Switch and is connected to the ICS2000 Broadband Switch by a line labelled Inter Machine Trunk, or IMT. The third rectangle is labelled Integrated Access Device and is connected to the ICS2000 Broadband Switch by a line labelled ATM or xDSL. The bottom rectangle is labelled Private Branch Exchange and is connected to the ICS2000 Broadband Switch by a line labelled ISDN PRI.]

   Our products can be offered together as an integrated solution or individually as elements of a multi-vendor solution. Our Cohesion family of products is designed to offer the following key advantages:

   Reliability and Voice Service Quality. Our products are designed for the stringent reliability and performance standards required by incumbent local exchange carriers, long distance carriers and competitive local exchange carriers. The ICS2000 is designed to support the same high level of voice quality over packet-based networks as is provided by today's circuit-based networks. The specific reliability capabilities include:

  . hardware designed and certified for Network Equipment Building Standards, or NEBS, Level 3 compliance;

  . full equipment redundancy, including hot standby for the common equipment and redundancy for network interfaces;

  . non-disruptive software upgrades, which allow software upgrades to be made while the switch is in use;

  . sophisticated network management and web-based configuration capabilities; and

  . a complete set of serviceability features and remote diagnostics designed to ease maintenance.

   Interoperability with Existing Infrastructure. Our products are designed to interface with existing circuit switches, supporting the switching of calls between broadband packet-based and traditional circuit-based networks. This allows service providers to migrate to the new public network while preserving their investment in traditional circuit-based networks. Our products are also designed to be fully compatible with all major voice and data networking standards and interfaces, including Signaling System 7 signaling protocol, asynchronous transfer mode data networking standards, voice coding standards and all widely deployed, high-speed interfaces.

   High Port Density and Efficient Space Usage. The cost-effectiveness of our broadband switching solution is realized through the lower central office space costs, lower power and cooling requirements, and reduced capital equipment investment required to deploy our solution as opposed to traditional circuit-based networks. Our ICS2000 broadband switch has been designed to handle high voice port density, particularly when compared to legacy circuit switches. The ICS2000 can switch up to 36,000 voice ports and three ICS2000's stacked in a standard telecommunications bay can switch up to 108,000 voice ports in a 24 x 24 inch footprint. This represents a fraction of the space needed for traditional circuit switches, allowing service providers to deploy our equipment in central office locations where space is limited and where traditional circuit switches may not be an option due to their expansive space requirements.

   Broadband Performance and Scalability. By leveraging a high-capacity packet switch architecture and call control software, the ICS2000 delivers high-performance switching of calls over broadband packet-based networks. Together, the ICS2000 and the ICSG signaling gateway can process up to 500,000 voice calls in one hour. To meet a service provider's expanding network demands, the solution can be scaled by aggregating up to 20 ICS2000s and connecting them to an asynchronous transfer mode core switch. The resulting virtual switch can support in excess of 300,000 voice ports and can process up to ten million voice calls in one hour. Additionally, a single redundant ICSG signaling gateway can support up to 20 geographically distributed ICS2000 switches, minimizing the need for multiple and costly Signaling System 7 signaling links for each switch.

   Open Architecture, Flexible Call Control and Service Creation. The ICServiceWorks software is designed to provide call control, Signaling System 7 signaling and an open service creation environment allowing third parties to create network-based service applications. Today, ICServiceWorks works with some switching products offered by Cisco and Lucent for service applications such as calling card services. Because ICServiceWorks will control and manage calls and services for the ICS2000 by using the industry standard

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

Media Gateway Control Protocol, or MGCP, future releases will be compatible with other vendors' switching equipment using this industry standard. Additionally, ICServiceWorks will include an application programming interface, allowing third parties to create new service applications, including end-user subscription services for businesses and consumers, as well as future advanced voice applications.

   Network-Based Service Applications. Our ICServiceWorks solution includes service-enabling applications such as prepaid and postpaid calling card services and unified messaging. Unified messaging provides capabilities for voicemail, interactive voice response, follow-me/find-me, voice recognition and text-to-speech. Our service-enabling applications allow our customers to differentiate their service offerings and generate increased revenues.

Convergent Networks' Strategy

   Our objective is to become a leading supplier of switching products that enable communications service providers to rapidly deliver voice and data services over packet-based networks. Our strategy to achieve this objective includes the following key elements:

 Leverage Our Solutions-Oriented Approach

   We intend to aggressively expand the market we serve by providing an integrated and open solution, which includes switching products, software that manages call switching and enables new services and applications, and network-based service applications. We believe that our solution will enable our customers to rapidly deploy next-generation networks and offer revenue-generating services. By providing an integrated product line, we are offering service providers a single vendor solution to their network requirements. In addition, we are developing our softswitch with an industry-standard interface, which will allow it to be used on other vendors' hardware. We intend to make available an application programming interface to encourage third-party development of new, network-based service applications. This strategy will allow service providers with existing circuit-switched equipment to migrate to next-generation networks, as well as enabling next-generation service providers to build new networks.

 Increase Our Customer Base Though Expanded Product Offerings

   We intend to continue to expand our product offerings to provide value-added network solutions to current and potential customers. Our Internet offload product routes modem calls from Internet users off of the circuit-switched network to packet-based networks, which saves expensive and overloaded circuit-based network and equipment resources. Our broadband network access product will enable service providers to deliver high-speed Internet access coupled with voice services over digital subscriber line or asynchronous transfer mode networks to small business and residential users. Our broadband trunking solution will allow service providers to expand and compete in the long distance market by switching voice and data traffic between local access networks over next-generation asynchronous transfer mode and Internet Protocol core backbone networks.

 Increase Our Global Sales and Marketing Capabilities

   We are rapidly expanding our sales, sales engineering and marketing personnel to increase our worldwide presence. We have recently opened regional sales offices and hired additional sales personnel in the United States to increase our direct sales force capabilities. We expect to continue to hire additional sales personnel and open new sales offices in the United States. Our recent acquisition of TCS has provided us with a sales office in the United Kingdom. We expect to increase our international presence by opening additional offices in Europe and Asia, and we plan to augment our direct sales force through international distribution partners. We also plan to expand our marketing efforts to build market awareness and acceptance of our company and our products, as well as to generate qualified customer leads.

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

 Deliver Superior Customer Service and Support

   Because our products are a critical element of our customers' networks, we will continue to seek to increase customer satisfaction and strengthen customer loyalty through our quality service offerings. We believe that delivering superior customer service and support is essential to winning and retaining business. We offer comprehensive customer service and support, including consulting, training, software upgrades, and 24 by 7 on-line and telephone support. We intend to continue improving our customer support services and devoting significant resources to our customers to help them fully utilize the benefits of our products.

 Pursue Strategic Alliances and Acquisitions

   We intend to expand our product offerings by aggressively pursuing strategic alliances with leading communications infrastructure providers that have complementary technology and products. These may include vendors of access equipment and customer premise equipment, as well as application development companies. Our intention is to provide greater value to our customers by providing solutions to their network issues and, if necessary, we will partner with other companies to provide the best result for our customers. We also intend to establish sales and distribution relationships with third parties that will resell, integrate or support our products. We will continue to participate in industry standards-making forums to ensure the long-term interoperability of our products with evolving industry standards. We also intend to selectively pursue acquisitions of companies or technologies that complement our product family and our business.

Products

   [A graphic depiction of Convergent Networks' Cohesion Product Family in the New Public Network appears here. In the center is a cloud labelled Packet Backbone. This cloud appears in front of a larger oval cloud. Below the Packet Backbone cloud appears an item labelled ICView. Appearing in clockwise order around the center cloud are depictions of the ICS2000, ICServiceWorks ICSG, ICServiceWorks ICSX, ICServiceWorks Applications Server and ICS2000, representing the family of Convergent Networks' Cohesion products. Each of these items is connected by a solid line to the center cloud.

   In the upper right corner of the graphic is a small cloud labelled Public Telephone Network which is connected to the ICS2000. To the right of the Public Telephone Network cloud is a telephone and a workstation. In the lower right corner of the graphic is a small oval labelled ATM which is connected by a solid line to the ICS2000. Within that oval is a telephone, a workstation and modem representing peripheral equipment using ATM interfaces.

   In the upper left corner of the graphic appears a cloud within an oval labelled Internet Service Provider which is also connected by a solid line to the ICS2000. In the lower left corner of the graphic, is an oval which is also connected by a solid line to the ICS2000. Within that oval is a telephone, a workstation and a modem, representing peripheral equipment using xDSL interfaces.

   Above the depiction labelled ICServiceWorks ICSG, connected by a solid line, is an oval cloud labelled SS7.]

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

 ICS2000 Broadband Switch

   The ICS2000 broadband switch is designed to enable voice traffic to be transported over broadband packet-based networks. Today, the ICS2000 supports both circuit-based and asynchronous transfer mode packet-based interfaces, and is designed to support Internet Protocol packet-based interfaces, which will be available in a future release. The ICS2000 consists of a single chassis, designed specifically for service providers' central offices, with 20 slots and a 10 Gigabit packet switch architecture, which is configured as two 5 Gigabit redundant switches. The switch architecture provides dedicated bandwidth to each slot. Two of the slots are dedicated to the redundant switching architecture and control processor, while the remaining 18 slots are available for DS3, OC-3 or OC-12 interfaces, as well as new feature modules. The new feature modules which will be supported will provide additional value-added functions, including high-density asynchronous transfer mode user switching, echo cancellation conforming to the latest G.168 standard, G.711 and G.726 voice compression and full tone generation and detection capabilities. The ICS2000 can be initially deployed with only two slots occupied and capacity and features can be added by inserting additional cards into the open slots, providing a flexible solution for next-generation network developers. A single ICS2000 can switch up to 36,000 voice ports and three ICS2000s stacked in a telecommunications bay can switch up to 108,000 voice ports in a 24 x 24 inch footprint. Up to 20 geographically distributed ICS2000s can also be linked together to provide a scalable solution for service providers managing heavy network demands.

   The ICS2000 is designed to provide network-level reliability and has received full Network Equipment Building Standards Level 3 certification. The ICS2000 also supports optional full redundancy, including hot standby for the common equipment, redundancy for the network interfaces and new feature modules. All optical interfaces support Automatic Protection Switching for increased resiliency, and the system is designed to support non-disruptive upgrades to the software.

   In the current version of the ICS2000, voice calls are controlled and managed using software technology that resides in the ICS2000 and the ICSG. With the addition of the industry-standard Media Gateway Control Protocol, or MGCP, protocol, future releases of the ICS2000 will be controlled by the ICServiceWorks MGCP-based ICSX softswitch, as well as any MGCP-compliant softswitch offered by other vendors.

 ICServiceWorks Service Creation Softswitch

   ICServiceWorks is a software product that controls and manages voice calls in packet-based networks. Today, the ICServiceWorks ICSG Signaling System 7 signaling software works in conjunction with the ICS2000's call control functionality to provide a cost-effective Signaling System 7 signaling solution to interconnect the traditional public telephone network with a network of ICS2000 switches, allowing service providers to preserve their existing infrastructure investment and offer a range of traditional network services, such as 800 number lookup and local number portability, in a packet-based voice network. With the addition of industry-standard MGCP protocol, future releases of ICServiceWorks will control and manage calls for the ICS2000, and will allow network-based service applications, such as traditional custom calling features as well as enhanced applications, including unified messaging and calling card services, to be supported in an ICS2000 network. Additionally, future releases of ICServiceWorks will include an application programming interface that will enable the rapid delivery of additional advanced services by next-generation service providers.

   Today, the ICServiceWorks ICSX softswitch is compatible with some switching products offered by Cisco and Lucent for service applications such as calling card services. With the introduction of MGCP, future releases will also be compatible with other vendors' switching equipment using this industry standard.

 ICView Network Management System

   ICView is a suite of management tools for element management, billing and subscriber management. ICView provides a Java-based network manager with service provisioning capabilities that can be accessed anywhere in the network via a web browser. ICView allows network managers to monitor and control their deployed ICS2000s and can remotely manage fault, configuration, asset, performance and security functions. ICView presents information critical to business and operational decisions by collecting and analyzing alarms and statistics on circuit-based and packet-based networks, and by processing call traffic for both real-time and historical reporting. It also simplifies configuration by providing automated tools to help network managers make changes and backups from a central location. The system also interfaces with service providers' billing systems.

Customers

   Our target customers include both new and established communications service providers, including local exchange carriers, long distance carriers, operators of foreign telephone networks and Internet service providers. As of September 30, 2000, we had recognized revenues from the following customers:

  .  BT



  .  Global NAPs

  .  Missouri Telecom



   For the nine months ended September 30, 2000, Global NAPs, an affiliate of which owns approximately 1% of our capital stock, accounted for approximately 73% of our revenues and BT accounted for approximately 22% of our revenues.

   In addition, we shipped products under signed purchase orders to several additional companies, including Broadwing and Focal Communications, subject to acceptance testing.

Sales and Marketing

   We sell and market our products through a direct sales force made up of sales professionals with experience in selling network equipment to communications service providers. In addition, we intend to establish a strategic distribution relationship with a global technology partner to provide sales and support of our products and services outside of the United States, in order to better serve customers in specific geographic regions.

   We maintain 13 sales offices; 12 in the United States and one in the United Kingdom. Our direct sales account managers are responsible for a market on primarily a geographic basis and work as a team with a dedicated system engineer. Our system engineers consult with and assist our customers in deploying our products and identifying features required for specific applications. We believe that through this direct interaction we can more fully understand the business models and product requirements of our customers.

   We have a number of marketing programs to drive demand for our products in broadband packet-based network applications. These programs include comprehensive sales tools, pricing strategies, sales training, competitive information, product collateral, application notes, customer deployment information and customer support programs. We work actively with major industry publications and industry analysts to help educate service providers on the benefits of broadband packet-based network technology. In addition, we participate in and monitor the activities of industry consortiums and standards organizations, including the Internet Engineering Task Force, the International Telecommunications Union, the ATM Forum, the DSL Forum, the International Softswitch Consortium and the Optical Domain Service Interconnect.

Customer Service and Support

   We are committed to delivering the products and resources that will contribute to the growth and success of our customers' businesses. We offer customer support and professional services delivered by a team of support experts. We have established a technical assistance center at our worldwide headquarters in Lowell, Massachusetts, which supports our customers 24 hours a day, seven days a week. We believe that our customer service and support offerings help ensure a customer's success with our products. As of September 30, 2000,

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


we employed 31 people in our customer service and support organization. To complement our internal customer service organization, we plan to enter into a global service and support arrangement for our products with one or more independent service providers.

   Our customers can purchase contractual support and services to gain access to software and hardware services, training services and installation services. Software and hardware service contracts provide extended coverage beyond the end of the standard warranty periods, customer access to new releases of previously licensed software features, and alternatives regarding advanced replacement or return to factory for hardware repair. Training services offer training for installation, operations and maintenance personnel.

Research and Development

   Our future success depends on our ability to increase the performance of our products, to develop and introduce new products and product enhancements and to effectively respond to our customers' changing needs. Our research and development team is primarily responsible for, and is currently working on, meeting these objectives. We have made, and will continue to make, a substantial investment in research and development. Research and development expenses were $13.1 million for 1999 and $9.3 million for the nine months ended September 30, 2000. To meet customer demand for products that support a full range of voice and data networking standards and interfaces, we intend to develop our ICS2000 switch to support the delivery of voice traffic over networks based on Internet Protocol and other protocols used in countries outside of the United States. We are also developing features for our ICServiceWorks product to enable our customers to offer new value-added voice services. We conduct our research and development at facilities in Lowell, Massachusetts and Sunrise, Florida.

Manufacturing

   We maintain only limited in-house manufacturing capability for final system integration and testing of our products. Our internal manufacturing expertise is focused on product design for testability, design for manufacturability and the transfer of products from development to manufacturing.

   We have established a contract manufacturing relationship with ACT Manufacturing. Using a contract manufacturer allows us to reduce our capital expenditures, achieve purchasing economies of scale and reduce inventory warehousing. Under our manufacturing services agreement with ACT, ACT manufactures our ICS2000 broadband switch and provides related services to us. This agreement is for an initial one-year term and automatically renews at the end of the term for additional one-year terms. At any time after the initial term, either party can terminate the agreement on 180 days' prior notice. Other manufacturers, including Celestica, Sanmina and SMTC, manufacture sub-assemblies and other components of our products on a purchase order basis. If ACT or any other contract manufacturer fails to make timely delivery of products or key sub-assemblies or components, our ability to make timely product deliveries may be disrupted.

   We currently purchase several key components of our products from single or limited sources, including semiconductors from Lattice Semiconductor, Lucent, Mitel, PMC-Sierra and Texas Instruments. We purchase these components on a purchase order basis. In the past, there have been shortages of individual components from time to time. For example, we have experienced shortages in flash memory chips, which required us to hold excess inventory of these components to avoid disruption to our manufacturing process. Shortages of flash memory chips and other components are likely to occur in the future. To the extent shortages occur in the future, we may again be required to hold excess inventory or our ability to manufacture our products could be disrupted.

Competition

   The market for voice switching equipment and software for the new public network is intensely competitive, subject to rapid technological changes and significantly affected by new product introductions and other market activities. We encounter strong competition from large suppliers, such as Cisco, Lucent and

Nortel, who offer a broad range of products across multiple service areas, are substantially larger than we are and have significantly greater financial, sales, marketing, distribution, technical, manufacturing and other resources. This makes them better positioned to acquire other companies, thereby obtaining new technologies or products that may displace our product lines. We also compete with Sonus Networks in the next-generation voice switching market, and several other companies in the same market. We also compete with single product companies which offer or will offer solutions that compete with one of our product areas. In the future, we expect that additional companies will enter the market with competitive solutions.

   Our products compete with traditional circuit-switch network products sold by established manufacturers, including Lucent and Nortel. We believe that our products compete with circuit-switch products based on the following principal factors:

  . higher voice port density, which reduces floor space requirements for equipment;

  . ability to more rapidly develop network-based services and features using our products;

  . the lower cost of the initial investment required to install our products and lower cost of operating our products; and

  . interoperability with both traditional circuit-switch networks and packet-based networks.

   Our products also compete with Cisco and other providers of packet-based network equipment. We believe that our products compete with Cisco and other packet-based network equipment providers on the following factors:

  .  performance, reliability and quality of our products;

  .  scalability to support additional simultaneous voice calls;

  .  support of multiple voice and data networking standards and interfaces;
     and

  .  support of communications services-enabling applications.

   Nonetheless, our products may not compete effectively with the current or future products of our competitors. In addition, we believe that a knowledge of the network infrastructure requirements applicable to communications service providers, experience in working with service providers to develop new services for their customers, and an ability to provide vendor-sponsored financing are important competitive factors in our market. While we believe that we have significant knowledge of infrastructure requirements and experience relating to developing new services, we do not currently have the ability to provide vendor-sponsored financing. This may influence the purchasing decisions of prospective customers, who may decide to purchase products from our competitors that offer vendor financing.

Intellectual Property

   Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology. We rely on a combination of trademark, copyright and trade secret laws, employee and third-party nondisclosure agreements and licensing arrangements to protect our intellectual property. These legal protections afford only limited protection for our technology. We cannot assure you that others will not develop technologies that are similar or superior to our technology. We have applied for federal trademark registration of Cohesion, Convergent Networks, ICS, ICServiceWorks, ICSG, ICSX, ICView and The Voice of Broadband Networking. We also claim common law protections for other marks we use in our business. We have received a notice from another company with a similar name demanding that we change our name. We may not be able to continue using our name and our trademark applications may not be granted.

   To date, we have one issued patent and two patent applications pending in the United States. Additionally, we have several related non-U.S. patent applications pending, relating to the design and operation of our products. Our pending patent applications may not result in the issuance of any patents. If any patent is issued, it may be invalidated or circumvented or may otherwise fail to provide us with any meaningful protection. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes any patents held by third parties. If we were to discover that any of our products violated the intellectual property rights of a third party, we might be unable to redesign our product to avoid violating their rights, and we might be unable to obtain a license on commercially reasonable terms to use the third-party intellectual property. In addition, we might be prevented from continuing to sell that product, which could cause us to lose sales.

   We have incorporated third-party licensed technology into our current products. From time to time, we may be required to license additional technology from third parties to develop new products or product enhancements. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. For example, we license Signaling System 7 technology, which is an important part of our ICS2000 switch, from Ulticom under an agreement which Ulticom may terminate on July 23, 2002. If Ulticom terminates this license, or if we are unable to maintain or renew other third-party licenses of technology required in our products, our business and our operating results may be harmed. In addition, if we are unable to obtain any new third-party licenses to develop new products and product enhancements, we could be required to obtain substitute technology of lower quality or performance standards or at greater cost, which could delay or prevent us from making these products or enhancements.

Employees

   As of September 30, 2000, we had a total of 241 employees. Of the total, 115 were in research and development, 45 in sales and marketing, 31 in customer support and professional services, 20 in manufacturing and 30 in finance and administration. None of our employees is subject to a collective bargaining agreement and we believe that our relations with our employees are good.

Facilities

   We are headquartered in Lowell, Massachusetts where we lease approximately 72,000 square feet under a lease which expires in August 2006. We also lease approximately 24,090 square feet in Sunrise, Florida under a sublease which expires in January 2004. We also lease approximately 9,680 square feet in Fort Lauderdale, Florida under a lease which expires in July 2003. We intend to sublease to a third party the Fort Lauderdale premises as soon as we locate a subtenant. We believe our current facilities will be adequate to meet our near-term space requirements.

Legal Proceedings

   On May 27, 1999, MCIWorldcom filed a lawsuit in the Circuit Court of the 17th Judicial Circuit in the State of Florida alleging breach of contract and unjust enrichment by Technology Control Services and breach of guaranty by its parent company Hemisphere Investments. On July 31, 2000, we acquired Hemisphere and its wholly owned subsidiaries, including Technology Control Services, collectively TCS. MCI alleges that TCS breached two contracts and was unjustly enriched by failing to pay for telecommunications services allegedly rendered by MCI in connection with TCS' discontinued business of the resale of voice traffic. MCI is seeking up to $3,227,487 in damages, as well as costs and attorneys' fees. We intend to defend ourselves vigorously against MCI's claim. TCS has also filed counter-claims against MCI for breach of contract and intentional interference with business relationships for an unspecified sum. However, there can be no assurance that we will be successful in the defense of this litigation. We may consider settlement due to the costs and uncertainties associated with litigation in general, and the diversion of the time and attention of some members of our management. In connection with our acquisition of TCS, fifteen percent of the shares of our common stock issued to stockholders of TCS have been held in escrow to secure specified indemnification obligations of TCS and its stockholders, including any damages we might incur as a result of the MCI litigation.

   From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   Our executive officers, directors and key employees and their respective ages and positions as of September 30, 2000, are as follows:

              Name               Age                    Position
              ----               ---                    --------
John C. Thibault................  46 Chairman of the Board, President and Chief
                                     Executive Officer and Director
Bing Yang.......................  38 Senior Vice President and Chief Technology
                                     Officer and Director
Pamela F. Lenehan...............  48 Vice President and Chief Financial Officer
Sally J. Bament.................  38 Vice President, Marketing
Brian R. Fitzgerald.............  40 Vice President, Worldwide Sales
Kenneth MacLure.................  42 Vice President, Operations
Ronald J. Rando.................  56 Vice President, Worldwide Customer Support
Todd A. Dagres (1)(2)...........  40 Director
David E. Schantz (2)............  34 Director
William E. Foster (1)(2)........  56 Director

---------------------
(1) Member of the compensation committee.
(2) Member of the audit committee.

   John C. Thibault has served as our President and Chief Executive Officer, Chairman of the Board of Directors and a Director since February 2000. Mr. Thibault served as Senior Vice President for the Applications Technology Group of Cisco Systems, a provider of networking solutions, delivering customer contact software solutions for enterprise and service provider environments from June 1999 to December 1999. Before joining Cisco, Mr. Thibault was President and Chief Executive Officer of GeoTel Communications, a provider of software solutions for distributed voice call centers for enterprise and service provider customers, from December 1993 to June 1999 when GeoTel was acquired by Cisco Systems. Before founding GeoTel Communications, Mr. Thibault served as President and Chief Executive Officer of Coral Network, which designed, developed and marketed a backbone router for enterprise network applications, from 1991 to 1993. He was Senior Vice President and General Manager of the Codex division of Motorola, a provider of integrated communications solutions and embedded electronic solutions, from 1988 to 1991. Mr. Thibault was at Wang Laboratories, a global network and desktop integrating and services company, from 1975 to 1988.

   Bing Yang co-founded Convergent Networks in May 1998 after serving more than 14 years in the data communication and telecommunications industries. Most recently, Mr. Yang served as Vice President of Engineering and Technology at XCOM Technology, a New England-based communications service provider, from January 1998 to May 1998, where he developed the company's Internet Signaling System 7 gateway product. He founded Cadia Networks, a manufacturer of asynchronous transfer mode access equipment, which was later acquired by FORE Systems, a manufacturer of asynchronous transfer mode access and switching equipment, where he managed system development for the company's multi-service asynchronous transfer mode access solution from March 1996 to January 1998. Mr. Yang worked from 1994 to March 1996 at Cascade Communications, a manufacturer of carrier frame relay and asynchronous transfer mode switching equipment, where he was responsible for asynchronous transfer mode switch development, and at Cabletron Systems, a manufacturer of data networking products and services, from March 1991 to April 1994, where he managed an application-specific integrated circuit design team for next-generation hub development.

   Pamela F. Lenehan has served as our Vice President and Chief Financial Officer since March 2000. Prior to joining Convergent Networks, Ms. Lenehan served as Senior Vice President, Corporate Development and Treasurer for Oak Industries, a manufacturer of highly engineered communications components, from February 1995 until Oak Industries' acquisition by Corning, a manufacturer of fiber optic cable and components, in January 2000. Previously, Ms. Lenehan was at Credit Suisse First Boston from June 1981 to December 1994, most recently as Managing Director, Investment Banking, where she handled equity and debt financings and mergers and acquisitions for technology companies. Before joining Credit Suisse First Boston, Ms. Lenehan served as a lending officer at the Chase Manhattan Bank from 1974 to 1981.

   Sally J. Bament has served as our Vice President, Marketing since February 1999. From June 1994 to February 1999, Ms. Bament was at Bay Networks, now Nortel Networks, a provider of telephone, data and wireless wireline solutions for the Internet, most recently as Vice President of Product Management, where she was responsible for establishing strategic direction and executing short- and long-term product plans for the company's routing products divisions. From June 1991 to June 1994, she was Director of Marketing at Coral Network, which was later acquired by Synoptics, a manufacturer of enterprise local area network equipment. Ms. Bament spent four years from September 1987 to June 1991 with Motorola, with senior product management and marketing responsibilities for the company's asynchronous transfer mode and frame relay products. She was with British Petroleum from 1983 to 1987, in both London and New York, where she worked as a software engineer in data networking.

   Brian R. Fitzgerald has served as our Vice President, Worldwide Sales since May 2000. From March 1997 to May 2000 he was at Lucent Technologies, a provider of communications systems, products, technologies and support, most recently as Senior Director of Global Accounts, with responsibility for sales and systems engineering teams for enterprise internetworking systems. Prior to that, he was Senior Director of Original Equipment Manufacturers Sales for Agile Networks, a division of Lucent, where he managed the worldwide original equipment manufacturers sales organization. Mr. Fitzgerald also held several senior-level sales positions with Racal Data Group, a manufacturer of telecommunications equipment, from March 1990 to March 1997, including Vice President of Original Equipment Manufacturers Sales. From 1982 to February 1990, he held various sales positions with Digital Communications Associates, a manufacturer of data communications equipment, Exxon Office Systems, a manufacturer of word processing office equipment, and Procter & Gamble, a provider of consumer products and services.

   Kenneth MacLure has served as our Vice President, Operations since September 1998. Prior to that, from November 1997 to August 1998, Mr. MacLure was Director of Manufacturing at Aptis Communications, a manufacturer of an access switch designed for network service providers, which was acquired by Nortel Networks. From 1994 to October 1997, he was Director of Operations Technology at Cascade Communications. From 1991 to 1994, Mr. MacLure was Manager of Operations at Supernetics, a startup manufacturer of integrated services digital network products. Prior to that, Mr. MacLure spent 13 years at Motorola in various engineering positions for wide area network, local area network and wireless technologies.

   Ronald J. Rando has served as our Vice President, Worldwide Customer Support since August 2000. From December 1998 to August 2000, Mr. Rando was Vice President Global Service and Support at Cabletron Systems. From December 1996 to December 1998, Mr. Rando was Vice President, Customer Services of the Computer Systems Division of NEC, a provider of information and communications systems and equipment. From 1994 to December 1996 and from 1974 to 1984, Mr. Rando held various management positions at Digital Equipment Corporation, a supplier of high performance web-based computing solutions, most recently Vice President, Americas' Customer Service and Support, Personal Computer Business Unit.

   Todd A. Dagres has served on our board of directors since May 1998. Mr. Dagres is a General Partner of Battery Ventures, a venture capital firm, which he joined in August 1995. From 1994 to August 1995, he worked at Montgomery Securities, where he was a Principal and Senior Technology Analyst focusing on the networking industry. Prior to Montgomery, he was a Senior Technology Analyst and Vice President of a division of Smith Barney. Mr. Dagres also held positions as Vice President of Communications Research at The Yankee Group, a provider of industry analysis and research, and Business Development Manager for Networking at Digital Equipment Corporation. Mr. Dagres serves on the boards of directors of Akamai Technologies, Edgix, Equipe Communications, Focal Communications, Inventa, Predictive Networks and RiverDelta Networks.

   David E. Schantz has served on our board of directors since May 1998. Mr. Schantz is a General Partner of Matrix Partners, a venture capital firm, which he joined in January 1998. From June 1996 to January 1998, he was Director of Product Management and Marketing and was a member of the founding team at Cadia Networks, which was acquired by FORE Systems. Prior to that, Mr. Schantz served as Product Line Manager of the Service Provider Products Division at Bay Networks, now Nortel Networks, from 1993 to June 1996. He was a member of the Technical Staff and a Product Manager in the Data Communications Business Unit at AT&T Bell Laboratories, a systems and technology research and development company, which is now Lucent, from 1988 to 1993. Mr. Schantz serves on the boards of directors of Airvana, Appian Communications, Cereva Networks, Crossbeam Systems, Sandburst and Silverback Technologies.

   William E. Foster has served on our board of directors since August 2000. Mr. Foster has over 17 years of experience in the computer and telecommunications industries. Mr. Foster co-founded Stratus Computer, a designer of fault-tolerant computer systems for online transaction processing and communications controls, and served as Chief Executive Officer from 1980 to May 1997 and as Chairman from 1980 to October 1998 when Stratus Computer was acquired by Ascend Communications, a manufacturer of telecommunications equipment, which was subsequently acquired by Lucent. Prior to that time, Mr. Foster spent 14 years in the computer industry at Data General as Vice President of Software, and at Hewlett-Packard, where he held several management and technical positions. Mr. Foster is currently a private investor and serves on the board of directors of Natural MicroSystems.

Executive Officers

   Each officer serves at the discretion of our board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Election of Directors

   Following this offering, the board of directors will be divided into three classes, with members of each class serving for a staggered three-year term. Messrs. Schantz and Thibault will serve in the class whose term expires in 2001, Messrs. Foster and Yang will serve in the class whose term expires in 2002, and Mr. Dagres will serve in the class whose term expires in 2003. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

Compensation of Directors

   We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. On August 28, 2000, we granted an option to purchase 200,000 shares of common stock at an exercise price of $10.00 per share to Mr. Foster. Twenty-five percent of the shares subject to the option vest on August 28, 2001, and the remaining shares vest evenly over the next 12 quarters.

Board Committees

   The board of directors has established a compensation committee and an audit committee. The compensation committee, which consists of Messrs. Dagres and Foster, reviews executive salaries, administers bonuses, incentive compensation and stock plans, and approves the salaries and other benefits of our executive officers. In addition, the compensation committee consults with our management regarding our benefit plans and compensation policies and practices.

   The audit committee, which consists of Messrs. Dagres, Foster and Schantz, reviews the professional services provided by our independent accountants, the independence of our accountants, our annual financial statements and our system of internal accounting controls. The audit committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

Compensation Committee Interlocks and Insider Participation

   Messrs. Dagres and Foster are the members of our compensation committee. Neither Mr. Dagres nor Mr. Foster is an executive officer of Convergent Networks, nor has either received any compensation from us within the last two years other than in his capacity as a director. Mr. Thibault served on the compensation committee from February 2000 until September 2000. From January 1999 through April 1999, Mr. Yang served on the compensation committee. Messrs. Thibault and Yang did not participate in deliberations regarding their own compensation. No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other company, and no such interlocking relationships have existed in the past.

Executive Compensation

   The following table sets forth the total compensation paid or accrued for the fiscal year ended December 31, 1999 for Messrs. Karl May, our former President and Chief Executive Officer, Bing Yang, Hwang-Ruey Wang, Sally J. Bament and Kenneth MacLure, who were the only executive officers whose salary and bonus for the fiscal year were in excess of $100,000. We refer to all of these officers collectively as our "named executive officers."

                           Summary Compensation Table

                                                                 Long-Term
                               Annual Compensation             Compensation
                           ------------------------------  ---------------------
                                                           Restricted Securities
    Name and Principal                       Other Annual    Stock    Underlying
         Position           Salary     Bonus Compensation    Awards    Options
    ------------------     --------    ----- ------------  ---------- ----------
Bing Yang................. $141,019     --          --         --(2)       --
 President, Executive Vice
  President and Chief
  Technical Officer(1)

Hwang-Ruey Wang...........  158,467(3)  --          --         --(2)       --
 Vice President,
  Engineering

Sally J. Bament...........  134,344     --          --         --(4)       --
 Vice President, Marketing

Kenneth MacLure...........  102,060     --          --         --(5)    20,000
 Vice President,
  Operations
Karl May..................  105,942     --     $121,875(7)     --(8)       --
 Former Chief Executive
  Officer and President(6)

---------------------

(1) Mr. Yang served as our President from January 1, 1999 to March 22, 1999 and from November 5, 1999 through January 31, 2000. Mr. Yang served as our Executive Vice President and Chief Technical Officer from April 10, 1999 through April 13, 2000, and since that time has been our Senior Vice President and Chief Technical Officer.

(2) The officer held 1,397,000 shares of restricted stock at December 31, 1999 worth an aggregate of $22,352,000 based on an assumed initial public offering price of $16.00 per share. A total of 2,540,000 shares of restricted stock were originally granted to the officer, of which 508,000 shares vested on July 14, 1998 and 127,000 shares vest at the end of each three-month period thereafter. For details relating to changes to the vesting schedule in the event of an acquisition of our company, see "Related Party Transactions." We do not intend to pay dividends on these shares.

(3) Includes payments in the amount of $18,038 related to relocation expenses reported as income to Mr. Wang.

(4) Ms. Bament held 640,000 shares of restricted stock at December 31, 1999 worth an aggregate of $10,240,000 based on an assumed initial public offering price of $16.00 per share. A total of 640,000 shares of restricted stock were originally granted to Ms. Bament, of which 128,000 shares vested on February 17, 2000 and 32,000 shares vest at the end of each three-month period thereafter. For details relating to changes to the vesting schedule upon our change of control, see "--Agreements with Executive Officers." We do not intend to pay dividends on these shares.

(5) Mr. MacLure held 120,800 shares of restricted stock at December 31, 1999 worth an aggregate of $1,932,800 based on an assumed initial public offering price of $16.00 per share. Mr. MacLure was originally granted a total of 126,000 shares of restricted stock, of which 25,200 shares vested on October 5, 1999 and 6,300 shares vest at the end of each three-month period thereafter. Mr. MacLure was granted an additional 20,000 shares of restricted stock, of which 4,000 shares vested on June 29, 2000 and 1,000 shares vest on a quarterly basis thereafter. For details relating to changes to the vesting schedules upon our change of control, see "-- Agreements with Executive Officers." We do not intend to pay dividends on these shares.

(6) Mr. May was appointed our President and Chief Executive Officer on March 22, 1999 and ceased to be our Chief Executive Officer and President as of November 5, 1999.

(7) Consists of $100,000, which represents the difference between the fair market value, as determined by us, of the 100,000 shares of Series A convertible preferred stock that Mr. May purchased from us in March 1999 and the price paid for these shares, and a severance payment of $21,875 in connection with the termination of Mr. May's employment with us.

(8) Upon termination of Mr. May's employment, we repurchased 2,032,000 shares of common stock at a purchase price of $0.05 per share, the original purchase price per share paid by Mr. May.

Option Grants in Last Fiscal Year

   The following table provides information concerning grants of options to purchase shares of our common stock made during the fiscal year ended December 31, 1999 to each of the named executive officers. These options vest over a five-year period as to 20% of the total number of shares on the first anniversary of the date of grant and as to 5% of the total number of shares every three months thereafter. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant, as determined by our board of directors.

   The potential realizable values are calculated based on the assumption that the price of our common stock will appreciate from an assumed initial public offering price of $16.00 at the compounded annual rate shown from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future price growth of shares of our common stock.

                                      Individual Grants
                         --------------------------------------------
                                                                      Potential Realizable
                         Number of   % of Total                         Value at Assumed
                         Securities   Options    Exercise             Annual Rates of Stock
                         Underlying  Granted to   or Base              Price Appreciation
                          Options   Employees in   Price   Expiration    for Option Term
Name                      Granted   Fiscal Year  Per Share    Date        5%        10%
----                     ---------- ------------ --------- ---------- ---------- ----------
Bing Yang...............      --        --           --         --           --         --
Hwang-Ruey Wang.........      --        --           --         --           --         --
Sally J. Bament.........      --        --           --         --           --         --
Kenneth MacLure.........   20,000       0.6%       $0.25    6/29/09     $516,246   $824,998
Karl May................      --        --           --         --           --         --

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

   The following table sets forth information regarding the exercise of options to purchase common stock by our named executive officers during fiscal 1999 and the number and value of unexercised stock options held as of December 31, 1999 by each of these executive officers. The values set forth below have been calculated based on an assumed initial public offering price of $16.00 per share, less the applicable per share exercise price, multiplied by the number of shares issued or issuable upon exercise of the option. During fiscal 1999, no stock appreciation rights were granted or outstanding.

                                                 Number of Securities
                                                Underlying Unexercised   Value of Unexercised In-
                                                Options at Fiscal Year-    the-Money Options at
                         Securities                       End                 Fiscal Year-End
                          Acquired     Value   ------------------------- -------------------------
                         on Exercise  Realized Exercisable Unexercisable Exercisable Unexercisable
                         -----------  -------- ----------- ------------- ----------- -------------
Bing Yang...............      --           --      --           --           --           --
Hwang-Ruey Wang.........      --           --      --           --           --           --
Sally J. Bament.........      --           --      --           --           --           --
Kenneth MacLure.........   20,000(1)  $315,000     --           --           --           --
Karl May................      --           --      --           --           --           --

---------------------
(1) As of December 31, 1999, the shares remained subject to repurchase.

Employee Benefit Plans

 2000 Stock Incentive Plan

   Our 2000 stock incentive plan was adopted by our board of directors in September 2000, subject to stockholder approval. The 2000 stock incentive plan authorizes the issuance of up to a total of 10,000,000 shares of common stock to eligible employees, plus an annual increase of shares beginning in 2001 and ending in 2010 equal to the lesser of:

  .15,000,000 shares;

  .4% of the outstanding shares of our common stock on the date of the increase; or

  .an amount determined by the board.

   As of September 30, 2000, there were no outstanding options to purchase shares of common stock under this plan.

   The 2000 stock incentive plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards. Our employees, officers, directors, consultants and advisors and those of our subsidiaries are eligible to receive awards under the 2000 stock incentive plan. Under present law, however, incentive stock options may be granted only to employees. Under the 2000 stock incentive plan, no participant may receive an award for more than 1,000,000 shares, subject to adjustment in the event of stock splits and other similar events, in any calendar year.

   Optionees may pay the exercise price of their options by cash, check or delivery of shares of our common stock owned by the optionee for at least six months prior to their delivery, valued at their fair market value as determined by our board of directors. Our board of directors, in its discretion, may permit payment of the option exercise price by delivery of an irrevocable undertaking by a creditworthy broker, delivery by the optionee of a copy of irrevocable instructions to a creditworthy broker, delivery of a promissory note of the option holder, payment of other lawful consideration, or any combination of the permitted forms of payment.

   Our board of directors administers the 2000 stock incentive plan. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 stock incentive plan and to interpret its provisions. Our board may delegate authority under the 2000 stock incentive plan to one or more of its committees and, subject to various limitations, to one or more of our executive officers. Our board of directors has authorized the compensation committee to administer the 2000 stock incentive plan, including the granting of options to our executive officers. Subject to any applicable limitations contained in the 2000 stock incentive plan, our board of directors, our compensation committee or any other committee or executive officer to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

  . the number of shares of common stock covered by options and the dates upon which the options become exercisable;

  .  the duration of options;

  .  the exercise price of options; and

  . the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of the awards, including the conditions for repurchase, issue price and repurchase price.

   Our board of directors may at any time provide for the acceleration of the vesting of any options, the removal of restrictions on any restricted stock awards and the acceleration of the vesting of or the removal of restrictions on any other stock-based awards, as the case may be.

   For purposes of the 2000 stock incentive plan, a reorganization event means a merger, consolidation or share exchange transaction, and a change in control event means:

  .  the acquisition of 50% or more of either:

    .  the outstanding shares of our common stock; or

    . the voting power of our outstanding securities entitled to vote in the election of our directors;

  . the consummation of a merger, consolidation, reorganization, recapitalization or share exchange, unless specified conditions are satisfied; or

  .  the sale of all our assets, unless specified conditions are satisfied.

   In the event of a reorganization event that is not also a change in control event, our board of directors shall provide that all outstanding options under this plan be assumed or substituted for by the acquiror. If the acquiror does not agree to this assumption or substitution, then all outstanding options will become exercisable in full.

  In the event of a reorganization event that is also a change in control event, options shall accelerate in an amount equal to not more than 30% of the number of shares originally subject to option, with the remaining unvested shares to vest in accordance with the original vesting schedule. If the acquiror does not agree to assume or substitute for all unexercised options, all unexercised options will become exercisable in full.


   In the event of a change in control event that is not also a reorganization event, options shall accelerate in an amount equal to not more than 30% of the number of shares originally subject to option, with the remaining unvested shares to vest in accordance with the original vesting schedule.

   In the event of a reorganization event that is not a change in control event, our rights under outstanding restricted stock awards shall inure to the benefit of our successor. In the event of a change in control event, the vesting schedule of all outstanding restricted stock awards shall be accelerated so that an amount equal to no more than 30% of the number of shares originally subject to restriction shall immediately become free from conditions, with the remaining unvested shares to become free from conditions in accordance with the original vesting schedule.

   The board of directors may amend, suspend or terminate the 2000 stock incentive plan or any portion thereof at any time, except that, no award granted after an amendment to the 2000 stock incentive plan and designated as subject to Section 162(m) of the Internal Revenue Code by our board of directors shall become exercisable, realizable or vested, to the extent an amendment was required to grant an award, unless and until an amendment is approved by our stockholders.

 2000 Employee Stock Purchase Plan

   Our 2000 employee stock purchase plan was adopted by our board of directors in September 2000, subject to stockholder approval. The 2000 employee stock purchase plan authorizes the issuance to participating employees of up to a total of 5,000,000 shares of common stock.

   All of our employees, whose customary employment is more than 20 hours per week, including our directors who are employees, and all employees of any participating subsidiaries, are eligible to participate in the 2000 employee stock purchase plan. Employees who would immediately after the grant own five percent or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate. As of September 30, 2000, approximately 238 of our employees were eligible to participate in the 2000 employee stock purchase plan.

   On the first day of a designated payroll deduction period, the offering period, we will grant to each eligible employee who has elected to participate in the 2000 employee stock purchase plan an option to purchase shares of common stock as follows: the employee may authorize up to 10% of his or her base pay to be deducted by us from his or her base pay during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the 2000 employee stock purchase plan, the option price is an amount equal to 85% of the average market price per share of the common stock on either the first day or the last day of the offering period, whichever is lower. In no event may an employee purchase in any one offering period a number of shares which exceeds the number of shares determined by dividing the product of the number of full months in the offering period and $2,083 by the closing market price of a share of common stock on the commencement date of the offering period or another lower number as may be determined by the board prior to the commencement date of the offering period. Under current federal tax law, an employee may not purchase more than $25,000 of stock per year, based on the fair market value of the stock at the start of the purchase period, under a tax-advantaged employee stock purchase plan. The compensation committee may, in its discretion, choose an offering period of six months or less for each offering and may choose a different offering period for each offering.

   An employee who is not a participant on the last day of the offering period is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. However, upon termination of employment because of death, the employee's beneficiary has rights to elect to exercise the option to purchase the shares that the accumulated payroll deductions in the participant's account would purchase at the date of death.

   Because participation in the 2000 employee stock purchase plan is voluntary, currently we cannot determine the number of shares of common stock to be purchased by any particular current executive officer, by all current executive officers as a group or by non-executive employees as a group.

 1998 Stock Option Plan

   Our 1998 stock option plan was adopted by our board of directors in November 1998 and approved by our stockholders in November 1999. The aggregate number of shares of our common stock that may be issued under the plan is 16,195,000 shares, subject to adjustment in the event of any stock split and other similar events, less that number of shares issued under our 1998 restricted stock purchase plan. As of September 30, 2000, options to purchase an aggregate of 3,046,345 shares of common stock were outstanding under this plan. We are no longer granting options under this plan.

   The 1998 stock option plan provides for the grant of options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, and nonstatutory stock options. We may grant incentive stock options only to our employees including those of our subsidiaries and nonstatutory stock options to our officers, directors, employees, consultants and advisors including those of our subsidiaries. No nonstatutory stock options may be granted at less than 50% of the fair market value of the common stock on the date of grant.

   The board of directors has designated the compensation committee to administer this plan. Decisions of the compensation committee as to all questions of interpretation and application of this plan are final, binding and conclusive. Subject to any applicable limitations contained in this plan, the compensation committee:

  . has the authority to adopt, amend and rescind these rules and regulations as it deems advisable in the administration of the plan;

  . may correct any defect or supply any omission or reconcile any inconsistency in the plan or in any option agreement granted thereunder;

  . determines the eligibility for and selects the recipients of option grants; and

  . determines the terms and conditions of each option, including the number of shares subject to each option and the grant date.

   In general, options granted under our 1998 stock option plan expire ten years after the original grant date. Options granted from November 1998 to May 2000 generally vest over a five-year period at the rate of 20% of the total number of shares on the first anniversary of the grant date and 5% of the total number of shares every three months thereafter. Options granted since May 16, 2000 generally vest over a four-year period at the rate of 25% of the total number of shares on the first anniversary of the grant date and 6.25% of the total number of shares every three months thereafter. In addition, the vesting schedule contained in some option agreements is tied to our achievement of specified performance goals during the applicable fiscal year.

   Notwithstanding the foregoing, options granted prior to May 15, 2000 are immediately exercisable by the holder thereof upon his execution of a stock repurchase agreement approved by the compensation committee that provides for the lapse of our right to repurchase the shares of restricted stock purchased by these option holders at the same rate that the option would have vested. These shares of restricted stock are held in escrow by us under the terms of individual escrow agreements and are released from escrow in accordance with the applicable vesting schedule.

   Upon a change of control, unexercisable but outstanding options to purchase shares of our common stock will become vested and immediately exercisable as to an additional number of shares of common stock equal to 30% of the total number of shares underlying options. Alternatively, upon a change in control, any purchaser of our assets or stock may in its discretion deliver to the holders of outstanding options the same kind of consideration that is delivered to our stockholders in connection with the transaction equal to the value of the shares of stock the option holder would have received had the option been exercised prior to the transaction, less the option exercise price, or the equivalent in cash. Upon receipt of the consideration by the option holder, his option will immediately terminate. Notwithstanding the foregoing, our board of directors may in its discretion accelerate the vesting of unexercisable options at any time, including upon a change of control.

 1998 Restricted Stock Purchase Plan

   Our 1998 restricted stock purchase plan was adopted by our board of directors and approved by our stockholders in August 1998. As of September 30, 2000, the aggregate number of shares of our common stock that may be issued under the plan is 16,195,000 shares, subject to adjustment in the event of any stock split and other similar events, less that number of shares issued or reserved for issuance under our 1998 stock option plan. We are no longer issuing shares of common stock under this plan.

   The 1998 restricted stock purchase plan provides for the grant of rights to purchase shares of our common stock, or share purchase rights, to our directors, officers, consultants and other key personnel. The board of directors has designated the compensation committee to administer this plan. Subject to any applicable limitations contained in this plan, the compensation committee:

  . has the authority to adopt, amend and rescind these rules and regulations as it deems advisable in the administration of the plan;

  . may correct any defect or supply any omission or reconcile any inconsistency in the plan or in any offer made thereunder;

  . determines the eligibility for and selects the recipients of share purchase rights; and

  . determines the terms and conditions of each offer, including the number of shares covered by the offer, the purchase price per share and any related repurchase and escrow rights.

   Restricted stock granted under the 1998 restricted stock purchase plan generally vests over a five-year period at the rate of 20% of the total number of shares on the first anniversary of the grant date and 5% of the total number of shares every three months thereafter. Any shares that are not vested remain subject to repurchase by us at the original purchase price paid by the participant. Certificates representing unvested shares are held in escrow until we exercise our repurchase right or our repurchase right lapses with respect to these unvested shares. Subject to our repurchase rights, restricted stock issued under this plan may not be sold or transferred.

   Upon a change of control, an additional number of shares equal to 30% of the total number of shares originally issued to a participant shall immediately vest and no longer be subject to our repurchase right. Notwithstanding the foregoing, our board of directors may in its discretion specifically provide a different vesting schedule for restricted stock issued under this plan or accelerate the vesting thereof.

 TCS Third Amended and Restated 1996 Employee Stock Option Incentive Plan

   In connection with our merger with TCS in July 2000, we assumed the obligations of TCS under its third amended and restated 1996 employee stock option incentive plan. As of September 30, 2000, options to purchase an aggregate of 1,108,378 shares of common stock were outstanding under this plan. We are no longer granting options under this plan.

   The plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code to employees of ours or any of our subsidiaries, and nonstatutory stock options to employees, officers, directors or persons or service companies that provide services to us or any of our subsidiaries.

   The compensation committee of our board of directors administers this plan and has sole discretion to determine the terms and provisions of all options granted thereunder. However, all options outstanding under the plan were granted by the board of directors of Hemisphere Investments prior to our assumption of the plan.

   Stock options granted under this plan have terms not in excess of ten years and vest at the rate specified in each option agreement, which generally specify vesting ratably over four years. No participant in the plan may receive incentive stock options vesting in a calendar year having a fair market value at the time of grant having a value in excess of $100,000.

 401(k) Plan

   In August 1998, we adopted an employee savings and retirement plan, qualified under Section 401(a) of the Internal Revenue Code, covering all of our employees. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors. We have made no contributions to the 401(k) plan to date.

Agreements with Executive Officers

   In September 2000, we entered into an employment agreement with John C. Thibault which provides for his employment as our President and Chief Executive Officer from September 1, 2000 until March 31, 2002. Under the terms of this agreement, Mr. Thibault receives a base salary of $200,000 per year, which will increase to $250,000 on January 1, 2001.

   Mr. Thibault's employment agreement also provides for a payment of $275,000 payable within 90 days of the consummation of this offering and a payment of $275,000 on April 1, 2001 in the event our board of directors determines that we have met specified financial targets for fiscal year 2000. Mr. Thibault is also eligible to receive a payment of up to $300,000 in the event we meet financial targets for fiscal 2001 as determined by our board of directors. If we terminate Mr. Thibault's employment without cause, he will be entitled to the balance of his salary through March 31, 2002.

   In connection with his employment with us, Mr. Thibault purchased an aggregate of 3,482,000 shares of restricted stock on February 15, 2000, for which he paid $3,482,000 in the form of three recourse promissory notes. Mr. Thibault's employment agreement provides us with the right to repurchase his unvested restricted stock at the original purchase price paid by Mr. Thibault, or $1.00 per share, subject to the vesting described below. Mr. Thibault's restricted stock vests as to 100,000 shares on February 15, 2000, as to 180,125 shares for each full three-month period beginning March 15, 2000 through March 15, 2002 during which he is employed by us and for an additional 1,441,000 shares on March 31, 2002, provided he is employed by us at that time. Upon consummation of this offering, Mr. Thibault's restricted stock will immediately vest as to 250,000 shares, provided he is employed by us at that time. Mr. Thibault's restricted stock will vest as to an additional 250,000 shares on January 31, 2005, or on April 1, 2001 if we meet specified sales and revenue targets for fiscal year 2000 as determined by our board of directors, provided Mr. Thibault is employed by us through December 31, 2000. If we terminate Mr. Thibault's employment with or without cause on or before September 1, 2001, 50% of his unvested restricted stock will immediately vest. Mr. Thibault's stock will vest in full in the event of a change in control or sale of our company or if we terminate his employment with or without cause after September 1, 2001.

   Additionally, Mr. Thibault's employment agreement limits his ability to transfer this restricted stock, except to members of his family or to a trust for their benefit.

   The promissory notes issued by Mr. Thibault to purchase the 3,482,000 shares of restricted stock are unsecured and bear interest at a rate of 6.8% per year, and are payable as to $250,000 of the principal amount upon the closing of this offering and as to $3,232,000 of the principal amount and all accrued interest upon the earlier of March 31, 2002 or termination of Mr. Thibault's employment. As of September 30, 2000, the aggregate amount of principal and interest outstanding under these notes was $3,629,988. Mr. Thibault's employment agreement provides that if he continues his employment with us through September 1, 2001 and we have completed an initial public offering prior to January 1, 2002, $745,000 of the principal amount under the notes will be forgiven. If Mr. Thibault continues his employment with us through January 1, 2002 an additional $745,000 of the principal amount under the notes will be forgiven. If Mr. Thibault continues his employment with us through March 31, 2002, an additional $1,492,000 of the principal amount will be forgiven. All principal under Mr. Thibault's notes will be forgiven upon our change of control.

   In March 2000, we entered into an employment letter agreement with Pamela F. Lenehan which provides for her employment as Vice President and Chief Financial Officer. Under the terms of this agreement, Ms. Lenehan receives a base salary of $155,000 per year. Under the terms of an employment termination agreement with us, if we terminate Ms. Lenehan's employment without cause, she will be entitled to receive a severance payment of $100,000 payable in lump sum within 30 days of termination.

   In connection with her employment with us, Ms. Lenehan purchased an aggregate of 450,000 shares of restricted stock on March 31, 2000 under the 1998 restricted stock purchase plan, for which she paid $900,000, $100,000 in cash and $800,000 in the form of a recourse promissory note. We have the right to repurchase the restricted stock at the original purchase price paid by Ms. Lenehan, or $2.00 per share, until the shares vest. Of the 450,000 shares sold to Ms. Lenehan, 25,000 shares will vest upon the consummation of this offering. Another 25,000 shares will vest on March 31, 2005, or on April 1, 2001 if our board of directors determines we have met specified sales and revenue targets for fiscal 2000, provided Ms. Lenehan is employed with us at that time. The remaining 400,000 shares will vest as to 100,000 shares on March 31, 2001 and 25,000 shares will vest at the end of each full three-month period thereafter during which Ms. Lenehan is employed by us so as to be fully vested on March 31, 2004. Upon a change of control of our company, 135,000 shares of Ms. Lenehan's then unvested shares will vest, and, if, in connection with our change of control, her employment is terminated, she is required to relocate or the resulting company fails to offer her a position with compensation and responsibilities comparable to her employment with us, all of Ms. Lenehan's shares will vest.

   The promissory note in the principal amount of $800,000 issued by Ms. Lenehan to purchase the 400,000 shares of our common stock is unsecured and bears interest at a rate of 6.8% per year, and is payable upon the earlier of March 31, 2004 or the termination of Ms. Lenehan's employment. As of September 30, 2000, the aggregate amount of principal and interest outstanding under this note was $827,200.

   On July 13, 2000, we granted Ms. Lenehan an option to purchase 100,000 shares of our common stock at an exercise price of $5.00 per share. These options vest and become exercisable as to 25,000 shares on July 13, 2001 and as to 6,250 additional shares each three-month period thereafter. Upon our change of control, 30,000 of Ms. Lenehan's then unvested shares will vest, and, if in connection with our change of control, her employment is terminated, she is required to relocate, or the resulting company fails to offer her a position with compensation and responsibilities comparable to her employment with us, all of Ms. Lenehan's shares will vest.

   In May 2000, we entered into an employment letter agreement with Brian Fitzgerald which provides for his employment as our Vice President, Worldwide Sales. Under the terms of this agreement, Mr. Fitzgerald receives a base salary of $150,000 per year, and is eligible to receive a cash bonus of up to $150,000 upon meeting sales and revenue goals. Mr. Fitzgerald has also received an option to purchase up to 25,000 shares of our common stock, which will vest on May 15, 2004 or on April 1, 2001 if our board of directors determines we have met specified sales and revenue targets for fiscal 2000, provided Mr. Fitzgerald is employed with us at that time. Mr. Fitzgerald has also received an option to purchase up to 25,000 shares of our common stock, which will vest on May 15, 2004 or on April 1, 2002 depending on whether we meet financial targets for fiscal 2001, which are to be determined by our board of directors, and provided he is employed by us at that time. If we terminate Mr. Fitzgerald's employment without cause, he is entitled to a severance payment of $120,000 and continuation of medical benefits payable by us over a period of six months from the date of his termination.

   In connection with his employment with us, Mr. Fitzgerald purchased 600,000 shares of restricted stock on May 15, 2000 under the 1998 restricted stock purchase plan, for which he paid $1,800,000 in the form of a recourse promissory note. We have the right to repurchase the restricted stock at the original purchase price paid by Mr. Fitzgerald, or $3.00 per share, until the shares vest. Of the 600,000 shares, 150,000 shares will vest on May 15, 2001 and 37,500 will vest at the end of each full three-month period thereafter during which Mr. Fitzgerald is employed by us so as to be fully vested by May 15, 2004. Upon a change of control of our company, 30% of Mr. Fitzgerald's then unvested shares will become vested. If, in connection with our change in control, his employment with us is terminated, he is required to relocate or the resulting company fails to offer him a position with comparable compensation and responsibilities to his employment with us, an additional 50% of Mr. Fitzgerald's then unvested shares will vest.

   The promissory note issued by Mr. Fitzgerald to purchase the 600,000 shares of restricted stock is unsecured and bears interest at a rate of 6.8% per year, and is payable upon the earlier of May 15, 2004 or termination of Mr. Fitzgerald's employment with us. As of September 30, 2000, the aggregate amount of principal and interest outstanding under this note was $1,845,418.

   In August 2000, we entered into an employment letter agreement with Ron Rando which provides for his employment as our Vice President, Worldwide Customer Support. Under the terms of this agreement, Mr. Rando receives a base salary of $160,000 per year. Mr. Rando received an option to purchase up to 400,000 shares of our common stock, which will vest as to 100,000 shares on August 23, 2001 and as to an additional 25,000 shares each full three-month period thereafter during which Mr. Rando is employed with us. Mr. Rando also received an option to purchase up to 15,000 shares of our common stock, which will become exercisable on August 23, 2004, or on April 1, 2000 if our board of directors determines we have met specified sales and revenue targets for fiscal 2000 and Mr. Rando is employed with us through April 1, 2000. Mr. Rando also received an option to purchase up to 25,000 shares of our common stock, which will vest on August 23, 2004 or on April 1, 2002 depending on whether we meet financial targets for fiscal 2001, which are to be determined by our board of directors, and provided he is employed by us at that time. Upon a change of control of our company, 30% of Mr. Rando's then unvested shares will become vested. If, in connection with our change of control, his employment with us is terminated, he is required to relocate or the resulting company fails to offer him a position with comparable compensation or responsibilities, an additional 50% of Mr. Rando's then unvested shares will vest. If we terminate Mr. Rando's employment without cause, he is entitled to a severance payment of $80,000 and continuation of medical benefits payable by us over a period of six months from the date of his termination.

   On September 21, 1998, Kenneth MacLure entered into an agreement to purchase 126,000 shares of restricted stock for a total purchase price of $630. These shares vested as to 20% of the original number of shares on October 5, 1999, and vest as to 5% of the original number of shares for each full three-month period thereafter during which he is employed by or consulting with us so as to be fully vested on October 5, 2003. On August 4, 1999, Mr. MacLure purchased 20,000 shares of restricted stock through the early exercise of an option granted to him under the 1998 stock option plan for a total purchase price of $5,000. These shares vested as to 20% of the original number of shares on June 29, 2000, and vest as to 5% of the original number of shares thereafter on a quarterly basis so as to be fully vested on June 29, 2004. Mr. MacLure's stock will vest as to an additional 37,800 shares in the event of a change of control of our company.

   On October 2, 2000, we granted Mr. MacLure an option to purchase 100,000 shares of our common stock at an exercise price of $13.20 per share. These options were vested as to 25,000 of the shares on October 2, 2000 and will vest as to 6,250 additional shares each three-month period thereafter. Upon our change of control, 30% of Mr. MacLure's then unvested shares will become vested. If, in connection with our change of control, his employment with us is terminated, he is required to relocate or the resulting company fails to offer him a position with comparable compensation or responsibilities, an additional 50% of Mr. MacLure's then unvested shares will vest.

   On March 11, 1999, Sally J. Bament entered into an agreement to purchase 640,000 shares of restricted stock for a total purchase price of $32,000. The restricted stock held by Ms. Bament vested as to 20% of the original number of shares on February 17, 2000, and vests as to 5% of the original number of shares for each full three-month period thereafter during which she is employed by or consulting with us so as to be fully vested on February 17, 2004. Ms. Bament's stock will vest as to an additional 192,000 shares in the event of a change of control of our company.

   On October 2, 2000, we granted Ms. Bament an option to purchase 100,000 shares of our common stock at an exercise price of $13.20 per share. These options were vested as to 25,000 of the shares on October 2, 2000 and will vest as to 6,250 additional shares each three-month period thereafter. Upon our change of control, 30% of Ms. Bament's then unvested shares will become vested. If, in connection with our change of control, her employment with us is terminated, she is required to relocate or the resulting company fails to offer her a position with comparable compensation or responsibilities, an additional 50% of Ms. Bament's then unvested shares will vest.

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

                           RELATED PARTY TRANSACTIONS

Preferred Stock Issuances

   Series A Preferred Stock. In July 1998 and March 1999, we issued an aggregate of 6,976,000 shares of Series A convertible preferred stock at a price of $1.00 per share, for an aggregate offering price of $6,976,000. In this private placement, we sold 2,625,000 shares to Battery Ventures IV, L.P. and Battery Investment Partners IV, LLC, or the Battery entities, which beneficially own more than five percent of our outstanding common stock and have a representative on our board, 2,625,000 shares to Matrix Partners, L.P. and Matrix V Entrepreneurs Fund, L.P., or the Matrix entities, which beneficially own more than five percent of our outstanding common stock and have a representative on our board, 1,250,000 shares to North Bridge Venture Partners II, L.P which beneficially owns more than five percent of our outstanding common stock, 100,000 shares to Bing Yang, a director and our Senior Vice President and Chief Technology Officer, and 100,000 shares to Hwang-Ruey Wang, our Vice President, Engineering.

   Series B Preferred Stock. In July 1999, we issued an aggregate of 4,133,892 shares of Series B convertible preferred stock at a price of $2.39 per share, for an aggregate offering price of $9,880,002. In this private placement, we sold 1,574,477 shares to the Battery entities, 1,574,477 shares to the Matrix entities, 749,791 shares to North Bridge Venture Partners II, L.P., 59,833 shares to Mr. Yang and 59,833 shares to Mr. Wang.

   Series C Preferred Stock. In December 1999 and March 2000, we issued an aggregate of 5,602,782 shares of Series C convertible preferred stock at a purchase price of $6.47 per share, for an aggregate offering price of $36,250,000. In this private placement, we sold 298,065 shares to the Battery entities, 298,065 shares to the Matrix entities, 141,938 shares to North Bridge Venture Partners II, L.P., 3,091,189 shares to VantagePoint Communications Partners, L.P., VantagePoint Venture Partners III (Q), L.P. and VantagePoint Venture Partner III, L.P., or the VantagePoint entities, which beneficially own more than five percent of our outstanding common stock, 19,976 shares to Mr. Yang and 38,640 shares to Pamela F. Lenehan, our Vice President and Chief Financial Officer.

   Series D Preferred Stock. In September 2000, we issued an aggregate of 4,803,925 shares of Series D convertible preferred stock at a price of $16.35 per share, for an aggregate offering price of $78,544,173. In this private placement, we sold 183,486 shares to the VantagePoint entities, 122,324 shares to the Battery entities, 122,324 shares to the Matrix entities, 122,324 shares to North Bridge Venture Partners II, L.P., 61,162 shares to William E. Foster, a director, 6,116 shares to Christian S. Zousas, John Thibault's brother-in-law, 10,000 shares to Despena Zousas, Mr. Thibault's mother-in-law, 9,174 shares to Ms. Linda Thoa Phan, Mr. Yang's wife, 10,000 shares to Mr. Lemmao Wang, Mr. Wang's brother, and 12,232 shares to Dr. Lawrence F. Geuss, Jr., Ms. Lenehan's husband.

Common Stock Purchases by Executive Officers and Key Employees

   On May 15, 1998, each of Bing Yang and Hwang-Ruey Wang purchased 2,540,000 shares of common stock for a purchase price of $150 each. On July 14, 1998, we entered into stock restriction agreements with each of Mr. Yang and Mr. Wang providing us with the right to repurchase unvested shares of restricted stock at a per share price of $.005 if Mr. Yang's or Mr. Wang's employment with us terminates prior to July 14, 2002. The restricted stock held by each of Mr. Yang and Mr. Wang vests as to 20% of the original number of shares on July 14, 1998, and 5% of the original number of shares for each full three-month period thereafter during which Mr. Yang or Mr. Wang, as applicable, is employed by us so as to be fully vested on July 14, 2002. In January 1999, both of these stock restriction agreements were amended to provide that an additional number of shares equal to 30% of the total shares originally issued to them will vest upon the acquisition of our business by merger, sale of our assets or otherwise, with the remaining unvested shares to vest at a quarterly rate of 5% of the restricted stock that was originally issued. Upon an acquisition, 100% of the restricted stock originally issued to Mr. Wang and Mr. Yang will vest, unless the acquiring corporation agrees that the original vesting schedule shall continue in effect and that all unvested shares shall become vested if Mr. Wang's or Mr. Yang's employment with the acquiring corporation is terminated without cause or if Mr. Wang or Mr. Yang terminates his employment with the acquiring corporation for good reason, in either case, within 12 months after the acquisition.

Investor Rights Agreement

   We have entered into an amended and restated investor rights agreement with some of our executive officers and stockholders, including the Battery entities, the Matrix entities, North Bridge Venture Partners II, L.P., the VantagePoint entities, William Foster, John Thibault, Bing Yang, Hwang-Ruey Wang and Pamela F. Lenehan. The holders of at least 35% of the shares of common stock issued upon conversion of our preferred stock can request that we register all or a portion of their shares under the Securities Act. Those stockholders must also request registration of enough shares so that the offering would have an anticipated aggregate offering price of $5.0 million. We are only required to effect up to two of these demand registrations.

   Beginning 180 days after the closing of this offering, if we propose to register shares of common stock under the Securities Act, the parties to the investor rights agreement will have the right to receive notice of the proposed registration and to include their shares in the registration statement.

   At any time we become eligible to file a registration statement on Form S-3 under the Securities Act, upon the request of the holders of shares of common stock issued upon conversion of our preferred stock, we must effect a registration statement on Form S-3. However, the registration must have a minimum anticipated aggregate offering price of $1.0 million.

   These registration rights are subject to conditions and limitations, including, in the case of an underwritten public offering, the right of the managing underwriter to limit the number of shares of common stock to be included in the registration. We are generally required to bear all the expenses of registrations under the investor rights agreement, except underwriting discounts and commissions. The investor rights agreement also contains our commitment to indemnify the holders of registration rights for specified losses they incur in connection with registrations under the agreement. These registration rights terminate ten years after the closing of this offering and do not apply to any shares that are sold under Rule 144 under the Securities Act. All holders of registration rights have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the consent of Credit Suisse First Boston Corporation.

Other Material Transactions

   For the nine months ended September 30, 2000, Global NAPs accounted for approximately 73% of our revenues. On December 17, 1999, BABP, L.L.C., an affiliate of Global NAPs, purchased 155,147 shares of our Series C convertible preferred stock, at a price of $6.47 per share, for aggregate consideration of $1,003,801. In addition, we issued 264,853 shares of Series C convertible preferred stock to BABP in consideration for research and development and other related services performed for us by Global NAPs.

   On September 22, 2000, we sold 183,486 shares of Series D convertible preferred stock to BABP at a price of $16.35 per share, for aggregate consideration of $2,999,996.

   Under an agreement dated December 17, 1999 by and among us, Global NAPs and BABP, BABP granted an irrevocable proxy to our President to vote all shares of our capital stock held by BABP in favor of any stockholder action in which the holders of a majority of our capital stock have voted either to:

  .  sell all of their shares of our capital stock;

  .  enter into a transaction to merge with another entity; or

  .  enter into a transaction to sell all or substantially all of our assets.

   On August 4, 2000, we issued a warrant to purchase 100,000 shares of our common stock at $12.00 per share to Focal Communications. On August 30, 2000, we entered into a master purchase and license agreement with Focal. Todd Dagres, one of our directors, is also a director of Focal.

Agreements with Executive Officers

   We have entered into agreements with some of our executive officers relating to employment compensation. See "Management -- Agreements with Executive Officers."

   All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding beneficial ownership of our common stock as of September 30, 2000 and as adjusted to reflect the sale of our common stock offered in this prospectus by:

   .  each person we know to own beneficially more than 5% of our common stock;

   .  each of our directors and named executive officers; and

   .  all directors and executive officers as a group.

   The number of shares of common stock deemed outstanding prior to this offering includes 55,447,072 shares of common stock outstanding as of September 30, 2000, assuming conversion of all outstanding shares of convertible preferred stock into common stock. The number of shares of common stock deemed outstanding after this offering includes the 5,000,000 shares that are being offered for sale by us in this offering.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated below, each person named in the table has sole voting and investment power, or shares such power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. Shares issuable upon exercise of options that are currently outstanding or will become exercisable within 60 days of September 30, 2000 are considered outstanding for the purposes of computing the percentage ownership of the person holding such option but are not considered outstanding for purposes of computing the percentage ownership of any other person. The number of shares of restricted stock set forth below with respect to a particular stockholder is included in the calculation of the number of shares beneficially owned by that stockholder.

   Unless otherwise indicated below, the address of each stockholder listed is c/o Convergent Networks, Inc., 900 Chelmsford Road, Lowell, Massachusetts 01851, and related entities share the same address.

                                                                    Percentage of
                                                                  Shares Outstanding
                                                                  ------------------
  Name and Address of     Number of Shares    Number of Shares     Before    After
   Beneficial Owner      Beneficially Owned Subject to Repurchase  Offering Offering
  -------------------    ------------------ --------------------- --------- --------
Battery Ventures IV,
 L.P. (1)..............       7,244,866                  --         13.1%     12.0%
 20 William Street
 Wellesley, MA 02481
Matrix Partners V, L.P.
 (2)...................       7,244,866                  --         13.1      12.0
 Bay Colony Corporate
 Center
 1000 Winter Street,
 Suite 4500
 Waltham, MA 02451
North Bridge Venture
 Partners II, L.P.
 (3)...................       3,514,053                  --          6.3       5.8
 950 Winter Street,
 Suite 4600
 Waltham, MA 02451
VantagePoint Venture
 Partners III (Q), L.P.
 (4)...................       3,274,676                  --          5.9       5.4
 1001 Bayhill Drive,
 Suite 100
 San Bruno, CA 94066
John C. Thibault (5)...       3,482,000           2,841,625          6.3       5.8
Bing Yang (6)..........       2,819,809           1,016,000          5.1       4.7
Hwang-Ruey Wang........       2,799,833           1,016,000          5.0       4.6
Sally J. Bament (7)....         640,000             448,000          1.2       1.2
Kenneth MacLure........         146,000              96,900            *         *
Karl May...............         708,000                  --          1.3       1.2
Todd Dagres (8)........       7,244,866                  --         13.1      12.0
 c/o Battery Ventures
 IV, L.P.
 20 William Street
 Wellesley, MA 02481
David Schantz (9)......       7,244,866                  --         13.1      12.0
 c/o Matrix Partners
 Bay Colony Corporate
 Center
 1000 Winter Street,
 Suite 4500
 Waltham, MA 02451
William E. Foster......          61,162                  --            *         *
All executive officers
 and directors as a
 group (10 persons)....      21,638,703           5,452,525         39.0      35.8

---------------------
*  Less than 1%

(1) Also includes 108,673 shares held by Battery Investment Partners IV, LLC.

(2) Also includes 199,486 shares held by Matrix V Entrepreneurs Fund, L.P.

(3) Edward T. Anderson, Richard A. D'Amore, William J. Geary and Jeffrey P. McCarthy have shared voting and dispositive power over the shares held by North Bridge Venture Partners II, L.P. Messrs. Anderson, D'Amore, Geary and McCarthy each disclaim beneficial ownership of the shares held by North Bridge Venture Partners II, L.P., except to the extent of their respective pecuniary interests as managing partners of North Bridge Venture Partners II, L.P.

(4) Also includes 1,091,604 shares held by VantagePoint Communications Partners, L.P. and 240,206 shares held by VantagePoint Venture Partners III, L.P. James Marver and Alan Salzman are the managing members of VantagePoint Venture Associates III, L.L.C. and VantagePoint Communications Associates, L.L.C., the general partners of VantagePoint Venture Partners III (Q), L.P. and VantagePoint Venture Partners III, L.P., and VantagePoint Communications Partners, L.P., respectively. Each of Messrs. Marver and Salzman have sole voting and dispositive power over the shares held by each of the VantagePoint entities. Messrs. Marver and Salzman each disclaim beneficial ownership of the shares held by the VantagePoint entities, except to the extent of their respective pecuniary interest as managing members of VantagePoint Venture Associates III, L.L.C. and VantagePoint Communications Associates, L.L.C.

(5) Includes 25,000 shares held by Susan C. Thibault, 25,000 shares held by Cynthia B. Thibault and 50,000 shares held by Elaine Zouzas. Mr. Thibault disclaims beneficial ownership of the shares held by Susan C. Thibault, Cynthia B. Thibault and Elaine Zouzas.

(6) Includes 200,000 shares held by the Nikki Mei-Hui Yang Trust, 200,000 shares held by the Caroline Yang Trust and 200,000 shares held by the Troy Yang Trust. Mr. Yang disclaims beneficial ownership of the shares held by these trusts.

(7) Includes 20,000 shares held by The Bament Children's 1999 Irrevocable Trust. Ms. Bament disclaims beneficial ownership of the shares held by this trust.

(8) Also includes 108,673 shares held by Battery Investment Partners IV, LLC. Battery Ventures IV, L.P. is the managing member of Battery Investment Partners IV, LLC. Todd A. Dagres, one of our directors, has sole voting and dispositive power over the shares held by each of the Battery entities. Mr. Dagres disclaims beneficial ownership of the shares held by the Battery entities, except to the extent of his pecuniary interest as a managing member of Battery Investment Partners IV, LLC.

(9) Also includes 199,486 shares held by Matrix V Entrepreneurs Fund, L.P. David Schantz is a managing member of Matrix V Management Co., L.L.C., the general partner of Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. Mr. Schantz has sole voting and dispositive power over the shares held by both Matrix entities. Mr. Schantz disclaims beneficial ownership of the shares held by both Matrix entities, except to the extent of his pecuniary interest as a managing member of Matrix V Management Co., L.L.C.

                          DESCRIPTION OF CAPITAL STOCK

   Effective upon the closing of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 400,000,000 shares of common stock, $0.00001 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.

   The following summary description of our capital stock, as of the closing of this offering, may not contain all the information that is important to you. You should also refer to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated by-laws filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

   As of September 30, 2000, there were 55,447,072 shares of common stock outstanding and held of record by 275 stockholders, after giving effect to the conversion of all outstanding shares of convertible preferred stock upon the closing of this offering. Based upon the number of shares outstanding as of September 30, 2000 and giving effect to the issuance of the shares of common stock offered by us in this offering, there will be 60,447,072 shares of common stock outstanding upon the closing of this offering. In addition, as of September 30, 2000, there were outstanding stock options for the purchase of a total of 4,154,723 shares of common stock.

   Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Our directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting. The holders of common stock are entitled to receive ratably lawful dividends as may be declared by our board of directors. However, these dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of our liquidation, dissolution or winding up of our affairs, whether voluntarily or involuntarily, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. Any pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are fully paid and nonassessable. The shares of common stock to be issued by us in this offering will be fully paid and nonassessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

Preferred Stock

   Our board of directors will be authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock, in one or more series. Each share of preferred stock would be entitled to no more than one vote per share. Our board of directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. Our board of directors is authorized to issue preferred stock with conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

   We have no current plans to issue any preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the shares of our outstanding common stock.

Warrants

   As of September 30, 2000, there were warrants outstanding for purchase of up to 240,000 shares of our common stock at exercise prices of ranging from $12.00 per share to $16.35 per share. The warrants terminate on the earlier of two years from the date of issuance or our acquisition by another company.

Registration Rights

   Pursuant to a first amended and restated investor rights agreement dated September 22, 2000 among us and some of our stockholders, these stockholders have participation registration rights with respect to the registration of 37,719,452 shares of our common stock, and demand registration rights with respect to 28,757,452 of those shares. See "Related Party Transactions" for a description of the rights and obligations under this agreement. In addition, the former stockholders of TCS, who collectively hold 10,106,845 shares of our common stock, have the right to participate in any future registrations of securities by us. All holders of registration rights have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the consent of Credit Suisse First Boston Corporation.

Section 203 of the Delaware General Corporation Law

   Our certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware General Corporation Law. In general, Section 203 restricts some business combinations involving interested stockholders, defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock or is an affiliate or associate of the corporation or the owner of 15% or more of the outstanding voting stock of the corporation at any time in the past three years, or their affiliates. Because of this election, Section 203 will not apply to us.

Limitation of Liability and Indemnification

   Our certificate of incorporation provides that none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of this liability is not permitted by Delaware General Corporation Law as it exists or may later be amended.

   Our certificate of incorporation further provides for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

Effect of Sales of Shares

   Prior to this offering, no public market existed for our common stock, and we can make no prediction as to the effect, if any, that sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that sales occur, could cause the market price of our common stock to decrease and could impair our future ability to raise capital through an offering of our equity securities.

Sale of Restricted Shares

   Upon completion of this offering, based upon the number of shares outstanding as of September 30, 2000, we will have an aggregate of 60,447,072 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these outstanding shares, the 5,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, generally only may be sold in compliance with the limitations of Rule 144 described below. The remaining 55,447,072 shares of common stock that will be outstanding after this offering will be "restricted securities" as that term is defined under Rule 144. Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144, including Rule 144(k), or Rule 701 under the Securities Act. Of these restricted securities, 54,328,175 shares are also subject to the lock-up agreements described in "Underwriting."

   Rule 144. In general, under Rule 144, commencing 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares our common stock then outstanding, which is expected to be approximately 604,471 shares upon completion of this offering; or

  . the average weekly trading volume of our common stock on The Nasdaq Stock Market's National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to a sale, subject to the restrictions specified in Rule 144.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

   Rule 144(k). Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell their shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. As a result, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon completion of this offering.

   Lock-up Agreements. A total of 54,328,175 shares of our common stock are subject to the lock-up agreements described in "Underwriting" which provide that stockholders will not offer, sell or otherwise dispose of any shares owned by them for a period of 180 days after the date of this prospectus. However, if a fiscal quarter has ended at least 45 days after the date of this prospectus, and the last recorded sale price of our common stock on The Nasdaq Stock Market's National Market is at least twice the initial public offering price per share for 20 of the 30 trading days ending on the last trading day preceding the 90th day after the date of this prospectus, then holders of shares that are subject to the lock-up agreements may offer, sell or otherwise dispose of 25% of those shares on one of the following dates:

  . the 91st day after the date of this prospectus if we publicly release our financial results for the above-mentioned fiscal quarter prior to the 88th day after the date of this prospectus; or

  . the second trading day following the public release of our financial results for the above-mentioned fiscal quarter if such release occurs on or after the 88th day after the date of this prospectus.

 Eligibility of Restricted Shares for Sale in the Public Market Under Rules 144
                                  and 701

         (Listed by date upon which shares first become saleable)

                                                                      Number of
Date                                                                    Shares
----                                                                  ----------
Immediately upon completion of this offering........................      10,750
91st day after the date of this prospectus or the second trading day following the public release of our quarterly financial results, as
 applicable(1)......................................................   7,789,238
181 days after the date of this prospectus (expiration of lock-up)..  24,778,354
Thereafter (subject to contractual vesting schedules and volume limitations under Rule 144)........................................  22,868,730

---------------------

(1) The number of shares listed may be offered, sold or traded provided that the last recorded sale price per share for 20 of the 30 trading days ending on the applicable date is at least twice the initial public offering price per share.

   However, Credit Suisse First Boston Corporation, may in its sole discretion without notice, release shares subject to lock-up agreements, although it has no current intention to do so.

Options

   Rule 701 provides that the shares of common stock acquired upon the exercise of options outstanding as of September 30, 2000 or under other rights granted under our stock plans may be resold, to the extent not subject to the lock-up agreements, by persons, other than affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144, without compliance with its one-year minimum holding period, subject to limitations. As of September 30, 2000, options to purchase a total of 4,154,723 shares of common stock were outstanding, 673,025 of which are exercisable. Of the total shares issuable upon the exercise of these options, 4,027,330 shares are subject to the lock-up agreements described in "Underwriting."

   We intend to file one or more registration statements on Form S-8 under the Securities Act following the offering to register up to 23,691,723 shares of common stock which have been issued or are issuable under our stock option and stock purchase plans. These registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the lock-up agreements, to the extent applicable, and to Rule 144 limitations applicable to affiliates.


Registration Rights

   Following this offering, under specified circumstances and subject to specified conditions, holders of our common stock will have the right to require us to register their shares of common stock under the Securities Act and to participate in any future registrations of securities by us. All holders of registration rights have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the consent of Credit Suisse First Boston Corporation. See "Related Party Transactions" and "Description of Capital Stock."

                     UNITED STATES FEDERAL TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

   The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term non-U.S. holder means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

  .  an individual who is a citizen or resident of the United States;

  . a corporation, an entity taxable as a corporation, or a partnership created or organized in or under the laws of the United States or of any political subdivision of the United States, other than a partnership treated as foreign under U.S. Treasury regulations;

  . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  . a trust, in general, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

   An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending on December 31 of the current calendar year. For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were U.S. citizens.

   This discussion does not consider:

  .  U.S. state and local or non-U.S. tax consequences;

  . specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including, if the non-U.S. holder is a partnership or trust that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner or beneficiary level;

  . the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. holder;

  . special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers, and traders in securities; or

  . special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment.

   The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following summary assumes that a non-U.S. holder holds our common stock as a capital asset for U.S. federal tax purposes. EACH NON-U.S. HOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE, GIFT AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Dividends

   We do not anticipate paying cash dividends on our common stock in the foreseeable future. In the event, however, that we pay dividends on our common stock, we will have to withhold a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

   Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and, in the event that an income tax treaty applies, are also attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a branch profits tax may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with such foreign corporation's conduct of a trade or business in the United States.

   Dividends paid prior to 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of an income tax treaty rate. For dividends paid after 2000, a non-U.S. holder who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements. However,

  . in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information;

  . in the case of common stock held by a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a foreign complex trust, foreign simple trust, or foreign grantor trust as defined in the U.S. Treasury regulations; and

  . look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

   A non-U.S. holder which is a foreign partnership or a foreign trust is urged to consult its own tax advisor regarding its status under these U.S. Treasury regulations and the certification requirements applicable to it.

   A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

Gain on Disposition of Common Stock

   A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

  . the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, in the event that an income tax treaty applies, is also attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, unless an applicable treaty provides otherwise, and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply;

  . the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements; or

  . we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

   Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a U.S. real property holding corporation generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

Federal Estate Tax

   Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, will be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding Tax

   We must report annually to the U.S. Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

   Under some circumstances, U.S. Treasury regulations require additional information reporting and backup withholding at a rate of 31% on some payments on our common stock. Under currently applicable law, non-U.S. holders generally will be exempt from these additional information reporting requirements and from backup withholding on dividends paid prior to 2001 if we either were required to withhold a U.S. federal withholding tax from those dividends or we paid those dividends to an address outside the United States. After 2000, however, the gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at a rate of 31%.

   The payment of the proceeds from the disposition of our common stock by a non-U.S. holder to or through the U.S. office of a broker generally will be reported to the U.S. Internal Revenue Service and reduced by backup withholding at a rate of 31% unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. The payment of the proceeds from the disposition of our common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the U.S. Internal Revenue Service unless the non-U.S. broker is a U.S. related person. In general, the payment of the proceeds from the disposition of our common stock by or through a non-U.S. office of a broker that is a U.S. person or a U.S. related person will be reported to the U.S. Internal Revenue Service and, after 2000, may in limited circumstances be reduced by backup withholding at a rate of 31%, unless the broker receives a statement from the non-U.S. holder, signed under penalties of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a non-U.S. holder and the broker has no actual knowledge to the contrary. For this purpose, a U.S. related person is generally:

  .  a controlled foreign corporation for U.S. federal income tax purposes;

  . a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

  . effective after 2000, a foreign partnership if, at any time during the taxable year, at least 50% of the capital or profits interest in the partnership is owned by U.S. persons or the partnership is engaged in a U.S. trade or business.

   Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after 2000.

   Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information or appropriate claim for refund is furnished to the U.S. Internal Revenue Service.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated      , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                       Number
           Underwriter                                                of Shares
           -----------                                                ---------
   Credit Suisse First Boston Corporation............................
   J.P. Morgan Securities Inc........................................
   U.S. Bancorp Piper Jaffray Inc....................................
                                                                      ---------
     Total........................................................... 5,000,000
                                                                      =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 750,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $    per share. The
underwriters and selling group members may allow a discount of $    per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay:

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting Discounts
 and
 Commissions paid by
 us.....................       $              $              $              $
Expenses payable by us..       $              $              $              $

   The representatives have informed us that the underwriters do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, subject to exceptions set forth in the underwriting agreement.

   Our officers, directors and substantially all of our stockholders and option holders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any of these types of transactions, swaps, hedges or other arrangements, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. If the reported last sale price of our common stock on The Nasdaq Stock Market's National Market is at least twice the offering price per share for 20 of the 30 trading days ending on the last trading day preceding the 90th day after the date of this prospectus, then 25% of the shares of our common stock owned by the officers, directors and stockholders described above and subject to the 180-day restriction described above, or 13,842,780 shares, will be released from these restrictions. The release of these shares will occur on one of the following dates:

  . if we publicly release our financial results for the above-mentioned fiscal quarter prior to the 88 days after the date of this prospectus, it will occur on the 91st day after the date of this prospectus; or

  . if such release occurs on or after the 88th day after the date of this prospectus, it will occur on the second trading day following the public release of our financial results for the above-mentioned fiscal quarter.

   The underwriters have reserved for sale, at the initial public offering price, up to % of the shares of common stock offered pursuant to this prospectus for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

   We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "CVNI".

   In connection with its services as placement agent for the Series D convertible preferred stock financing, Credit Suisse First Boston Corporation received a placement agent fee of approximately $4.4 million. In addition, affiliates of Credit Suisse First Boston Corporation beneficially own an aggregate of 179,370 shares of our Series D convertible preferred stock. These shares will automatically convert into 179,370 shares of common stock upon the closing of this offering.

   Before this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between the representatives and us. The principal factors to be considered in determining the public offering price include:

  .  the information in this prospectus or available to the underwriters;

  . the history and the prospects for the industry in which we will complete;

  .  the ability of our management;

  .  the prospects for our future earnings;

  . the present state of our developments and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   We cannot be sure that the initial offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.

   In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option -- a naked short position -- the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an online distribution through its affiliate, DLJdirect, Inc., an online broker/dealer, as a selling group member.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   By purchasing common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  . the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

  . where required by law, the purchaser is purchasing as principal and not as agent, and

  .  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission of rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. H&D Investments 2000, a fund affiliated with Hale and Dorr LLP, owns 6,116 shares of our Series D convertible preferred stock. Legal matters for the underwriters will be passed upon by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

   The audited consolidated financial statements as of December 31, 1998 and 1999 and for the period from inception, May 6, 1998, to December 31, 1998 and the year ended December 31, 1999, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated January 13, 2000 with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The consolidated financial statements of Hemisphere Investments, Inc. at December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including the exhibits and schedules to the registration statement, under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance reference is made to the copy of each contract, agreement or other document filed as an exhibit to the registration statement.

   You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Commission filings, including the registration statement, will also be available to you on the Commission's Internet site (http://www.sec.gov).

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Convergent Networks, Inc. and Subsidiaries:
  Report of Independent Public Accountants................................  F-2
  Consolidated Balance Sheets as of December 31, 1998 and 1999, September
   30, 2000 (Unaudited)...................................................  F-3
  Consolidated Statements of Operations for the Period from Inception (May
   6, 1998) to December 31, 1998, for the Year Ended December 31, 1999 and
   for the Nine Months Ended September 30, 1999 and 2000 (Unaudited)......  F-4
  Consolidated Statements of Redeemable Convertible Preferred Stock and
   Stockholders' Equity (Deficit) for the Period from Inception (May 6,
   1998) to December 31, 1998, for the Year Ended December 31, 1999, for
   the Nine Months Ended September 30, 2000 (Unaudited)...................  F-5
  Consolidated Statements of Cash Flows for the Period from Inception (May
   6, 1998) to December 31, 1998, for the Year Ended December 31, 1999 and
   for the Nine Months Ended September 30, 1999 and 2000 (Unaudited)......  F-6
  Notes to Consolidated Financial Statements..............................  F-7

Hemisphere Investments, Inc. and Subsidiaries:
  Report of Independent Auditors.......................................... F-26
  Consolidated Balance Sheets as of December 31, 1998 and 1999 and June
   30, 2000 (unaudited) .................................................. F-27
  Consolidated Statements of Operations for the years ended December 31,
   1997, 1998 and 1999 and for the six months ended June 30, 1999 and 2000
   (unaudited)............................................................ F-28
  Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1997, 1998 and 1999 and for the six months ended June 30,
   2000 (unaudited) ...................................................... F-29
  Consolidated Statements of Cash Flows for the years ended December 31,
   1997, 1998 and 1999 and for the six months ended June 30, 1999 and 2000
   (unaudited) ........................................................... F-31
  Notes to Consolidated Financial Statements.............................. F-32

Convergent Networks, Inc. and Subsidiaries Unaudited Pro Forma Financial
 Data:
  Introduction to Unaudited Pro Forma Financial Data...................... F-48
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for
   the Year Ended December 31, 1999 and for the Nine Months Ended
   September 30, 2000 .................................................... F-49
  Notes to Unaudited Pro Forma Financial Data............................. F-51

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Convergent Networks, Inc.:

   We have audited the accompanying consolidated balance sheets of Convergent Networks, Inc. (a Delaware Corporation) and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for the period from inception (May 6, 1998) to December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of Convergent Networks, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Convergent Networks, Inc. and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for the period from inception (May 6, 1998) to December 31, 1998 and the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Boston, Massachusetts                                    Arthur Andersen LLP
January 13, 2000

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                              December 31,
                                        -------------------------  September 30,
                                           1998          1999          2000
                                        -----------  ------------  -------------
                                                                    (Unaudited)
                Assets
Current assets:
  Cash and cash equivalents...........  $ 4,746,450  $ 21,507,673  $ 87,384,130
  Restricted investments..............          --        150,000       150,000
  Accounts receivable.................          --            --        447,640
  Inventory...........................          --            --      4,534,731
  Unbilled costs and fees.............          --            --      1,393,266
  Assets held for sale................          --            --        675,509
  Prepaid expenses and other current
   assets.............................        1,000       176,282       728,399
                                        -----------  ------------  ------------
    Total current assets..............    4,747,450    21,833,955    95,313,675
Property and equipment, net...........      337,824     2,036,330     7,124,534
                                        -----------  ------------  ------------
Restricted investments................          --        500,000       500,000
                                        -----------  ------------  ------------
Other assets..........................          --            --        432,356
Goodwill and other intangible assets,
 net of accumulated amortization of
 $6,554,639...........................          --            --    110,826,844
                                        -----------  ------------  ------------
                                        $ 5,085,274  $ 24,370,285  $214,197,409
                                        ===========  ============  ============
 Liabilities, Redeemable Convertible
   Preferred Stock and Stockholders'
           Equity (Deficit)
Current liabilities:
  Notes payable.......................  $       --   $    564,409  $    994,416
  Accounts payable....................      155,540     1,526,729     4,466,666
  Accrued expenses....................      585,878     2,982,033    10,067,605
  Deferred rent.......................          --        192,213       476,962
  Deferred revenue....................          --         59,789     1,716,828
                                        -----------  ------------  ------------
    Total current liabilities.........      741,418     5,325,173    17,722,477
                                        -----------  ------------  ------------
Notes payable, net of current
 portion..............................          --        943,285       705,059
                                        -----------  ------------  ------------
Commitments and contingencies (Note 4)
Redeemable convertible preferred
 stock, $0.01 par value:
  Authorized--22,600,000 shares
  Issued and outstanding--6,876,000,
   16,938,887 and 21,781,452 shares as
   of December 31, 1998 and 1999 and
   September 30, 2000, respectively
   (redemption value of
   $138,093,415)......................    7,130,729    55,891,126   133,368,192
   Preferred stock subscriptions
    receivable........................          --    (15,000,000)          --
                                        -----------  ------------  ------------
                                          7,130,729    40,891,126   133,368,192
                                        -----------  ------------  ------------
Stockholders' equity (deficit):
  Common stock, $0.00001 par value--
   Authorized--400,000,000 shares
   Issued--8,458,000, 14,426,000 and
    29,646,970 shares as of December
    31, 1998 and 1999 and September
    30, 2000, respectively............           84           144           296
  Additional paid-in capital..........       17,106     3,068,588   172,457,067
  Treasury stock--159,000, 2,791,000
   and 2,957,350 shares at cost as of
   December 31, 1998 and 1999 and
   September 30, 2000, respectively...         (795)     (132,395)     (176,467)
  Accumulated deficit.................   (2,803,268)  (25,191,230)  (80,238,404)
  Deferred compensation...............          --       (512,531)  (23,558,811)
  Common stock subscriptions
   receivable.........................          --        (21,875)   (6,082,000)
                                        -----------  ------------  ------------
    Total stockholders' equity
     (deficit)........................   (2,786,873)  (22,789,299)   62,401,681
                                        -----------  ------------  ------------
                                        $ 5,085,274  $ 24,370,285  $214,197,409
                                        ===========  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          Period from
                           Inception
                            (May 6,                       Nine Months Ended
                            1998) to     Year Ended         September 30,
                          December 31,  December 31,  --------------------------
                              1998          1999          1999          2000
                          ------------  ------------  ------------  ------------
                                                      (unaudited)   (unaudited)
Related-party revenues..  $       --    $        --   $        --   $  4,957,413
Third-party revenues....          --             --            --      1,801,817
                          -----------   ------------  ------------  ------------
    Total revenues......          --             --            --      6,759,230
Cost of revenues(1).....          --             --            --      5,041,676
                          -----------   ------------  ------------  ------------
    Gross profit........          --             --            --      1,717,554
                          -----------   ------------  ------------  ------------
Operating expenses:
  Research and
   development(1).......    2,181,884     13,067,158     7,646,074     9,292,823
  Selling and
   marketing(1).........      163,121      3,522,903     1,870,986     5,075,750
  General and
   administrative(1)....      283,024      1,273,363       697,596     2,652,057
  Stock-based
   compensation.........          --       3,545,710       134,400     8,079,670
  Amortization of
   intangible assets....          --             --            --      6,554,639
  Acquired in-process
   research and
   development..........          --             --            --     23,000,000
                          -----------   ------------  ------------  ------------
    Total operating
     expenses...........    2,628,029     21,409,134    10,349,056    54,654,939
                          -----------   ------------  ------------  ------------
    Loss from
     operations.........   (2,628,029)   (21,409,134)  (10,349,056)  (52,937,385)
Interest income.........       99,576        204,551       128,397     1,497,525
Interest expense........          --         (67,139)      (40,469)     (190,913)
                          -----------   ------------  ------------  ------------
    Net loss............   (2,528,453)   (21,271,722)  (10,261,128)  (51,630,773)
Accretion of dividends
 and issuance costs on
 preferred stock........     (254,729)    (1,066,817)     (611,256)   (3,416,401)
                          -----------   ------------  ------------  ------------
    Net loss
     attributable to
     common
     stockholders.......  $(2,783,182)  $(22,338,539) $(10,872,384) $(55,047,174)
                          ===========   ============  ============  ============
Basic and diluted net
 loss per common share..  $     (4.87)  $      (7.47) $      (4.22) $     (10.61)
                          ===========   ============  ============  ============
Weighted average common
 shares outstanding:
  Basic and diluted.....      571,500      2,991,313     2,577,411     5,188,235
                          ===========   ============  ============  ============
(1) Excludes non-cash,
    stock-based
    compensation as
    follows:
  Cost of revenues......  $       --    $        --   $        --   $    253,048
  Research and
   development..........          --       1,713,599           --        828,880
  Selling and
   marketing............          --         276,242           --      3,309,029
  General and
   administrative.......          --       1,555,869       134,400     3,688,713
                          -----------   ------------  ------------  ------------
                          $       --    $  3,545,710  $    134,400  $  8,079,670
                          ===========   ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                         STOCKHOLDERS EQUITY (DEFICIT)

   For the Period from Inception (May 6, 1998) to December 31, 1998 the Year Ended December 31, 1999 and for the Nine Months Ended September 30, 2000
                               (unaudited)

                                                                   Stockholders' Equity (Deficit)
                                           --------------------------------------------------------------------------------
                   Redeemable Convertible
                       Preferred Stock        Common Stock                    Treasury Stock
                   ----------------------- -------------------              -------------------
                                Carrying              $0.00001  Additional
                                Amount,                 Par      Paid-in                         Accumulated     Deferred
                     Shares        Net       Shares    Value     Capital     Shares     Cost       Deficit     Compensation
                   ---------- ------------ ---------- -------- ------------ --------- ---------  ------------  ------------
Inception (May 6,
1998)............         --  $        --         --    $--    $        --        --  $     --   $        --   $        --
 Sale of common
 stock...........         --           --   8,458,000     84         17,106       --        --            --            --
 Sale of Series A
 redeemable
 convertible
 preferred stock,
 net of issuance
 costs of
 $20,086.........   6,876,000    6,876,000        --     --             --        --        --        (20,086)          --
 Repurchase of
 common stock....         --           --         --     --             --    159,000      (795)          --            --
 Accretion of
 dividends on
 redeemable
 convertible
 preferred
 stock...........         --       254,729        --     --             --        --        --       (254,729)          --
 Net loss........         --           --         --     --             --        --        --     (2,528,453)          --
                   ---------- ------------ ----------   ----   ------------ --------- ---------  ------------  ------------
Balance, December
31, 1998.........   6,876,000    7,130,729  8,458,000     84         17,106   159,000      (795)   (2,803,268)          --
 Sale of common
 stock...........         --           --   3,530,000     36        344,164       --        --            --            --
 Exercise of
 common stock
 options.........         --           --   2,438,000     24        362,676       --        --            --            --
 Sale of Series A
 redeemable
 convertible
 preferred
 stock...........     100,000      100,000        --     --             --        --        --            --            --
 Sale of Series B
 redeemable
 convertible
 preferred stock,
 net of issuance
 costs of
 $9,423..........   4,133,892    9,879,998        --     --             --        --        --         (9,423)          --
 Sale of Series C
 redeemable
 convertible
 preferred stock,
 net of issuance
 costs of
 $40,000.........   5,564,142   20,999,983        --     --             --        --        --        (40,000)          --
 Issuance of
 Series C
 redeemable
 convertible
 preferred stock
 in exchange for
 services
 received........     264,853    1,713,599        --     --             --        --        --            --            --
 Collection of
 stock
 subscriptions
 receivable......         --           --         --     --             --        --        --            --            --
 Deferred
 compensation
 related to stock
 options and
 capital stock...         --           --         --     --       2,344,642       --        --            --     (2,344,642)
 Amortization of
 deferred
 compensation....         --           --         --     --             --        --        --            --      1,832,111
 Repurchase of
 common stock....         --           --         --     --             --  2,632,000  (131,600)          --            --
 Accretion of
 dividends on
 redeemable
 convertible
 preferred
 stock...........         --     1,066,817        --     --             --        --        --     (1,066,817)          --
 Net loss........         --           --         --     --             --        --        --    (21,271,722)          --
                   ---------- ------------ ----------   ----   ------------ --------- ---------  ------------  ------------
Balance, December
31, 1999.........  16,938,887   40,891,126 14,426,000    144      3,068,588 2,791,000  (132,395)  (25,191,230)     (512,531)
 Sale of common
 stock
 (unaudited).....         --           --   4,549,500     46      6,181,954       --        --            --            --
 Exercise of
 common stock
 options
 (unaudited).....         --           --     564,625      5        592,431       --        --            --            --
 Sale of Series C
 redeemable
 convertible
 preferred stock
 (unaudited).....      38,640      250,000        --     --             --        --        --            --            --
 Sale of Series D
 redeemable
 convertible
 preferred stock;
 net of issuance
 costs of
 $4,734,035
 (unaudited).....   4,803,925   73,810,665        --     --             --        --        --            --            --
 Collection of
 stock
 subscriptions
 receivable
 (unaudited).....         --    15,000,000        --     --             --        --        --            --            --
 Deferred
 compensation
 related to stock
 options and
 capital stock
 (unaudited).....         --           --         --     --      27,318,468       --        --            --    (27,318,468)
 Amortization of
 deferred
 compensation
 (unaudited).....         --           --         --     --             --        --        --            --      8,079,670
 Repurchase of
 common stock
 (unaudited).....         --           --         --     --             --    166,350   (44,072)          --            --
 Common stock
 issued and stock
 options assumed
 in connection
 with the TCS
 acquisition
 (Note 9(a))
 (unaudited).....         --           --  10,106,845    101    135,295,626       --        --            --     (3,807,482)
 Accretion of
 dividends and
 issuance costs
 on redeemable
 convertible
 preferred stock
 (unaudited).....         --     3,416,401        --     --             --        --        --     (3,416,401)          --
 Net loss
 (unaudited).....         --           --         --     --             --        --        --    (51,630,773)          --
                   ---------- ------------ ----------   ----   ------------ --------- ---------  ------------  ------------
Balance,
September 30,
2000
(unaudited)......  21,781,452 $133,368,192 29,646,970   $296   $172,457,067 2,957,350 $(176,467) $(80,238,404) $(23,558,811)
                   ========== ============ ==========   ====   ============ ========= =========  ============  ============
                      Stock         Total
                    Subscrip-   Stockholders'
                      tions        Equity
                   Receivable     (Deficit)
                   ------------ --------------
Inception (May 6,
1998)............  $       --   $         --
 Sale of common
 stock...........          --          17,190
 Sale of Series A
 redeemable
 convertible
 preferred stock,
 net of issuance
 costs of
 $20,086.........          --         (20,086)
 Repurchase of
 common stock....          --            (795)
 Accretion of
 dividends on
 redeemable
 convertible
 preferred
 stock...........          --        (254,729)
 Net loss........          --      (2,528,453)
                   ------------ --------------
Balance, December
31, 1998.........          --      (2,786,873)
 Sale of common
 stock...........      (45,000)       299,200
 Exercise of
 common stock
 options.........          --         362,700
 Sale of Series A
 redeemable
 convertible
 preferred
 stock...........          --             --
 Sale of Series B
 redeemable
 convertible
 preferred stock,
 net of issuance
 costs of
 $9,423..........          --          (9,423)
 Sale of Series C
 redeemable
 convertible
 preferred stock,
 net of issuance
 costs of
 $40,000.........          --         (40,000)
 Issuance of
 Series C
 redeemable
 convertible
 preferred stock
 in exchange for
 services
 received........          --             --
 Collection of
 stock
 subscriptions
 receivable......       23,125         23,125
 Deferred
 compensation
 related to stock
 options and
 capital stock...          --             --
 Amortization of
 deferred
 compensation....          --       1,832,111
 Repurchase of
 common stock....          --        (131,600)
 Accretion of
 dividends on
 redeemable
 convertible
 preferred
 stock...........          --      (1,066,817)
 Net loss........          --     (21,271,722)
                   ------------ --------------
Balance, December
31, 1999.........      (21,875) . (22,789,299)
 Sale of common
 stock
 (unaudited).....   (6,082,000)       100,000
 Exercise of
 common stock
 options
 (unaudited).....          --         592,436
 Sale of Series C
 redeemable
 convertible
 preferred stock
 (unaudited).....          --             --
 Sale of Series D
 redeemable
 convertible
 preferred stock;
 net of issuance
 costs of
 $4,734,035
 (unaudited).....          --             --
 Collection of
 stock
 subscriptions
 receivable
 (unaudited).....       21,875         21,875
 Deferred
 compensation
 related to stock
 options and
 capital stock
 (unaudited).....          --             --
 Amortization of
 deferred
 compensation
 (unaudited).....          --       8,079,670
 Repurchase of
 common stock
 (unaudited).....          --         (44,072)
 Common stock
 issued and stock
 options assumed
 in connection
 with the TCS
 acquisition
 (Note 9(a))
 (unaudited).....          --     131,488,245
 Accretion of
 dividends and
 issuance costs
 on redeemable
 convertible
 preferred stock
 (unaudited).....          --      (3,416,401)
 Net loss
 (unaudited).....          --     (51,630,773)
                   ------------ --------------
Balance,
September 30,
2000
(unaudited)......  $(6,082,000) $  62,401,681
                   ============ ==============

  The accompanying notes are an integral part of these consolidated financial statements.

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            Period from
                             Inception                      Nine Months Ended
                          (May 6, 1998) to  Year Ended        September  30,
                            December 31,   December 31,  --------------------------
                                1998           1999          1999          2000
                          ---------------- ------------  ------------  ------------
                                                         (unaudited)   (unaudited)
Cash flows from
 operating activities:
 Net loss...............    $(2,528,453)   $(21,271,722) $(10,261,128) $(51,630,773)
  Adjustments to
   reconcile net loss to
   net cash used in
   operating
   activities--
    Depreciation and
     amortization.......         78,336         698,154       411,208     8,195,299
    Acquired in-process
     research and
     development........            --              --            --     23,000,000
    Stock-based
     compensation.......            --        3,545,710       134,400     8,079,670
    Changes in assets
     and liabilities,
     net of
     acquisition--
      Accounts
       receivable.......            --              --            --        220,612
      Inventory.........            --              --            --     (4,472,731)
      Prepaid expenses
       and other current
       assets...........         (1,000)       (175,282)      (19,022)      (74,838)
      Unbilled costs and
       fees.............                                          --        (28,825)
      Assets held for
       sale.............            --              --            --         86,169
      Other assets......            --              --            --       (341,213)
      Accounts payable..        155,540       1,371,189     1,060,808    (2,755,559)
      Accrued expenses..        585,878       2,396,155     1,196,070      (483,348)
      Deferred rent.....            --          192,213           --        278,796
      Deferred revenue..            --           59,789        59,790       557,039
                            -----------    ------------  ------------  ------------
        Net cash used in
         operating
         activities.....     (1,709,699)    (13,183,794)   (7,417,874)  (19,369,702)
                            -----------    ------------  ------------  ------------
Cash flows from
 investing activities:
  Purchase of property
   and equipment........       (416,160)     (2,296,660)   (1,471,124)   (3,063,896)
  Cash paid for TCS, net
   of cash acquired.....            --              --            --       (219,467)
  Increase in restricted
   investments..........            --         (650,000)     (650,000)          --
                            -----------    ------------  ------------  ------------
        Net cash used in
         investing
         activities.....       (416,160)     (2,946,660)   (2,121,124)   (3,283,363)
                            -----------    ------------  ------------  ------------
Cash flows from
 financing activities:
  Proceeds from sale of
   redeemable
   convertible preferred
   stock, net of
   issuance costs.......      6,855,914      30,930,558     9,945,574    78,692,933
  Proceeds from sale of
   common stock and
   exercise of common
   stock options........         17,190         661,900       249,300       692,436
  Proceeds from the
   collection of
   subscriptions
   receivable...........            --           23,125           --     15,021,875
  Purchase of treasury
   stock................           (795)       (131,600)      (30,000)      (44,072)
  Borrowings on notes
   payable..............            --        1,472,665       848,125           --
  Payments on notes
   payable..............            --          (64,971)          --     (5,833,650)
                            -----------    ------------  ------------  ------------
        Net cash
         provided by
         financing
         activities.....      6,872,309      32,891,677    11,012,999    88,529,522
                            -----------    ------------  ------------  ------------
Net increase in cash and
 cash equivalents.......      4,746,450      16,761,223     1,474,001    65,876,457
Cash and cash
 equivalents, beginning
 of period..............            --        4,746,450     4,746,450    21,507,673
                            -----------    ------------  ------------  ------------
Cash and cash
 equivalents, end of
 period.................    $ 4,746,450    $ 21,507,673  $  6,220,451  $ 87,384,130
                            ===========    ============  ============  ============
Supplemental disclosure
 of noncash investing
 and financing
 activities:
  Equipment acquired
   with note payable....    $       --     $    100,000  $        --   $        --
                            ===========    ============  ============  ============
  Common stock issued
   for subscriptions
   receivables..........    $       --     $     45,000  $        --   $  6,082,000
                            ===========    ============  ============  ============
  Accretion of dividends
   and issuance costs on
   redeemable
   convertible preferred
   stock................    $   254,729    $  1,066,817  $    611,256  $  3,416,401
                            ===========    ============  ============  ============
  Series C preferred
   stock issued for
   subscriptions
   receivable...........    $       --     $ 15,000,000  $        --   $        --
                            ===========    ============  ============  ============
Supplemental disclosure
 of cash flow
 information:
  Cash paid during the
   period for interest..    $       --     $     67,139  $     39,062  $     95,972
                            ===========    ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (including data applicable to unaudited periods)

(1) Operations and Significant Accounting Policies

   Convergent Networks, Inc. (the Company) was incorporated as a Delaware corporation on May 6, 1998. The Company designs, develops and markets a new generation of switching equipment and software that enable communications service providers to rapidly deliver voice and data services over broadband networks.

   The Company incurred net losses of approximately $2.5 million, $21.3 million and $51.6 million for the period from inception (May 6, 1998) to December 31, 1998, for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. At September 30 2000, the Company has an accumulated deficit of approximately $80.2 million. During the nine months ended September 30, 2000 the Company commenced commercial shipment of its products and emerged from the development stage. Although no longer in the development stage, the Company continues to be subject to the risks and challenges similar to other companies in a similar stage of development. These risks include, but are not limited to, dependence on key individuals, dependence on contract manufacturers and key suppliers of integral components, successful development and marketing of products, the ability of next-generation service providers to raise sufficient capital to purchase the Company's products, the ability to obtain adequate financing to support growth, technological change and competition from substitute products and larger companies with greater financial, technical, management and marketing resources.

   The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in these notes to consolidated financial statements.

 (a) Principles of Consolidation

   The accompanying consolidated financial statements reflect the operations and include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

 (b) Unaudited Interim Financial Information

   The financial statements as of September 30, 2000, and for the nine months ended September 30, 1999 and 2000 are unaudited but include all adjustments, consisting of only normal recurring adjustments, that in the opinion of management are necessary for a fair presentation of the Company's financial position, operating results, and cash flows for such periods. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year of 2000 or any future period. The information disclosed in the notes to consolidated financial statements for these periods is unaudited.


 (c) Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (d) Revenue Recognition

   The Company recognizes revenue from product sales upon product shipment provided that there are no uncertainties regarding acceptance, there is persuasive evidence of an arrangement, the sales price is fixed or

                  CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

               (including data applicable to unaudited periods)

determinable and collection of the related accounts receivable is probable. If there are uncertainties regarding customer acceptance, revenue is deferred until the uncertainties are resolved. The Company evaluates the creditworthiness of each customer and revenue is not recognized unless the collection of the related accounts receivable is probable. The Company's products incorporate software that is more than incidental to the related hardware and, accordingly, the Company recognizes revenue in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition. For arrangements that include the delivery of multiple elements, revenue is allocated to the various elements based on vendor specific objective evidence of fair value (VSOE). The Company establishes VSOE based on either the price charged for the element when sold separately or for elements not yet sold separately, the price established by management with the relevant authority to do so. In accordance with SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, the Company uses the residual method when fair value does not exist for one of the delivered elements in the arrangements. Under the residual method, the fair value of the undelivered element is deferred and recognized when delivered. Revenue from installation and training services is recognized as the services are provided. Revenue from support and maintenance contracts is recognized ratably over the terms of the contracts. Amounts collected prior to satisfying the above revenue recognition criteria are reflected as deferred revenue.

   In certain limited arrangements with TCS' customers that require significant customization or modification of the software, revenue is recognized in conformity with SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, using the completed contract method. Provisions for anticipated losses on contracts are made in the period in which they first become determinable. Unbilled costs and fees on contracts represent the excess of costs incurred to date on contracts over billings to date on those contracts. Billings made on contracts are recorded as a reduction of the related unbilled costs and fees on contracts.

   Warranty costs are estimated and recorded by the Company at the time of product revenue recognition.



 (e) Single Source Suppliers and Contract Manufacturers

   Several key components of the Company's products are currently available from single or limited sources. If the Company is unable to obtain sufficient quantities of these components, it would be unable to manufacture and ship its products on a timely basis. This could result in lost or delayed revenues, damage to the Company's reputation and increased manufacturing costs.

   The Company currently subcontracts the manufacturing and assembly of its products and procurement of materials to independent manufacturers. The Company does not have internal manufacturing capabilities. The Company's reliance on contract manufacturers exposes it to a number of risks, including reduced control over manufacturing capacity and component availability, product completion and delivery times, product quality, manufacturing costs and inadequate or excess inventory levels which could lead to product shortage or charges for excess or obsolete inventory.

 (f) Cash and Cash Equivalents

   The Company considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash equivalents. The Company accounts for its cash equivalents and short-term investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. All cash equivalents are classified as held-to-maturity and are recorded at their amortized cost, which approximates market.

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                (including data applicable to unaudited periods)

 (g) Inventory

   Inventory is stated at the lower of cost (first-in, first-out) or market and consists of the following at September 30, 2000 (unaudited):

     Raw materials................................................... $   45,400
     Work-in-progress................................................  1,131,836
     Finished goods..................................................  3,357,495
                                                                      ----------
                                                                      $4,534,731
                                                                      ==========

 (h) Property and Equipment

   Property and equipment consists of the following:

                                              December 31,
                                           --------------------  September 30,
                                             1998       1999         2000
                                           --------  ----------  -------------
                                                                  (unaudited)
                    Asset
   Computer and office equipment.......... $144,920  $  897,837   $ 2,056,727
   Furniture and fixtures.................  101,315     262,184       455,464
   Technology licenses....................  136,319     195,053       195,053
   Engineering equipment..................   33,606   1,457,746     6,834,442
                                           --------  ----------   -----------
     Cost.................................  416,160   2,812,820     9,541,686
   Accumulated depreciation and
    amortization..........................  (78,336)   (776,490)   (2,417,152)
                                           --------  ----------   -----------
     Property and equipment, net.......... $337,824  $2,036,330   $ 7,124,534
                                           ========  ==========   ===========

 (i) Depreciation and Amortization

   The Company provides for depreciation and amortization by charges to operations on a straight-line basis in amounts estimated to allocate the cost of the assets over their estimated useful lives, as follows:

                                                                      Estimated
     Asset Classification                                            Useful Life
     --------------------                                            -----------
     Computer and office equipment..................................   2 years
     Furniture and fixtures.........................................   3 years
     Technology licenses............................................   2 years
     Engineering equipment..........................................   2 years

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                (including data applicable to unaudited periods)

 (j) Accrued Expenses

   Accrued expenses consisted of the following:

                                                December 31,
                                             ------------------- September 30,
                                               1998      1999        2000
                                             -------- ---------- -------------
                                                                  (unaudited)
   Accrued accounts payable................. $446,807 $1,410,708  $   578,366
   Accrued issuance costs related to pre-
    ferred stock............................      --         --     4,632,268
   Accrued payroll and related expenses.....   78,034    883,985    1,745,448
   Accrued professional fees................   44,130    280,953      333,212
   Customer deposits........................      --          --      256,933
   Other....................................   16,907    406,387    2,521,378
                                             -------- ----------  -----------
                                             $585,878 $2,982,033  $10,067,605
                                             ======== ==========  ===========

 (k) Software Development Costs

   The Company accounts for its software development costs in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Accordingly, the costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized. The Company believes technological feasibility has been established at the time at which a working model of the software has been completed. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

 (l) Concentration of Credit Risk and Significant Customers

   Financial instruments that potentially expose the Company to concentrations of credit risk consist mainly of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents principally in domestic financial institutions of high credit standing. At December 31, 1998 and 1999 the Company did not have any accounts receivable. At September 30, 2000, the Company had one customer that accounted for 93% of accounts receivable. During the period from inception (May 6, 1998) to December 31, 1998 and for the year ended December 31, 1999 the Company had no revenues. For the nine months ended September 30, 2000, the Company had one customer that accounted for 73% of revenues and an affiliate of that customer owns approximately 1% of the Company's capital stock and one customer that accounted for 22% of revenues.

 (m) Fair Value of Financial Instruments

   The Company's financial instruments consist mainly of cash and cash equivalents, subscriptions receivable, accounts payable and a term loan. The carrying amounts of these instruments approximate their fair value.

 (n) Comprehensive Income (Loss)

   The Company has adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires disclosure of all components of comprehensive income (loss), on an annual and interim basis. Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive net loss is the same as the reported net loss for all periods presented.

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                (including data applicable to unaudited periods)

 (o) Net Loss Per Share

   Basic and diluted net loss per share are presented in conformity with SFAS No. 128, Earnings Per Share, for all periods presented. In accordance with SFAS No. 128, basic and diluted net loss per share have been computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Basic and diluted net loss per share are the same because all outstanding common stock options have been excluded as they are antidilutive since the Company has incurred net losses for all periods presented. Options and warrants to purchase a total of 1,003,200 and 4,399,723 common shares have been excluded from the computations of diluted weighted average shares outstanding for the year ended December 31, 1999, and for the nine months ended September 30, 2000, respectively. As of December 31, 1999 and September 30, 2000, 6,131,200 and 8,752,350 shares were subject to repurchase by the Company and were excluded from the computation of weighted-average shares outstanding. Shares of common stock issuable upon the conversion of outstanding shares of redeemable convertible preferred stock have also been excluded for all periods presented.

   In accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 98, Earnings Per Share in a Public Offering, the Company has determined that it has not had any issuances or grants for nominal consideration.

 (p) Segment and Geographic Information

   SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information established standards for reporting information about operating segments in annual financial statements and requires companies to report selected segment information in interim financial reports to stockholders. To date the Company has viewed its operations and manages its business as one segment. The Company had no revenues from customers outside of the United States for the period from inception (May 6, 1998) to December 31, 1998 and for the year ended December 31, 1999. The Company had revenues of approximately $1.5 million from one customer in the United Kingdom for the nine months ended September 30, 2000.

 (q) Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company will be required to adopt SFAS No. 133 for its year ending December 31, 2001. However, because the Company currently does not utilize derivative financial instruments, the Company does not believe the impact of SFAS No. 133 will be material to its financial position, results of operations, or cash flows.

   In December 1999, the SEC released SAB No. 101, Revenue Recognition in Financial Statements. This bulletin summarizes some views of the staff on applying accounting principles generally accepted in the United States to revenue recognition in financial statements. The Company believes that its current revenue recognition policy complies with SAB No. 101.

   In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No.
25. This interpretation clarifies the application of APB Opinion No. 25 in certain situations, as defined. The interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998 but before the effective date.

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                (including data applicable to unaudited periods)

(2) Income Taxes

   The Company accounts for federal and state income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities, using currently enacted tax rates.

   No provision for federal or state income taxes has been recorded, as the Company has incurred net operating losses for all periods presented.

   As of December 31, 1999, the Company had federal and state net operating loss carryforwards and research and development credits available of approximately $20,800,000 and $88,000, respectively, to offset future taxable income, if any. These carryforwards expire through 2019 and are subject to review and possible adjustment by the Internal Revenue Service.

   The U.S. Internal Revenue Code of 1986, as amended (the Code), contains provisions that may limit the U.S. net operating loss and tax credit carryforwards available to be used in any given year upon the occurrence of certain events, including significant changes in the ownership interests, as defined.

   The components of the Company's net deferred tax assets are approximately as follows:

                                                             December 31,
                                                        -----------------------
                                                           1998        1999
                                                        ----------  -----------
   Net operating loss carryforwards.................... $1,010,000  $ 8,362,000
   Tax credit carryforwards............................        --        88,000
   Other temporary differences.........................    (27,000)     488,000
                                                        ----------  -----------
                                                           983,000    8,938,000
   Valuation allowance.................................   (983,000)  (8,938,000)
                                                        ----------  -----------
                                                        $      --   $       --
                                                        ==========  ===========

   The Company has recorded a 100% valuation allowance against its gross deferred tax assets at December 31, 1998 and 1999 because the future realizability of such assets is uncertain. The tax benefit at the federal statutory rate of 34% related to net operating losses has been offset by this 100% valuation allowance.

(3) Notes Payable

 (a) Equipment Line of Credit

   During 1998, the Company entered into a $1,500,000 equipment line of credit with a bank. All outstanding borrowings bear interest at the prime rate (8.50% at December 31, 1999) plus 0.75% and are collateralized by substantially all assets of the Company. In addition, the Company is required to comply with certain financial and restrictive covenants regarding minimum levels of tangible net worth. As of December 31, 1999 and September 30, 2000, the Company was in compliance with all such covenants.

   All equipment advances outstanding as of December 31, 1999 had been converted into a term loan payable in 36 consecutive equal monthly principal installments of $41,012. As of December 31, 1999, the Company has included approximately $492,000 in current liabilities and approximately $943,000 in long-term liabilities.

                  CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

               (including data applicable to unaudited periods)

 (b) Notes Payable

   In October 1999, the Company purchased $100,000 of equipment from a vendor in exchange for a $100,000 note payable. The note bears interest at a rate of 10% per annum, payable monthly. Final payment of the note was made in March 2000. As of December 31, 1999, the balance on this note was $72,265 and is included in current liabilities.

(4) Commitments and Contingencies

 (a) Operating Leases

   The Company conducts its operations in leased facilities and is obligated to pay monthly rent through August 2006. Rental expense charged to operations in 1998, 1999 and for the nine months ended September 30, 1999 and 2000 was approximately $89,000, $519,000, $245,000 and $971,000, respectively.
Additionally, the Company maintains letters of credit totaling $650,000 as a condition of its facility leases. The letters of credit have been fully collateralized by certificates of deposit maintained at the bank that issued the letters of credit. The certificates of deposit have been classified as restricted investments in the accompanying consolidated balance sheet.

   Future minimum rental payments under the lease as of December 31, 1999 are approximately as follows:

     Year                                                               Amount
     ----                                                             ----------
     2000............................................................ $1,107,000
     2001............................................................  1,332,000
     2002............................................................  1,404,000
     2003............................................................  1,477,000
     2004............................................................  1,549,000
     Thereafter......................................................  2,736,000
                                                                      ----------
       Total......................................................... $9,605,000
                                                                      ==========

 (b) Trade Name Infringement Claim

   The Company received a letter from the counsel of Convergent Communications on January 6, 2000 alleging that the Company's use of the name Convergent Networks and the convergentnet.com domain name is an infringement of Convergent Communications trademarks. The Company believes an adverse outcome of this matter would not have a material impact on its financial condition or results of operations.

 (c) Litigation (unaudited)

   On May 27, 1999, MCIWorldcom filed a lawsuit in the Circuit Court of the 17th Judicial Circuit in the State of Florida alleging breach of contract and unjust enrichment by Technology Control Services and breach of guaranty by its parent company Hemisphere Investments. MCI alleges that TCS breached two contracts and was unjustly enriched by failing to pay for telecommunications services allegedly rendered by MCI in connection with TCS' discontinued business of the resale of voice traffic. MCI is seeking up to $3,227,487 in damages, as well as costs and attorneys' fees. The Company intends to defend itself vigorously against MCI's claim. TCS has also filed counter-claims against MCI for breach of contract and intentional interference with business relationships for an unspecified sum. However, there can be no assurance that the Company will be successful in the defense of this litigation. The Company may consider settlement due to the costs and

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                (including data applicable to unaudited periods)

uncertainties associated with litigation in general, and the diversion of the time and attention of some members of its management. In connection with the acquisition of TCS, 1,516,025 shares of common stock issued to stockholders of TCS have been held in escrow to secure specified indemnification obligations of TCS and its stockholders, including any damages the Company might incur as a result of the MCI litigation.

(5) Redeemable Convertible Preferred Stock

   At September 30, 2000, the Company had 22,600,000 authorized shares of redeemable convertible preferred stock of which 7,000,000, 4,200,000, 6,500,000 and 4,900,000 shares have been designated as Series A, Series B, Series C and Series D redeemable convertible preferred stock, respectively.

   During 1998, the Company sold 6,876,000 shares of Series A redeemable convertible preferred stock (Series A Preferred Stock) at $1.00 per share, resulting in net proceeds to the Company of approximately $6,856,000. In 1999, the Company sold an additional 100,000 shares of Series A Preferred Stock for net proceeds of $100,000.

   During 1999, the Company sold 4,133,892 shares of Series B redeemable convertible preferred stock (Series B Preferred Stock) at $2.39 per share resulting in net proceeds to the Company of approximately $9,871,000.

   In December 1999, the Company sold 5,564,142 shares of Series C redeemable convertible preferred stock (Series C Preferred Stock) at $6.47 per share, resulting in net cash proceeds to the Company of approximately $20,960,000 and a note receivable of $15,000,000 which was paid in January 2000. In addition, on December 17, 1999, the Company issued 264,853 shares of Series C Preferred Stock to an affiliate of a customer in consideration for research and development and other related services, including technical assistance and testing facilities through December 31, 1999, provided to the Company by that customer. These shares were fully vested upon issuance. Accordingly, the Company has charged the fair value of these shares, approximately $1,714,000, to its consolidated statement of operations for the year ended December 31, 1999. Also on December 17, 1999, the affiliate purchased 155,147 shares of Series C Preferred Stock for consideration of $1,003,801. In March 2000, the Company sold an additional 38,640 shares of Series C Preferred Stock at $6.47 per share for net proceeds of $250,000.

   In September 2000, the Company sold 4,803,925 shares of Series D redeemable convertible preferred stock at $16.35 per share for net proceeds of approximately $73.8 million.

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                (including data applicable to unaudited periods)


   Redeemable convertible preferred stock outstanding consists of the following:

                                                 December 31,       September
                                            ----------------------     30,
                                               1998       1999         2000
                                            ---------- ----------- ------------
                                                                   (unaudited)
   Series A, $0.01 par value--7,000,000
    shares authorized, 6,876,000,
    6,976,000 and 6,976,000 shares issued
    and outstanding at December 31, 1998
    and 1999 and September 30, 2000 (at
    redemption value).....................  $7,130,729 $ 7,786,048 $  8,203,462
   Series B, $0.01 par value--4,200,000
    shares authorized, none, 4,133,892 and
    4,133,892 shares issued and
    outstanding at December 31, 1998 and
    1999 and September 30, 2000 (at
    redemption value).....................         --   10,275,778   10,866,954
   Series C, $0.01 par value--6,500,000
    shares authorized, none, 5,828,995 and
    5,867,635 shares issued and
    outstanding at December 31, 1998 and
    1999 and September 30, 2000 (at
    redemption value).....................         --   37,829,300   40,344,300
   Series D, $0.01 par value--4,900,000
    shares authorized, none, none and
    4,803,925 shares issued and
    outstanding at December 31, 1998 and
    1999 and September 30, 2000
    (redemption value of $78,678,699).....         --          --    73,953,476
                                            ---------- ----------- ------------
                                            $7,130,729 $55,891,126 $133,368,192
                                            ========== =========== ============

   The rights, preferences and privileges of the Series A, Series B, Series C and Series D Preferred Stock are listed below.

 Dividends

   The Company shall not declare or pay any dividends on shares of common stock unless the holders of the Series A, Series B, Series C and Series D Preferred Stock then outstanding receive an amount equal to the dividends declared or paid on common stock.

 Voting Rights

   The Series A, Series B, Series C and Series D Preferred Stockholders are entitled to vote on all matters with the common stockholders as if they were one class of stock. The Series A, Series B, Series C and Series D Preferred Stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of the Series A, Series B, Series C and Series D Preferred Stock is then convertible.

 Liquidation

   In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the corporation, as defined, the holders of the Series A, Series B, Series C and Series D Preferred Stock then outstanding will be entitled to be paid an amount equal to $1.00, $2.39, $6.47 and $16.35 per share, respectively, plus any dividends declared but unpaid on such shares prior to any payment to common stockholders. Amounts remaining after the preference payment to the Series A, Series B, Series C and Series D Preferred Stockholders, if any, will be shared on a proportional basis among all stockholders, including the Series A, Series B, Series C and Series D Preferred Stockholders, whose portion will be determined based on the number of shares of

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                (including data applicable to unaudited periods)

common stock into which the Series A, Series B, Series C and Series D Preferred Stock is convertible, provided however, that if on an as converted basis, the holders of Series C Preferred Stock would receive more than $12.94 per share as their participation amount, then such holders would not be entitled to receive their liquidation amount.

 Conversion

   Each share of Series A Preferred Stock is convertible at the option of the holder, at any time, into two shares of common stock, adjusted for certain dilutive events, as defined. Each share of Series B, Series C and Series D Preferred Stock is convertible at the option of the holder, at any time, into one share of common stock, adjusted for certain antidilutive events, as defined. In addition, all shares of Series A, Series B, Series C and Series D Preferred Stock shall be automatically converted into shares of common stock upon the closing of an underwritten public offering in which the per share price to the public is not less than $20.44 and the aggregate net proceeds are not less than $50 million.

 Redemption Rights

   The Company will be required to redeem, subject to certain conditions, on July 1, 2004, July 1, 2005 and July 1, 2006 (each a Mandatory Redemption Date) the percentage of Series A, Series B, Series C and Series D Preferred Stock, as listed in the following table, at a price equal to $1.00, $2.39, $6.47 and $16.35 per share, respectively, plus an amount equal to 8% per annum from the original issue date to the mandatory redemption date per share. In addition, the Company is accreting the difference between the carrying amount and the redemption value of the Series D Preferred Stock over the redemption period.

     Mandatory Redemption
     Date                     Portion of Shares of Preferred Stock to be Redeemed
     --------------------     ---------------------------------------------------
     July 1, 2004............ 33 1/3%
     July 1, 2005............ 50%
     July 1, 2006............ All shares then held

(6) Stockholders' Equity

 (a) Common Stock

   The Company has authorized 400,000,000 shares of common stock at September 30, 2000.

 (b) Stock Split

   On June 29, 1999, the Company's Board of Directors approved a two-for-one stock split of the Company's outstanding $0.00001 par value common stock, to be effected in the form of a stock dividend payable on July 1, 1999 to stockholders of record at the close of business on June 30, 1999. All share and per share amounts for all periods presented have been retroactively adjusted to reflect the two-for-one stock split.

 (c) Reserved Shares

   The Company has reserved the following number of shares of common stock for the conversion of preferred stock:

     Series A Preferred Stock........................................ 14,000,000
     Series B Preferred Stock........................................  4,200,000
     Series C Preferred Stock........................................  6,500,000
     Series D Preferred Stock........................................  4,900,000
                                                                      ----------
                                                                      29,600,000
                                                                      ==========

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                (including data applicable to unaudited periods)

 (d) Founders Shares

   In 1998, the Company sold 2,540,000 shares of restricted common stock to its senior vice president and 2,540,000 shares to another founding employee at $0.00001 per share, which represented the fair value of the common stock. The Company entered into stock repurchase agreements with its senior vice president and the founding employee that provide for the immediate vesting to each founder of 508,000 of these shares. In the event that the senior vice president's or other founding employee's employment is terminated, the Company has the right to repurchase, at $0.00001 per share through October 14, 2002, the total number of shares that have not vested. The repurchase right on the 4,064,000 shares will lapse at the rate of 127,000 shares for each founder per quarter beginning on October 14, 1998. As of September 30, 2000, 2,032,000 of these shares were subject to repurchase.

(7) Equity Incentive Plans

   In July 1998, the Company's Board of Directors approved the 1998 Restricted Stock Purchase Plan (the 1998 Stock Plan), which provides for the sale of common stock to directors, officers, consultants and other key personnel. Additionally, in July 1998, the Company's Board of Directors approved the 1998 Stock Option Plan, which provides for the granting of incentive stock options
(ISOs) and nonqualified stock options to employees, officers, directors, advisors and consultants of the Company. The Company reserved an aggregate of 16,195,000 shares of common stock pursuant to these plans.

   On September 22, 2000, the Board of Directors resolved that no additional shares of common stock will be issued under the 1998 Restricted Stock Purchase Plan and that no additional options to purchase common stock will be granted under the 1998 Stock Option Plan.

 (a) Restricted Common Stock

   Under the 1998 Stock Plan, the Board of Directors could authorize the sale of common stock to key employees, directors and consultants of the Company. The purchase price was determined by the Board of Directors. In addition, for each grant, the Board of Directors determined the terms under which the Company may repurchase such shares.

   During 1998 and 1999, the Company sold a total of 6,908,000 shares of restricted common stock to various employees under the 1998 Stock Plan. The 6,908,000 shares were sold at prices ranging from $0.005--$0.50 per share. All of these shares are subject to repurchase restrictions, which generally expire over four to five years, except that upon a change of control, as defined, approximately 30% of the original shares purchased are subject to acceleration provisions. During 1998 and 1999, the Company repurchased 159,000 and 2,032,000 shares, respectively under the 1998 stock plan as a result of employee terminations.

   During 1999, the Company issued 180,000 shares of restricted common stock under the 1998 Restricted Stock Purchase Plan to two employees in exchange for recourse promissory notes in the amount of $45,000. As of December 31, 1999 and September 30, 2000, the balance on these notes totaled $21,875 and $0, respectively and is included in the accompanying consolidated financial statements as stock subscriptions receivable.

   During the nine months ended September 30, 2000, the Company sold a total of 4,549,500 shares of restricted common stock to various employees at prices ranging from $1.00--$3.00 per share. The Company received $100,000 in cash and recourse promissory notes in the amount of $6,082,000 in consideration for these shares. The promissory notes bear interest at a rate of 6.8% per year. The promissory notes are due on the earlier of four years from the date of employment or termination of employment, except with respect to

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                (including data applicable to unaudited periods)

$3,482,000 of the promissory notes. (See Note 7(f)). The repurchase restrictions related to 1,050,000 shares generally expire over four years, except that upon a change of control, as defined, approximately 30% of the original shares purchased are subject to acceleration provisions. See Note 7(f) for repurchase restrictions on 3,482,000 shares. The Company also repurchased 112,500 shares under the 1998 Stock Plan as a result of employee terminations.

   As of September 30, 2000, 6,720,350 of the shares issued under the 1998 Stock Plan were subject to repurchase by the Company at the original purchase price.

   (b) 1998 Stock Option Plan

   Under the 1998 Stock Option Plan, the Board of Directors could grant ISO's and nonqualified stock options to officers, employees, directors, consultants and advisors of the Company. ISO's could be granted only to employees who did not own stock representing more than 10% of the voting power or more than 10% of the value of all classes of stock of the Company, unless the purchase price was at least 110% of its fair value at the time the option was granted and the option was not exercisable more than five years from the grant date. Nonqualified stock options could be granted to officers, employees, consultants and advisors of the Company. The Board determined the option price for nonqualified stock options. All stock options issued under the 1998 Stock Option Plan expire 10 years from the date of grant.

   (c) 2000 Stock Incentive Plan

   In September 2000, the Company's Board of Directors adopted the 2000 Stock Incentive Plan (the 2000 Plan), subject to stockholder approval. The 2000 Plan authorizes the issuance of up to 10,000,000 shares of common stock plus an annual increase of shares beginning in 2001 equal to the lesser of:

  .  15,000,000 shares;

  . 4% of the outstanding shares of the Company's common stock on the date of the increase; or

  .  an amount determined by the Board of Directors.

   The 2000 Plan provides for the grant of ISO's, nonstatutory stock options, restricted stock awards and other stock-based awards. Incentive stock options may be granted under the 2000 Plan only to employees. Under the 2000 Plan, no participant may receive an award for more than 1,000,000 shares, subject to adjustment in the event of stock splits and other similar events, in any calendar year.

   The 2000 Plan is administered by the Board of Directors. The Board of Directors approves the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 2000 Plan.

   As of September 30, 2000, the Company had 10,000,000 shares available for future grant under the 2000 Plan.

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                (including data applicable to unaudited periods)

   Stock option activity is summarized as follows:

                                                                      Weighted
                                                                      Average
                                                                      Exercise
                                                                       Price
                                             Number of    Price per     per
                                               Shares       Share      Share
                                             ----------  ------------ --------
   Outstanding, May 6, 1998.................        --   $        --   $ --
     Granted................................    160,000          0.05   0.05
                                             ----------  ------------  -----
   Outstanding, December 31, 1998...........    160,000          0.05   0.05
     Granted................................  3,353,200    0.05--1.00   0.24
     Exercised.............................. (2,438,000)   0.05--0.50   0.15
     Canceled...............................    (72,000)   0.05--0.50   0.19
                                             ----------  ------------  -----
   Outstanding, December 31, 1999...........  1,003,200    0.05--1.00   0.42
     Granted................................  2,779,345   1.00--13.20   6.80
     Stock options assumed in connection
      with TCS acquisition..................  1,229,436    0.73--4.59   3.92
     Exercised..............................   (564,625)   0.05--4.59   2.40
     Canceled...............................   (292,633)   0.05--8.00   3.01
                                             ----------  ------------  -----
   Outstanding, September 30, 2000..........  4,154,723  $0.05--13.20  $5.38
                                             ==========  ============  =====
     Exercisable, September 30, 2000........    673,025  $0.05--13.20  $2.80
                                             ==========  ============  =====
     Exercisable, December 31, 1999.........    985,200  $       0.42  $0.42
                                             ==========  ============  =====
     Exercisable, December 31, 1998.........    160,000  $       0.05  $0.05
                                             ==========  ============  =====

   Options granted under the 1998 Stock Option Plan generally vest over four to five years, except that upon a change of control, as defined, approximately 30% of the original stock options granted are subject to acceleration provisions. Certain option grants are fully vested but shares of common stock issued pursuant to such option exercises are subject to repurchase restrictions which generally expire over four to five years, except that upon a change of control, as defined, approximately 30% of the original shares purchased are subject to acceleration provisions. During 1999, the Company repurchased 600,000 shares issued under the 1998 Stock Option Plan for $30,000. As of September 30, 2000, 1,497,760 shares are subject to repurchase by the Company.

   The range of exercise prices for options outstanding and options exercisable at September 30, 2000 are as follows:

                      Options Outstanding                   Options Exerciseable
                  ---------------------------- ----------------------------------------------
     Range of                 Weighted Average
     Exercise       Options      Remaining     Weighted Average   Options    Weighted Average
      Prices      Outstanding Contractual Life  Exercise Price  Exerciseable  Exercise Price
     --------     ----------- ---------------- ---------------- ------------ ----------------
     $0.05-$0.25     232,680        8.81            $ 0.21         76,430         $0.13
     $0.50-$3.00     700,760        8.30              0.92        228,660          0.70
    $4.00-$10.00   3,144,783        9.55              6.55        367,935          4.58
   $12.00-$13.20      76,500        9.94             13.19            --            --
   -------------   ---------                                      -------
    $0.05-$13.20   4,154,723        9.31              5.37        673,025          2.76
   =============   =========                                      =======

   SFAS No. 123, Accounting for Stock-Based Compensation, which requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to the financial statements. The Company has determined that it will account for stock-based compensation for

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                (including data applicable to unaudited periods)

employees under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and elect the disclosure-only alternative under SFAS No. 123. Options granted have been valued for disclosure purposes using the Black-Scholes option pricing model prescribed by SFAS No. 123. The weighted average assumptions used are as follows:

                                                            Nine Months Ended
                                         December 31,         September 30,
                                      --------------------  -------------------
                                        1998       1999       1999      2000
                                      ---------  ---------  --------  ---------
                                                               (unaudited)
   Risk-free interest rate........... 4.65-4.78% 4.80-6.38% 4.8-6.12% 6.05-6.79%
   Expected dividend yield...........      0.00%      0.00%     0.00%        85%
   Expected lives....................   7 years    7 years   7 years    7 years
   Expected volatility...............      0.00%      0.00%     0.00%      0.00%

   The effects of applying SFAS No. 123 would have been as follows:

                                                            Nine Months Ended
                                   December 31,               September 30,
                             -------------------------  --------------------------
                                1998          1999          1999          2000
                             -----------  ------------  ------------  ------------
                                                               (unaudited)
   Net loss attributable to
    common stockholders--
     As reported...........  $(2,783,182) $(22,338,539) $(10,872,384) $(55,047,174)
     Pro forma.............   (2,803,235)  (22,504,711)  (10,963,807)  (57,489,346)
   Basic and diluted net
    loss per share--
     As reported...........        (4.87)        (7.47)        (4.22)       (10.61)
     Pro forma.............        (4.91)        (7.52)        (4.25)       (11.08)

   The weighted average fair value of options granted during the period ended December 31, 1998, the year ended December 31, 1999 and the nine months ended September 30, 2000 under the 1998 Stock Option Plan is $0.03, $0.27 and $4.98 per share, respectively. As of December 31, 1998 and 1999 and for the nine months ended September 30, 2000, the weighted average remaining contractual life of outstanding options under the 1998 Stock Option Plan is 9.9 years, 9.6 years and 9.3 years, respectively.

   The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

 (d) Stock-based Compensation

   In connection with certain stock option grants and stock sales during the year ended December 31, 1999 and the nine months ended September 30, 2000, the Company recorded deferred compensation in the accompanying statements of stockholders' equity (deficit) of $2,344,642 and $27,318,468, respectively. The deferred compensation represents the aggregate difference between the deemed fair value of the Company's stock and the exercise price of stock options granted or the selling price of stock sold, as applicable. The deferred compensation will be recognized as an expense over the vesting period of the underlying common stock and stock options using the accelerated method prescribed under FASB Interpretation No. 28, Accounting

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                (including data applicable to unaudited periods)

for Stock Appreciation Rights and Other Variable Stock Option or Award Plans-- An Interpretation of APB Opinion Nos. 15 and 25.

   The Company accelerated the vesting on two stock awards during the year ended December 31, 1999 and recorded stock-based compensation expense of approximately $1,639,740 as of the new measurement date, which occurred as a result of the modification of the original stock award. During 1999, the Company also recorded stock-based compensation expense of $100,000 in connection with the sale of 100,000 shares of Series A Preferred Stock, which represents the aggregate difference between the purchase price and the fair market value of the preferred stock.

   The Company recorded total stock-based compensation expense related to these stock option grants and stock sales of $1,832,111 and $6,172,124 in the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. The Company expects to record the following stock-based compensation expense related to the above stock option grants and stock sales during the period from October 1, 2000 to December 31, 2000 and during the years ending December 31:

     2000........................................................... $ 3,079,599
     2001...........................................................   8,647,722
     2002...........................................................   4,880,655
     2003...........................................................   2,684,301
     2004...........................................................     936,721
     2005...........................................................      65,737
                                                                     -----------
                                                                     $20,294,735
                                                                     ===========

 (e) 2000 Employee Stock Purchase Plan

   In September 2000, the Company's Board of Directors adopted the 2000 Employee Stock Purchase Plan (the Stock Purchase Plan), subject to stockholder approval. The Stock Purchase Plan authorizes the issuance of up to a total of 5,000,000 shares of the Company's common stock.

   Under the terms of the Stock Purchase Plan, all employees, whose customary employment is more than 20 hours per week, including directors who are employees, and all employees of any participating subsidiaries, are eligible to participate in the Stock Purchase Plan. Employees whom immediately after the grant, own five percent or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary are not eligible to participate in the Stock Purchase Plan.

   The right to purchase common stock under the Stock Purchase Plan is made available through a series of offerings. On the first day of an offering period, the Company will grant to each eligible employee who has elected to participate in the Stock Purchase Plan an option to purchase shares of common stock. The employee may authorize between 1% and 10% of his or her base pay to be deducted from his or her base pay during the offering period. On the last day of the offering period, the employee will be deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Stock Purchase Plan, the option price is an amount equal to 85% of the average market price per share of the common stock on either the first day or last day of the offering period, whichever is lower.

   The Stock Purchase Plan is administered by the compensation committee of the Board of Directors. The compensation committee may, in its discretion, choose an offering period of six months or less for each offering and may choose a different offering period for each offering.

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                (including data applicable to unaudited periods)

 (f) Other employee arrangements

   (1) Employee Benefit Plan

   In August 1998, the Company adopted a 401(k) retirement plan (the 401(k)
Plan) for eligible employees, as defined. Each participant may elect to contribute up to 12% of his or her compensation for the plan year, subject to certain IRS limitations. At this time, the Company has decided not to make any discretionary contributions to the 401(k) Plan during all periods presented.

   (2) Employment Agreements

   In September 2000, the Company entered into an employment agreement with its Chief Executive Officer (CEO). The agreement provides for bonus and salary as follows: base annual salary of $200,000, which will increase to $250,000 on January 1, 2001; cash bonus of $275,000 upon consummation of an initial public offering prior to January 1, 2002; and a cash bonus of up to $275,000 and $300,000, if certain financial targets are met for fiscal years 2000 and 2001, respectively.

   In connection with the CEO's employment, the CEO purchased 3,482,000 shares of restricted common stock, subject to vesting terms, as defined below. The Company received recourse promissory notes in the amount of $3,482,000 in consideration for these shares. The promissory notes bear interest at a rate of 6.8% per year and are payable as to $250,000 of the principal on the closing of an initial public offering and as to $3,232,000 of the principal amount and all accrued interest upon the earlier of March 31, 2002 or the termination of the CEO's employment. The employment agreement provides that if the Company completes an initial public offering prior to January 1, 2002 and the CEO continues employment with the Company the principal on the promissory notes will be forgiven as follows: $745,000 on September 1, 2001, $745,000 on January 1, 2002 and $1,492,000 on March 31, 2002. All principal on the promissory notes will be forgiven upon a change of control, as defined.

   The restricted stock vests as to 100,000 shares on February 15, 2000, as to 180,125 shares for each full three-month period beginning March 15, 2000 through March 15, 2002 during which the CEO is employed by the Company and for an additional 1,441,000 shares on March 31, 2002, provided he is employed by the Company at that time. Upon the completion of an initial public offering before January 1, 2002, the restricted stock will immediately vest as to 250,000 shares, provided that the CEO is employed by the Company at that time and the Company will record stock-based compensation expense of approximately $465,000. The restricted stock will vest as to an additional 250,000 shares on January 31, 2005, or on April 1, 2001 if the Company meets specified financial targets for fiscal year 2000 as determined by the board of directors, provided that the CEO is employed by us through December 31, 2000. If this occurs the Company will record stock-based compensation expense of approximately $465,000. If the Company terminates his employment with or without cause on or before September 1, 2001, 50% of his unvested restricted stock will immediately vest. The restricted stock will vest in full in the event of a change in control or sale of the Company or if the Company terminates his employment with or without cause after September 1, 2001.

   Certain other officers of the Company have purchased restricted stock subject to repurchase agreements or have been granted options to purchase common stock, which provide for accelerated vesting upon the completion of an initial public offering or the achievement of certain operating results for the year ended December 31, 2000. If the Company completes its proposed initial public offering, 25,000 shares of restricted common stock will vest immediately and the Company will record stock-based compensation expense of approximately $64,000. If the Company achieves certain operating results for the year ended December 31,

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                (including data applicable to unaudited periods)

2000, 25,000 shares of restricted common stock and options to purchase 200,000 shares of common stock will immediately vest and the Company will record stock-based compensation expense of approximately $922,000.

(8) Warrants (unaudited)

   On August 4, 2000 the Company issued a warrant to purchase 100,000 shares of common stock at $12.00 per share to a potential customer. The warrant was fully vested and exercisable on the date of issue and the warrant will expire on the earlier of two years or the acquisition of the Company. On August 4, 2000, the Company shipped an evaluation unit to the potential customer, which allocated lab space, engineering resources and test equipment to support the certification of the product. On August 30, 2000, the Company entered into a master purchase and license agreement with the potential customer, pursuant to which, the potential customer has the ability but not the obligation to purchase equipment from the Company.

   On August 11, 2000, the Company shipped an evaluation unit to the potential customer; this unit was subsequently returned to the Company. On September 15, 2000 the Company entered into a master purchase agreement with the potential customer, pursuant to which, the potential customer has the ability but not the obligation to purchase equipment from the Company. On September 18, 2000, the Company issued a warrant to purchase 50,000 shares of common stock at $16.35 per share to a potential customer. The warrant was fully vested and exercisable on the date of issuance and will expire on the earlier of two years or the acquisition of the Company. On September 22, 2000, the Company received a purchase order for one unit to replace the evaluation unit that had been returned. The potential customer has made no future commitments and will also be testing several other competitive products. The evaluation may not be completed this year.

   On September 22, 2000, the Company issued a warrant to purchase 90,000 shares of common stock at $16.35 per share to a potential customer. The warrant was fully vested and exercisable on the date of issuance and will expire on the earlier of two years or the acquisition of the Company. The potential customer has not signed a purchase agreement and has not committed to test an evaluation unit.

   The warrants were valued using the Black-Scholes option pricing model using the following assumptions: 100% volatility, 5.5% risk-free interest rate, 0.0% dividend yield and a 2 year expected life. The value of the warrants, approximately $1,908,000, was recorded as stock-based compensation during the third quarter of 2000.

(9) TCS Acquisition (unaudited)

   On July 31, 2000, the Company acquired Hemisphere Investments, Inc. and its wholly owned subsidiaries including, Technology Control Services, Inc. (collectively, TCS) for an aggregate of 10,106,845 shares of common stock in consideration for all the outstanding capital stock of TCS, and reserved an aggregate of 1,229,436 shares of the Company's common stock in connection with the assumption of outstanding options to purchase capital stock of TCS and assumed approximately $5.5 million of TCS debt, which was repaid upon closing the transaction. 1,516,025 shares of common stock issued to stockholders of TCS are currently held in escrow to secure certain indemnification obligations of TCS and certain of its stockholders. The acquisition was accounted for using the purchase method of accounting in accordance with APB No. 16, Business Combinations. Accordingly, the operating results of TCS have been included in the Company's financial results from the date of the acquisition. The allocation of the purchase price to the assets acquired and liabilities assumed was based on the estimated fair value of the assets and liabilities of TCS. The purchase price allocation is subject to refinement until all pertinent information regarding the acquisition is obtained. The 1,516,025 shares held in escrow have been reflected as outstanding in the September 30, 2000 consolidated balance sheet and have been included in the purchase price allocation in accordance with the provisions of SFAS No. 38 "Accounting for Preacquisition Contingencies of Purchased Enterprises." The value assigned to each element of the purchase price is as follows:

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                (including data applicable to unaudited periods)


           Common stock.................... $121,282,000
           Vested stock options............    6,748,000
           Unvested stock options..........    3,450,000
           Acquisition costs...............      354,000
                                            ------------
                                            $131,834,000
                                            ============

   The Company has accounted for the assumption of TCS stock options in accordance with FIN 44. The fair value of the vested stock options has been included in the purchase price and the difference between the intrinsic value and the fair value of the unvested stock options is included in the purchase price. In addition, the Company has recorded approximately $3,807,000 in deferred compensation related to the intrinsic value of unvested stock options assumed in the transaction, which will be recorded as stock-based compensation expense over the remaining vesting period of approximately three years.

   The Company has allocated the following amounts to intangible assets:

   Identifiable          Amortization
   Intangible Assets        Period       Amount
   -----------------     ------------ ------------
   Assembled workforce     3 years    $    900,000
   Developed technology    3 years    $  4,200,000
   Goodwill                3 years    $112,281,000

   The Company believes the amortization periods represent the estimated useful lives of the intangible assets and will evaluate the realizability of such assets using the undiscounted cash flow method as prescribed by SFAS No. 121 at each reporting period. Approximately $23 million of the purchase price was recorded as acquired in process research and development in the third quarter of fiscal 2000.

   TCS developed and sold custom softswitch and service creation software products and, through its service division, provided network-based service applications such as unified messaging and calling card services. The Company has refocused the efforts of TCS to provide standard software products, which will be part of the ICServiceWorks product, and the Company has decided to dispose of the service division and related assets. The Company has accounted for the proposed disposition of the service division and related assets as assets held for sale pursuant to EITF Issue No. 87-11 "Allocation of Purchase Price To Assets To Be Sold" and accordingly, the service division's results of operations from the date of acquisition to the date of disposition will be excluded from the Company's consolidated results of operations. The Company expects to dispose of the service division and related assets by March 31, 2001. The service division's net assets have been recorded at their estimated net realizable value in the September 30, 2000 consolidated balance sheet. The service division's revenues and operating losses have been excluded from the Company's consolidated results of operations from the date of acquisition to September 30, 2000 and were approximately $425,000 and $25,000, respectively. In accordance with EITF 87-11, any difference between the estimated net realizable value of the service division's net assets and the actual net proceeds received upon disposition will be recorded as an adjustment to goodwill. As a result, the Company expects that the acquired TCS operations will generate revenues significantly lower than those generated by TCS in prior periods and has excluded service division revenue and operating losses of approximately $3.3 million and $315,000, respectively and revenue and operating losses of $2.8 million and $215,000, respectively from the following pro forma resulting operations for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

                (including data applicable to unaudited periods)


   The unaudited pro forma combined results of operations are as follows:

                                                                 Nine Months
                                                    Year Ended      Ended
                                                   December 31,   September
                                                       1999        30, 2000
                                                   ------------  ------------
     Revenues..................................... $  3,764,665  $ 10,528,328
                                                   ============  ============
     Loss from continuing operations attributable
      to common stockholders...................... $(71,617,248) $(61,556,325)
                                                   ============  ============
     Basic and diluted net loss per share......... $      (5.47) $      (4.02)
                                                   ============  ============

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Hemisphere Investments, Inc.

   We have audited the accompanying consolidated balance sheets of Hemisphere Investments, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hemisphere Investments, Inc. and subsidiaries at December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 2 to the financial statements, the Company's recurring operating losses and working capital deficiencies raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters, which include raising additional capital, are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

                                          Ernst & Young LLP

Atlanta, Georgia
July 7, 2000

                          HEMISPHERE INVESTMENTS, INC.

                          CONSOLIDATED BALANCE SHEETS


                                               December 31,         June 30,
                                           ----------------------  -----------
                                              1998        1999        2000
                                           ----------  ----------  -----------
                                                                   (Unaudited)
Assets:
Current assets:
 Cash and cash equivalents................ $3,944,916  $1,064,252  $ 1,611,858
 Trade accounts receivable, net of
  allowance for doubtful accounts of
  $42,780, $23,919 and $78,185 at December
  31, 1998 and 1999 and June 30, 2000
  (unaudited), respectively...............    541,561     877,861    1,396,859
 Loan origination fees....................  1,898,250         --           --
 Uninstalled equipment....................    370,446     460,126    2,255,950
 Balance receivable on sale of
  discontinued operation..................         --     273,107      273,107
 Prepaid expenses and other current
  assets..................................    206,129     468,680      332,954
                                           ----------  ----------  -----------
Total current assets......................  6,961,302   3,144,026    5,870,728
Property and equipment:
 Computer and telephone equipment.........  9,210,370  11,743,198   13,842,478
 Furniture and equipment..................    334,095     382,573      388,179
 Leasehold improvements...................    557,002     583,902      590,252
                                           ----------  ----------  -----------
                                           10,101,467  12,709,673   14,820,909
 Accumulated depreciation................. (3,431,469) (6,358,602)  (8,097,736)
                                           ----------  ----------  -----------
                                            6,669,998   6,351,071    6,723,173
Development costs, net of accumulated
 amortization of $32,709 at December 31,
 1999 and $98,335 at June 30, 2000
 (unaudited) ..............................        --      359,791      294,165

Other assets...............................      169,047     99,472      31,340
                                             ----------- ---------- -----------
Total assets...............................  $13,800,347 $9,954,360 $12,919,406
                                             =========== ========== ===========
Liabilities and stockholders' equity
 (deficit)
Current liabilities:
 Accounts payable..........................  $ 1,824,976 $3,184,118 $ 4,908,938
 Deferred revenue..........................          --   2,698,574   3,568,995
 Accrued expenses..........................      886,167  2,123,205   2,320,684
 Accrued future operating losses on
  discontinued operations..................    4,600,000        --           --
 Current installments of long-term debt....    2,007,552  3,773,205   4,029,029
 Current installments of obligations to
  related parties..........................    5,000,000        --    3,500,000
 Current installments of obligations under
  capital leases...........................      260,076    399,032     543,853
                                             ----------- ---------- -----------
Total current liabilities..................   14,578,771 12,178,134  18,871,499
Long-term debt, excluding current portion..    3,875,057     59,862      59,862
Obligations to related parties.............          --   5,000,000         --
Obligations under capital leases, excluding
 current portion...........................      216,842    320,113     153,467
                                             ----------- ---------- -----------
Total liabilities..........................   18,670,670 17,558,109  19,084,828

Commitments and contingencies

Stockholders' equity (deficit):
 Preferred stock $.001 par value;
  25,000,000 shares authorized;
  5,856,488 shares issued and
  outstanding at December 31, 1999 and
  June 30, 2000 (unaudited); $1.14 per
  share liquidation preference..........         --         5,856        5,856
 Common stock $.001 par value;
  60,000,000 shares authorized;
  30,317,203, 31,337,321 and 36,186,230
  issued and outstanding at December 31,
  1998 and 1999, and June 30, 2000
  (unaudited), respectively.............      30,317       31,337       36,186
 Additional paid in capital.............  50,475,188   57,317,356   64,051,779
 Deferred compensation..................         --           --    (1,375,000)
 Accumulated other comprehensive loss...     (83,015)     (66,385)     (76,546)
 Accumulated deficit.................... (55,105,697) (64,891,913) (68,807,697)
                                         -----------  -----------  -----------
                                          (4,683,207)  (7,603,749) (6,165,422)
 Treasury stock, 70,000 shares at cost..    (187,116)         --           --
                                         -----------  -----------  -----------
Total stockholders' equity (deficit)....  (4,870,323) (7,603,749)  (6,165,422)
                                         -----------  ----------  -----------
Total liabilities and stockholders'
 equity (deficit)....................... $13,800,347  $9,954,360  $12,919,406
                                         ===========  ==========  ===========

See accompanying notes.

                          HEMISPHERE INVESTMENTS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                  Six months ended June
                               Years ended December 31,                    30,
                         --------------------------------------  ------------------------
                            1997          1998         1999         1999         2000
                         -----------  ------------  -----------  -----------  -----------
                                                                       (Unaudited)
 Service revenues....... $12,474,261  $  5,652,991  $ 3,344,909  $ 1,160,761  $ 2,169,388
 Sales of products......   2,929,673       440,173    3,764,665    1,912,077    3,705,845
                         -----------  ------------  -----------  -----------  -----------
 Net sales..............  15,403,934     6,093,164    7,109,574    3,072,838    5,875,233
 Cost of services.......  12,633,349     5,583,966      987,970      388,855      449,149
 Product costs..........   1,109,468       210,582    2,990,597    1,506,330      604,564
                         -----------  ------------  -----------  -----------  -----------
 Gross profit...........   1,661,117       298,616    3,131,007    1,177,653    4,821,520
 General and
  administrative........   6,783,741     8,603,072    1,340,325      709,912    1,202,593
 Research and
  development...........         --      2,867,691    6,678,306    3,942,197    3,953,171
 Selling and marketing..     358,405       253,590      133,560       71,063    1,702,182
 Depreciation and
  amortization..........   1,088,532     1,572,036    2,964,755    1,790,235    1,365,704
                         -----------  ------------  -----------  -----------  -----------
 Operating loss.........  (6,569,561)  (12,997,773)  (7,985,939)  (5,335,754)  (3,402,130)
 Other income (expense):
  Gain on settlement of
   litigation...........         --            --     2,775,259    2,775,259          --
  Interest income.......     107,346       254,107      105,089       45,568       16,720
  Interest expense......    (327,200)     (566,560)  (3,029,895)  (1,504,452)    (530,374)
                         -----------  ------------  -----------  -----------  -----------
 Loss from continuing
  operations before net
  loss from discontinued
  operations............  (6,789,415)  (13,310,226)  (8,135,486)  (4,019,379)  (3,915,784)
 Net loss from
  discontinued
  operations............         --     (5,537,233)         --           --           --
 Loss on disposal of
  discontinued
  operations............         --    (20,172,686)  (1,650,730)  (1,650,730)         --
                         -----------  ------------  -----------  -----------  -----------
 Net loss............... $(6,789,415) $(39,020,145) $(9,786,216) $(5,670,109) $(3,915,784)
                         ===========  ============  ===========  ===========  ===========

See accompanying notes.

                          HEMISPHERE INVESTMENTS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                Accumulated
                                Preferred Stock      Common Stock      Additional                  Other       Treasury Stock
                                ---------------- ---------------------  Paid-in     Deferred   Comprehensive -------------------
                                Shares Par Value   Shares    Par Value  Capital   Compensation Income (loss)  Shares     Value
                                ------ --------- ----------  --------- ---------- ------------ ------------- --------  ---------
Balance at January 1, 1997..        --  $   --   18,066,850   $18,066  $8,589,284    $   --       $23,709    (705,000) $(499,295)
  Net loss......                    --      --           --        --          --        --            --          --         --
  Foreign
   currency
   translation
   adjustment...                    --      --           --        --          --        --       (75,541)         --         --
  Total
   comprehensive
   loss.........
  Conversion of
   note payable
   to
   stockholder
   to common
   stock........                    --      --    1,250,000     1,250   1,998,750        --            --          --         --
  Sale of common
   stock........                    --      --    4,701,090     4,701  14,718,643        --            --          --         --
  Common stock
   issued for
   services.....                    --      --        2,461         3       8,859        --            --          --         --
  Noncash
   compensation
   expense .....                    --      --           --        --     200,750        --            --          --         --
  Common stock
   repurchase
   and
   retirement...                    --      --     (705,000)     (705)         --        --            --     705,000    499,295
  Exercise of
   stock
   options......                    --      --      421,560       422       3,794        --            --          --         --
  Exercise of
   warrants.....                    --      --      100,000       100      15,900        --            --          --         --
                                ------  ------   ----------   -------  ----------    ------       -------    --------  ---------
Balance at
 December 31,
 1997...........                    --      --   23,836,961    23,837  25,535,980        --       (51,832)         --         --
  Net loss......                    --      --           --        --          --        --            --          --         --
  Foreign
   currency
   translation
   adjustment...                    --      --           --        --          --        --       (31,183)         --         --
  Total
   comprehensive
   loss.........
  Issuance of
   common stock
   in connection
   with
   acquisition..                    --      --    2,334,688     2,335   8,402,540        --            --          --         --
  Sale of common
   stock........                    --      --    3,988,888     3,989  14,356,008        --            --          --         --
  Warrants
   issued in
   connection
   with debt....                    --      --           --        --   2,020,000        --            --          --         --
  Noncash
   compensation
   expense......                    --      --           --        --     135,750        --            --          --         --
  Common stock
   repurchase...                    --      --           --        --          --        --            --     (70,000)  (187,116)
  Exercise of
   stock
   options......                    --      --      156,666       156      24,910        --            --          --         --
                                ------  ------   ----------   -------  ----------    ------       -------    --------  ---------
Balance at December 31, 1998..      --      --   30,317,203    30,317  50,475,188        --       (83,015)    (70,000)  (187,116)
                                                 Total
                                Accumulated  Stockholders'
                                  Deficit       Equity
                                ------------ -------------
Balance at January 1, 1997..    $(8,797,547)  $  (665,783)
  Net loss......                 (6,789,415)   (6,789,415)
  Foreign
   currency
   translation
   adjustment...                         --       (75,541)
                                             -------------
  Total
   comprehensive
   loss.........                               (6,864,956)
  Conversion of
   note payable
   to
   stockholder
   to common
   stock........                         --     2,000,000
  Sale of common
   stock........                         --    14,723,344
  Common stock
   issued for
   services.....                         --         8,862
  Noncash
   compensation
   expense .....                         --       200,750
  Common stock
   repurchase
   and
   retirement...                   (498,590)           --
  Exercise of
   stock
   options......                         --         4,216
  Exercise of
   warrants.....                         --        16,000
                                ------------ -------------
Balance at
 December 31,
 1997...........                (16,085,552)    9,422,433
  Net loss......                (39,020,145)  (39,020,145)
  Foreign
   currency
   translation
   adjustment...                         --       (31,183)
                                             -------------
  Total
   comprehensive
   loss.........                              (39,051,328)
  Issuance of
   common stock
   in connection
   with
   acquisition..                         --     8,404,875
  Sale of common
   stock........                         --    14,359,997
  Warrants
   issued in
   connection
   with debt....                         --     2,020,000
  Noncash
   compensation
   expense......                         --       135,750
  Common stock
   repurchase...                         --      (187,116)
  Exercise of
   stock
   options......                         --        25,066
                                ------------ -------------
Balance at December 31, 1998..  (55,105,697)   (4,870,323)

                         HEMISPHERE INVESTMENTS, INC.

                                                                                         Accumulated
                    Preferred Stock       Common Stock       Additional                     Other     Treasury Stock
                  ------------------- ---------------------   Paid-in       Deferred    Comprehensive -------------- Accumulated
                   Shares   Par Value   Shares    Par Value   Capital     Compensation  Income (loss) Shares  Value    Deficit
                  --------- --------- ----------  --------- ------------  ------------  ------------- ------ ------- ------------
 Net loss........        --       --          --        --            --            --           --       --      --   (9,786,216)
 Foreign currency
  translation
  adjustment.....        --       --          --        --            --            --       16,630       --      --           --
 Total
  comprehensive
  loss...........
 Conversion of
  note payable to
  preferred
  stock.......... 1,470,523    1,470          --        --     1,674,926            --           --       --      --           --
 Sale of Series A
  preferred
  stock.......... 4,385,965    4,386          --        --     4,922,046            --           --       --      --           --
 Sale of common
  stock..........        --       --      39,474        40        44,960            --           --       --      --           --
 Treasury stock
  retirement.....        --       --     (70,000)      (70)     (187,046)           --           --   70,000 187,116           --
 Noncash
  compensation
  expense........        --       --          --        --       370,126            --           --       --      --           --
 Additional
  common stock
  issued to
  shareholder....        --       --     833,333       833          (833)           --           --       --      --           --
 Exercise of
  stock options..        --       --     217,311       217        17,989            --           --       --      --           --
                  ---------  -------  ----------   -------  ------------  ------------    ---------   ------ ------- ------------
 Balance at
  December 31,
  1999........... 5,856,488    5,856  31,337,321    31,337    57,317,356            --      (66,385)      --      --  (64,891,913)
 Net loss
  (unaudited)....        --       --          --        --            --            --           --       --      --   (3,915,784)
 Foreign currency
  translation
  adjustment
  (unaudited)....        --       --          --        --            --            --      (10,161)      --      --           --
 Total
  comprehensive
  loss
  (unaudited)....
 Conversion of
  note payable to
  Common stock...        --       --   4,385,965     4,386     4,995,614            --           --       --      --           --
 Deferred stock
  compensation
  (unaudited)....        --       --          --        --     1,375,000    (1,375,000)          --       --      --           --
 Noncash
  compensation
  expense
  (unaudited)....        --       --          --        --       110,000            --           --       --      --           --
 Exercise of
  warrants
  (unaudited)....        --       --     250,000       250       249,750            --           --       --      --           --
 Exercise of
  stock options
  (unaudited)....        --       --     212,944       213         4,059            --           --       --      --           --
                  ---------  -------  ----------   -------  ------------  ------------    ---------   ------ ------- ------------
 Balance at June
  30, 2000
  (unaudited).... 5,856,488  $ 5,856  36,186,230   $36,186  $ 64,051,779  $ (1,375,000)   $ (76,546)      -- $    -- $(68,807,697)
                  =========  =======  ==========   =======  ============  ============    =========   ====== ======= ============
                      Total
                  Stockholders'
                     Equity
                  --------------
 Net loss........   (9,786,216)
 Foreign currency
  translation
  adjustment.....       16,630
                  --------------
 Total
  comprehensive
  loss...........   (9,769,586)
 Conversion of
  note payable to
  preferred
  stock..........    1,676,396
 Sale of Series A
  preferred
  stock..........    4,926,432
 Sale of common
  stock..........       45,000
 Treasury stock
  retirement.....           --
 Noncash
  compensation
  expense........      370,126
 Additional
  common stock
  issued to
  shareholder....           --
 Exercise of
  stock options..       18,206
                  --------------
 Balance at
  December 31,
  1999...........   (7,603,749)
 Net loss
  (unaudited)....   (3,915,784)
 Foreign currency
  translation
  adjustment
  (unaudited)....      (10,161)
                  --------------
 Total
  comprehensive
  loss
  (unaudited)....   (3,825,945)
 Conversion of
  note payable to
  Common stock...    5,000,000
 Deferred stock
  compensation
  (unaudited)....           --
 Noncash
  compensation
  expense
  (unaudited)....      110,000
 Exercise of
  warrants
  (unaudited)....      250,000
 Exercise of
  stock options
  (unaudited)....        4,272
                  --------------
 Balance at June
  30, 2000
  (unaudited).... $ (6,165,422)
                  ==============

See accompanying notes

                          HEMISPHERE INVESTMENTS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 Year ended December 31,           Six months ended June 30,
                           --------------------------------------  --------------------------
                              1997          1998         1999          1999          2000
                           -----------  ------------  -----------  ------------  ------------
Cash flows from operating
activities
Net loss.................  $(6,789,415) $(39,020,145) $(9,786,216) $ (5,670,109) $ (3,915,784)
Adjustments to reconcile
 net loss to net cash
 used in continuing
 operating activities:
  Depreciation and
   amortization..........    1,088,532     1,572,036    3,155,755     1,790,235     1,804,760
  Non-cash compensation
   expense...............      200,750       135,750      370,126       310,277       110,000
  Amortization of loan
   origination cost......          --        121,750    1,898,250     1,015,458           --
  Loss (gain) on disposal
   of property and
   equipment.............      104,914       (16,571)     846,869       846,869           --
  Loss from discontinued
   operations                      --      5,537,233          --            --            --
  Loss on disposal of
   discontinued
   operation.............          --     20,172,686    1,650,730     1,650,730           --
  Changes in assets and
   liabilities:
    Trade accounts
     receivable..........   (1,174,116)    1,688,467     (336,300)       22,777      (518,998)
    Uninstalled
     equipment...........          --       (370,446)     (89,680)     (119,617)   (1,795,824)
    Balance receivable on
     sale of discontinued
     operation...........          --            --      (273,107)     (273,107)          --
    Prepaid expenses and
     other current
     assets..............     (103,012)      128,265     (262,551)   (1,305,407)      135,726
    Other assets.........      (22,597)      (23,577)      69,575       (31,778)       68,132
    Accounts payable.....    1,548,676      (993,525)   1,359,142     1,395,078     1,724,820
    Deferred revenue.....          --            --     2,698,574        75,000       870,421
    Accrued expenses.....      520,833    (1,107,585)   1,269,996        22,814       197,479
    Accrued future
     operating losses on
     discontinued
     operations..........          --            --    (4,600,000)   (1,650,730)          --
                           -----------  ------------  -----------  ------------  ------------
Net cash used in
 operating activities....   (4,625,435)  (12,175,662)  (2,028,837)   (1,921,510)   (1,319,268)
Cash flows from investing
 activities
Acquisition, net of cash
 acquired................          --       (139,966)         --            --            --
Proceeds from sale of
 equipment...............       22,834        66,454          --            --            --
Purchase of property and
 equipment...............   (2,906,071)   (3,371,630)  (3,149,899)     (709,878)   (2,111,236)
Deferred development
 costs...................          --            --      (359,791)          --            --
                           -----------  ------------  -----------  ------------  ------------
Net cash used in
 investing activities of
 continuing operations...   (2,883,237)   (3,445,142)  (3,509,690)     (709,878)   (2,111,236)
Cash flows from financing
 activities
Proceeds from issuance of
 preferred stock.........          --            --     4,926,432           --            --
Proceeds from issuance of
 common stock............   14,723,344    14,359,997       45,000           --            --
Proceeds from stock
 option exercise.........        4,216        25,066       18,206        12,800         4,272
Proceeds from exercise of
 warrants................       16,000           --           --            --        250,000
Proceeds from long-term
 debt....................          --            --     1,639,765     1,639,765       500,000
Proceeds from borrowings
 from related parties....          --      5,000,000          --            --      3,500,000
Purchase of treasury
 stock...................          --       (187,116)         --            --            --
Repayment of borrowings..   (1,020,554)   (2,860,060)  (2,371,655)   (2,125,797)     (266,001)
                           -----------  ------------  -----------  ------------  ------------
Net cash provided by
 (used in) financing
 activities of continuing
 operations..............   13,723,006    16,337,887    4,257,748      (473,232)    3,988,271
Effect of exchange rate
 fluctuation on cash.....      (75,541)      (33,756)      50,845        34,870       (10,161)
Net cash used by
 discontinued
 operations..............          --     (4,033,998)  (1,650,730)     (675,493)          --
                           -----------  ------------  -----------  ------------  ------------
Net increase (decrease)
 in cash and cash
 equivalents.............    6,138,793    (3,350,671)  (2,880,664)   (3,745,243)      547,606
Cash and cash equivalents
 at beginning of period..    1,156,794     7,295,587    3,944,916     3,944,916     1,064,252
                           -----------  ------------  -----------  ------------  ------------
Cash and cash equivalents
 at end of period........  $ 7,295,587  $  3,944,916  $ 1,064,252  $    199,673  $  1,611,858
                           ===========  ============  ===========  ============  ============

See accompanying notes.

                          HEMISPHERE INVESTMENTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1999 and pertaining to June 30, 2000
                                      and
         for the six months ended June 30, 1999 and 2000 is unaudited)

1. Organization and Nature of Business

 Description of Business

   Hemisphere Investments, Inc. (the "Company") was formed in 1994 to develop telecommunications software applications to enhance functionality related to programmable switching technology. Software applications focus on enhanced telecommunications capabilities in the convergence of voice and data communications.

   The Company has historically derived its primary sources of revenue from facilities-based resellers of long distance services. The Company charges switching fees or transaction fees for each minute of traffic that its facilities process. In 1999, the Company began releasing its software applications into the marketplace. In 1999 and going forward, the majority of the Company's revenue will be derived from software sales.

2. Summary of Significant Accounting Policies

 Basis of Presentation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries Interglobe Telecommunications (International), Plc., Interglobe Telecommunications (International), Inc. (see note 3), Technology Control Systems, Inc., Technology Control Services, Inc., Technology Control Services (UK), Ltd., European International Teleconsultants, Ltd., Technology Control Services (Hong Kong), Limited and Nicom, Inc. All significant intercompany transactions and accounts have been eliminated in consolidation.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences may be material to the financial statements.

   The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The fair value estimates presented in the balance sheets herein are based on pertinent information available to management as of the respective balance sheet dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

 Interim Financial Information (Unaudited)

   The accompanying financial statements at June 30, 2000 and for the six months ended June 30, 1999 and 2000 are unaudited but include all adjustments (consisting of normal recurring accruals), which, in the opinion of management, are necessary for a fair statement of the financial position and the operating results and cash flows for the interim date and periods presented. Results for the interim period ended June 30, 2000 are not necessarily indicative of results for the entire year or future periods.

                         HEMISPHERE INVESTMENTS, INC.

 (Information subsequent to December 31, 1999 and pertaining to June 30, 2000
                                      and
         for the six months ended June 30, 1999 and 2000 is unaudited)


2. Summary of Significant Accounting Policies (continued)

 Revenue Recognition

   The Company designs and manufactures an advanced softswitch platform that provides both call control and an open service creation environment that enables the rapid deliver of carrier-class services and enhanced applications like unified messaging and pre-paid calling card services.

   Revenue for customer contracts that include multiple elements, such as software license, implementation and consulting services, maintenance and customer training, are allocated to the various elements based on vendor specific objective evidence of fair value (VSOE). The Company establishes VSOE based on the price charged for the element when sold separately.

   Revenue from sales of software products which do not require significant modification or customization is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable in accordance with Statement of Position 97-2, Software Revenue Recognition, as amended. Revenue from implementation services, including installation, on-site testing, validation and training is recognized as the services are provided.

   Where customers require significant customization of the software products, the license and service fees are recognized as long-term contracts in conformity with Accounting Research Bulletin No. 45, Long Term Construction Type Contracts and Statement Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Revenue is recognized based upon the completed contract method. Provisions for anticipated losses on contracts are made in the period in which they first become determinable. Equipment purchased of contracts are recorded as uninstalled equipment until such time as the revenue recognition criteria have been met.

   Service bureau revenue is recognized at the time of customer usage based upon minutes of traffic processed at contractual fees.

   Revenue related to ongoing support services including both product and service bureau revenue following the completion of the initial service or product launch of the software is recognized as the work is performed. Revenue from maintenance service is recognized ratably over the term of the maintenance or service contract. Deferred revenue represents revenue from customers in advance of the revenue being earned.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

 Loan Origination Fees

   The Company capitalized costs to obtain a Facility Agreement. These amounts were amortized over the life of the loan. See Note 3 for further information.

 Uninstalled Equipment

   Uninstalled equipment consists of equipment received for future installation. This equipment is stated at cost.

                          HEMISPHERE INVESTMENTS, INC.

  (Information subsequent to December 31, 1999 and pertaining to June 30, 2000
                                      and
         for the six months ended June 30, 1999 and 2000 is unaudited)

2. Summary of Significant Accounting Policies (continued)

 Property and Equipment

   Property and equipment are stated at cost. Depreciation and amortization is provided for financial reporting purposes using the straight line method over the following estimated useful lives:

     Computer and telephone equipment    2-7 years
     Furniture and equipment              5 years
     Leasehold improvements            Term of lease

   Repairs and maintenance are expensed as incurred. Replacements and betterments are capitalized. Amortization of assets recorded under capital leases is included with depreciation and amortization expense. Property and equipment are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Total depreciation expense for 1997, 1998 and 1999 was $1,089,000, $1,572,000 and $3,123,000, respectively. Total depreciation expense for the six months ended June 30, 1999 and 2000 was $1,790,000 and $1,739,000, respectively.

   Effective January 1, 1999, the Company prospectively revised the estimated useful lives of computer and telephone equipment from seven to three years. The decision to change the estimated service period for these assets was to conform to industry standards and more accurately reflect the useful period of these assets. This change in accounting estimate resulted in a $397,000 and $794,000 increase in depreciation expense for the six months ended and the year ended December 31, 1999, respectively.

 Impairment of Long-Lived Assets

   The Company evaluates impairment of long-lived assets pursuant to Statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management periodically evaluates property and equipment for impairment whenever events or changes in circumstances indicate the assets may be impaired.

   This evaluation consists of comparing estimated future cash flows (undiscounted and without interest charges) over the remaining life of the asset to its carrying value. When such evaluation results in a deficiency, the asset is written down to its estimated fair value.

 Research and Development Costs

   The Company accounts for its software development costs in accordance with Statement of Financial Accounting Standard No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Accordingly, the costs for the development of new software that is included in the hardware products and substantial enhancements to such existing software are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized. Capitalized costs are amortized over the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current anticipated future gross revenues for that product or (b) the straight-line method over the estimated economic life of the related product (currently not to exceed three years). During 1999, the Company capitalized approximately $393,000. Amortization expense was approximately $33,000 for the year ended December 31, 1999 and $66,000 for the six months ended June 30, 2000.

                          HEMISPHERE INVESTMENTS, INC.

  (Information subsequent to December 31, 1999 and pertaining to June 30, 2000
                                      and
         for the six months ended June 30, 1999 and 2000 is unaudited)

2. Summary of Significant Accounting Policies (continued)

   The Company determines technological feasibility has been established at the time at which a working model of the software has been completed. Research and development expenses consist primarily of salaries, benefits, equipment and allocable overhead for software engineers, pre-production quality assurance personnel, program managers and technical writers.

   In July 1999, pursuant to an agreement with its largest customer, the Company received a $2,500,000 non-refundable license fee for the purchase and installation of certain test beds required for continued custom software development. The agreement provided for payment within 45 days of receipt of invoice and requires the Company to maintain the test bed such that it is capable of testing the current release of the Company's unified messaging application. The Company recognized revenues of $294,000 for the year ended December 31, 1999 and $294,000 for the six months ended June 30, 2000. The agreement will terminate in October of 2003.

 Advertising Costs

   Advertising costs are expensed in the period incurred. Total advertising expenses were approximately $152,000, $150,000 and $6,000,for the years ended December 31, 1997, 1998 and 1999, respectively. Total advertising expenses were $2,000 and $73,000 for the six months ended June 30, 1999 and 2000, respectively.

 Income Taxes

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Such amounts are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse.

 Statements of Cash Flows

   In April and May 1999, the Company received proceeds from loans amounting in total to approximately $1,650,000. In July 1999, the notes together with accrued interest were converted to 1,470,523 shares of Series A Preferred Stock.

   In June 2000, obligations to related parties of $5,000,000 were converted to 4,385,965 shares of common stock.

   The Company has entered into capital lease agreements aggregating approximately $568,000 and $101,000 for the years ended December 31, 1999 and 1998, respectively. These non-cash transactions are excluded from the statements of cash flows; however, depreciation expense from the assets recorded under such capital leases is included in the statements of cash flows.

   Interest paid for the years ended December 31, 1997, 1998 and 1999 was approximately $349,000, $248,000 and $1,054,000, respectively. Interest paid for the six months ended June 30, 1999 and 2000 was approximately $235,000 and $249,000, respectively.

 Foreign Currency Translation

   The Company's United Kingdom subsidiaries consider the British pound to be their functional currency. The Company considers its functional currency to be the U.S. dollar. The foreign subsidiary's assets and liabilities are translated at year-end rates of exchange and revenues and expenses are translated at the average rates of exchange during the year.

                          HEMISPHERE INVESTMENTS, INC.

  (Information subsequent to December 31, 1999 and pertaining to June 30, 2000
                                      and
         for the six months ended June 30, 1999 and 2000 is unaudited)

2. Summary of Significant Accounting Policies (continued)

   Gains and losses resulting from currency translation are accumulated as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the results of operations.

 Accounting for Employee Stock Options

   In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement 123"). Under Statement 123, the Company may continue following existing accounting rules or adopt a new fair value method of valuing stock-based awards.

   The Company elected to continue following the existing accounting rules under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations in accounting for its employee stock options. The pro forma effect on the accompanying consolidated statements of operations of adopting Statement 123 is presented in Note 7.

 Concentrations of Credit Risk

   The Company received approximately 83%, 68% and 66% of its revenue from its two largest customers for the years ended December 31, 1997, 1998 and 1999, respectively.

 Reclassifications

   Certain items in the prior year consolidated financial statements have been reclassified to conform to the current presentation.

 Liquidity

   Since its existence, the Company has been developing its core technology, which has resulted in working capital deficiencies and recurring losses through December 1999. The activities engaged in by the Company involve a high degree of risk and uncertainty. Successful implementation of the Company's strategy will depend upon many factors including among others, the need for additional financing, the dependence on technology, acceptance and pricing of the Company's services, the ability to meet Federal Communication Commission's requirements and the competitive environment in the Company's marketplace. The Company's ability to develop these operations may be impacted by uncertainties related to technological change and obsolescence, product development, competition and government regulations. As a result of the aforementioned factors and the related uncertainties, there can be no assurance of the Company's future success.

   The Company must raise additional funds during the next 12 months to maintain its operations and meet its debt service obligations. Capital requirements including costs of development and start-up activities for the Company will be significant.

   While the Company believes that sufficient capital will be raised so that the Company can maintain its operations and meet its debt service obligations, there can be no assurances that such funds will be secured or have favorable terms. Depending on their extent and timing, these factors, individual or in the aggregate, could have a material adverse effect on the Company's financial condition.

                          HEMISPHERE INVESTMENTS, INC.

  (Information subsequent to December 31, 1999 and pertaining to June 30, 2000
                                      and
         for the six months ended June 30, 1999 and 2000 is unaudited)

2. Summary of Significant Accounting Policies (continued)

   As a result of the aforementioned factors and the related uncertainties, there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

3. Investment in Interglobe Telecommunications (International). Plc.

   On March 31, 1998, the Company acquired all of the outstanding capital stock of Interglobe Telecommunications (International), Plc. ("Interglobe"), a London, England based telecommunications company principally engaged in providing long distance services from the sale of prepaid and post paid calling cards.

   The acquisition was accounted for under the purchase method of accounting. The purchase price of Interglobe was approximately $18,471,000 consisting primarily of $8,090,000 in seller notes payable, liabilities in excess of assets acquired of $1,714,000, acquisition costs of $262,000, and 2,334,688 shares of the Company's common stock. The shares were valued at approximately $8,405,000 based on the board of directors' estimate of the fair value of the stock in the absence of a trading market for the stock.

   As a result of Interglobe's deteriorating operating results, the Company formalized its plan to discontinue the business on January 8, 1999. Interglobe has been accounted for as a discontinued operation and, accordingly, the results of its operations have been excluded from continuing operations in the consolidated statements of operations for 1998 and 1999.

   The Company recorded an estimated loss on disposal of $20,172,686 in 1998 associated with the divestiture of Interglobe. The loss was based upon expected operating losses of $4,600,000 to be incurred during the phase-out period and upon management's estimate of net realizable value based on contract negotiations. The Company completed the sale in February 2000 and will receive approximately $273,000 in proceeds from the ultimate sale of Interglobe. Based upon the actual results of operations and proceeds upon disposal, the estimated loss on disposal was increased by $1,650,730 and is reflected in the 1999 statement of operations.

   Operating results of Interglobe for the years ended December 31, 1998 and 1999 were:

                                                          1998         1999
                                                       -----------  -----------
     Revenues......................................... $ 8,850,919  $ 8,834,371
     Cost of services.................................   5,311,753    4,955,755
     Loss from operations.............................  (5,536,280)  (5,693,333)
     Net loss.........................................  (5,537,233)  (5,695,728)

   The net assets and liabilities of the discontinued operations consist of the following at December 31, 1998 and 1999:

                                                             1998       1999
                                                          ---------- ----------
     Cash................................................ $1,049,132 $  325,406
     Accounts receivable.................................  2,748,777  1,200,826
     Inventories.........................................    113,924    113,924
     Other current assets................................    185,853    157,870
                                                          ---------- ----------
     Total current assets................................  4,097,686  1,798,026
     Property and equipment..............................  1,401,404  1,363,483
                                                          ---------- ----------
     Total assets........................................ $5,499,090 $3,161,509
                                                          ========== ==========
     Accounts payable.................................... $5,887,393 $4,376,751
     Other current liabilities...........................  1,369,956  2,304,350
     Long-term debt......................................    288,488         --
                                                          ---------- ----------
     Total liabilities................................... $7,545,837 $6,681,101
                                                          ========== ==========
     Net liabilities..................................... $2,046,747 $3,519,592
                                                          ========== ==========

                          HEMISPHERE INVESTMENTS, INC.

  (Information subsequent to December 31, 1999 and pertaining to June 30, 2000
                                      and
         for the six months ended June 30, 1999 and 2000 is unaudited)


4. Long-Term Debt

   Long-term debt consists of the following:

                                                   December 31,       June 30,
                                               --------------------- -----------
                                                  1998       1999       2000
                                               ---------- ---------- -----------
                                                                     (Unaudited)
Notes payable on March 31, 2000 with interest
 at 8% per annum with quarterly interest
 payments....................................  $3,815,195 $3,773,205 $3,529,029
Notes payable upon demand by holder after
 September 30, 1998. Interest accrues at
 5.25% per annum with quarterly interest
 payments....................................   2,007,552        --         --
Convertible note payable upon demand by
 holder. Interest accrues at 10% per annum
 with interest due upon maturity.............         --         --     500,000
Financing received for research and
 development payable May 1, 2003 unless
 certain financial criteria are met by the
 Company. Interest accrues at prime plus 1%
 (9.5% at December 31, 1999) per annum with
 semi-annual interest payments...............      59,862     59,862     59,862
                                               ---------- ---------- ----------
Total........................................   5,882,609  3,833,067  4,088,891
Less current portion.........................   2,007,552  3,773,205  4,029,029
                                               ---------- ---------- ----------
                                               $3,875,057 $   59,862 $   59,862
                                               ========== ========== ==========

   In connection with the purchase of Interglobe, the Company held notes payable in the amount of $3,773,205 payable to the sellers of Interglobe ("Note Holders"). The notes accrued interest of 8% per annum with quarterly interest payments and were payable on March 31, 2000. An event of default due to non-payment occurred on March 31, 2000 in respect of the notes between the Company and the Note Holders. Pursuant to an extension agreement dated May 25, 2000, the Note Holders agreed to forbear the event of default subject to a payment plan and the issuance of warrants to purchase up to 99,600 shares of common stock at the exercise price of $.01 per share. Additional loan origination costs were recorded relating to the fair value of the warrants issued using a Black-Scholes option pricing model with the following assumptions: a risk-free interest rate of 6.57%; no anticipated dividends; a 0.5 volatility factor; a fair market value of $1.00 and an expected life of 5 years. The payment plan calls for periodic payments by the Company through September 30, 2000 and restricts the Company from borrowing additional funds without the Note Holders' consent.

5. Obligations to Related Parties

   On December 9, 1998, the Company executed a Facility Agreement with Nomura International Plc., Ramot AG, and another shareholder for $5 million. The term of the facility was for one year with a 12% per annum rate of interest. Interest payments were due on December 9, 1999. Additionally, the lenders were granted warrants to purchase an aggregate of 2,000,000 shares of Common Stock at an exercise price of $.001 per share. Such warrants were immediately exercisable with an expiration date five years from the date of execution of the agreement.

   The warrants were granted at less than the fair market value of the stock as determined by the Company. As a result, the Company recorded approximately $2.0 million of loan origination fees associated with the warrants in 1998 which were amortized over the life of the loan. The fair value of the warrants were estimated on the date of grant using a Black-Scholes option pricing model with the following assumptions: a risk-free interest rate of 5.55%; no anticipated dividends; a 0.5 volatility factor; a fair market value of $1.02 and an

                          HEMISPHERE INVESTMENTS, INC.

  (Information subsequent to December 31, 1999 and pertaining to June 30, 2000
                                      and
         for the six months ended June 30, 1999 and 2000 is unaudited)

5. Obligations to Related Parties (Continued)

expected life of 5 years. Under the terms of the Facility Agreement, substantially all of the assets and stock of the Company have been used to secure the debt. On January 13, 2000, the Company issued convertible promissory notes to other investors (collectively, the "Holders") for a total principal amount of $5,000,000 and used the principal received to repay the existing bridge loan facility. Interest on the promissory notes accrued at the rate of 12% per annum and the loan is payable on January 13, 2001. As additional consideration, the Company issued the Holders warrants to purchase up to 250,000 shares of Common Stock at an exercise price of $1.00. The Holders have the right to convert all outstanding principal debt to common stock of the Company upon the occurrence of certain events at a purchase price per share determined in accordance with such agreement. In accordance with the terms of the promissory notes, the Holders elected to convert the $5 million principal amount into common stock of the Company during June 2000 using a conversion price equal to the price per share paid in the last equity financing being $1.14. Upon such conversion, one of the Holders provided a loan to the Company of an additional $2.5 million. Principal and interest on the $2.5 million loan is not convertible. Interest accrued at the rate of 12% per annum.

   From April 27, 2000, to May 28, 2000, the Company entered into convertible promissory notes with Portil AG and another shareholder for $1 million. The notes were payable upon 30 days written notice and accrued interest at the rate of 10% per annum. The notes were convertible at the election of the Lender. The Lenders have elected to convert their Notes into shares of the Company's common stock using a conversion price equal to the price per share paid in the last equity financing being $1.14.

6. Income Taxes

   The Company's deferred income tax assets and liabilities are as follows:

                                                          December 31
                                                   --------------------------
                                                       1998          1999
                                                   ------------  ------------
   Deferred income tax liabilities:
    Depreciation.................................. $    263,629  $    179,155
   Deferred income tax assets:
    Accrued bonus.................................          --        115,790
    Deferred revenue..............................          --        808,511
    Research & development credit.................          --        318,056
    Net operating loss carryforwards..............   10,162,245    13,682,504
    Other.........................................      634,526       394,526
                                                   ------------  ------------
   Total deferred income tax assets...............   10,796,771    15,319,387
   Valuation allowance for deferred income tax
    assets........................................  (10,533,142)  (15,140,232)
                                                   ------------  ------------
   Net deferred income tax assets.................      263,629       179,155
                                                   ------------  ------------
   Net deferred income taxes...................... $        --   $        --
                                                   ============  ============

   At December 31, 1999, the Company has U.S. and U.K. net operating loss carryforwards for federal income tax purposes of approximately $32,495,000 and $5,531,000, respectively, which are available to offset future federal taxable income, if any, through 2018.

                          HEMISPHERE INVESTMENTS, INC.

  (Information subsequent to December 31, 1999 and pertaining to June 30, 2000
                                      and
         for the six months ended June 30, 1999 and 2000 is unaudited)

6. Income Taxes (Continued)

   The actual income tax expense attributable to earnings from continuing operations differed from the amounts computed by applying the statutory federal income tax rate of 34% to pretax earnings from continuing operations as a result of the following:

                                                             December 31
                                                       ------------------------
                                                          1998         1999
                                                       -----------  -----------
   Federal income taxes at statutory rate............. $(4,525,477) $(2,766,065)
   State tax, net of federal benefit..................    (399,307)    (244,065)
   Change in valuation allowance......................   4,868,220    3,132,643
   Research and development costs.....................         --      (318,056)
   Other..............................................      56,564      195,543
                                                       -----------  -----------
                                                       $       --   $       --
                                                       ===========  ===========

7. Stockholders' Equity

 Preferred Stock Issuances

   On July 7, 1999, the Company issued 4,385,965 shares of Series A Preferred Stock for an aggregate amount of approximately $4,926,000, net of expenses of $74,000. In conjunction with this transaction, debt of $1,676,396 including accrued interest was converted into 1,470,523 shares of Series A Preferred Stock.

   Holders of shares of Series A Preferred Stock are entitled to the following:
(1) In the event of any liquidation, dissolution or winding up of the corporation, receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, an amount equal to $1.14 for each outstanding share of preferred stock; (2) The merger, consolidation or acquisition of the Corporation with or into another corporation, which results in the exchange of outstanding shares for securities or other consideration issued or paid shall be deemed to be a liquidation, dissolution or winding up of the Corporation. The amount deemed distributed to the holders of preferred stock shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring party;
(3) Each preferred share shall be convertible, at the option of the holder, at any time after the date of issuance of such share into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (a) the Original Series A Issue Price by (b) the conversion price, as defined, applicable to such share, in effect on the date that the certificate is surrendered for conversion; (4) There is automatic conversion into Common Stock upon the earlier to occur of (a) the Corporation's sale of its common stock in a firm commitment underwritten public offering in which the Corporation is to receive aggregate cash proceeds in excess of $25 million and the public offering price of which is not less than $5.50 per share or (b) the date specified by written consent or agreement of the holders of a majority of the then outstanding preferred stock; (5) The preferred stockholder shall have the right to one vote for each share of Common Stock into which such Series A preferred stock could then be converted, with powers equal to the voting rights and powers of the holders of the Common Stock.

   At December 31, 1999, warrants to purchase 75,000 shares of Series A Preferred Stock were issued at an exercise price of $1.43 per share. The warrants expire three years from the date of issuance.

 Common Stock Issuances

   During March through August 1998, the Company issued an aggregate of 3,988,888 shares of common stock at $3.60 per share. The proceeds to the Company were $14,359,997. On August 21, 1999, the Company issued a further 833,333 shares of common stock in connection with this offering as a result of certain financial and performance targets not being met.

                          HEMISPHERE INVESTMENTS, INC.

  (Information subsequent to December 31, 1999 and pertaining to June 30, 2000
                                      and
         for the six months ended June 30, 1999 and 2000 is unaudited)

7. Stockholders' Equity (Continued)

 Stock Option Plan

   In October 1996, the Company adopted the 1996 Employee Stock Option Incentive Plan ("the Plan"), which provides for the granting to directors, officers, key employees and consultants up to 6,270,007 and 6,645,007 shares of common stock at December 31, 1999 and June 30, 2000 (unaudited), respectively.

   Options for 5,637,667 and 6,012,667 shares at December 31, 1999 and June 30, 2000 (unaudited), respectively are governed by the Hemisphere Investments plan under which grants of options may be incentive stock options and will be at such exercise prices, in such amounts, and upon such terms and conditions, as determined by the stock option committee under the Plan (such committee is comprised of several members of the board of directors). In October 1996, the Company's directors set aside 1,969,623 shares for issuance under the Plan. On April 20, 1998, the Company's Board of Directors increased the number of options available under the Hemisphere Investments plan from 1,969,623 options to 3,343,198 options. On October 5, 1998, the Company's Board of Directors increased the number of options available under the Hemisphere Investments' plan from 3,343,198 options to 3,565,420 options. On September 16, 1999, the number of options available under the Hemisphere Investments' plan was increased from 3,565,420 to 5,637,667. On June 12, 2000, the number of options available under the Hemisphere Investments' plan was increased from 5,637,667 to 6,012,667. Each of the foregoing increases to the Plan were subsequently approved and ratified by a majority of the shareholders. However, with respect to incentive stock options, the option exercise price may not be less than 100 percent of the market value at the time of grant (110 percent if the incentive stock option is granted to a 10 percent or more stockholder) and the term of any option may not exceed ten years.

   The remaining 632,340 options are governed by the McCarthy plan under which the grants of options will be at such exercise prices, in such amounts, and upon such terms and conditions, as determined by the Stock Option committee under the McCarthy Plan (such committee is comprised of those Directors of the Board who represent McCarthy Corporation's interest in the Company). All options available under the McCarthy Plan had been issued to members of the stock option committee at a stock option exercise price of $0.01.

   The following table summarizes all option activity:

                                                Options               Weighted-
                                               Available               Average
                                               for Future  Number of  Exercise
                                                 Grant      Shares      Price
                                               ----------  ---------  ---------
   Balance as of December 31, 1996............    804,623  1,797,340    $0.11
    Granted...................................   (684,000)   684,000     2.45
    Exercised.................................        --    (421,560)    0.04
    Canceled/forfeited........................     10,000    (10,000)    0.16
                                               ----------  ---------
   Balance as of December 31, 1997............    130,623  2,049,780     0.91
    Additional shares reserved................  1,595,797        --       --
    Granted................................... (1,151,750) 1,151,750     3.20
    Exercised.................................         --   (156,667)    0.16
    Canceled/forfeited........................    417,833   (417,833)    1.91
                                               ----------  ---------
   Balance as of December 31, 1998............    992,503  2,627,030     1.79
    Additional shares reserved................  2,072,247        --       --
    Granted................................... (3,210,500) 3,210,500     0.97
    Exercised.................................         --   (219,182)    0.08
    Canceled/forfeited........................    700,068   (700,068)    0.98
                                               ----------  ---------
   Balance as of December 31, 1999............    554,318  4,918,280     0.79
    Additional shares reserved (unaudited)....    375,000        --       --
    Granted (unaudited)....................... (1,085,500) 1,085,500     0.75
    Exercised (unaudited).....................        --    (212,944)    0.02
    Canceled/forfeited (unaudited)............    163,338   (163,338)    1.00
                                               ----------  ---------    -----
   Balance as of June 30, 2000 (unaudited)....      7,156  5,627,498    $0.81
                                               ==========  =========

                          HEMISPHERE INVESTMENTS, INC.

  (Information subsequent to December 31, 1999 and pertaining to June 30, 2000
                                      and
         for the six months ended June 30, 1999 and 2000 is unaudited)


7. Stockholders' Equity (Continued)

 Stock Option Plan (Continued)

   The following table summarizes information about stock options outstanding at December 31, 1999:

                      Options Outstanding               Options Exercisable
               -------------------------------------   -----------------------
                 Number                  Weighted        Number
               Outstanding   Weighted     Average      Exercisable   Weighted
   Range of        at        Average     Remaining         at        Average
   Exercise     December     Exercise   Contractual     December     Exercise
    Price       31, 1999      Price     Life (Years)    31, 1999      Price
   --------    -----------   --------   -----------    -----------   --------
   $0.01          310,780     $0.01        7.63           210,780     $0.01
    0.16          910,000      0.16        6.88           910,000      0.16
    1.00        3,697,500      1.00        9.45           389,000      1.00
                ---------                               ---------
                4,918,280                               1,509,780
                =========                               =========

   Compensation expense has been recognized for stock options granted at less than market value in the amount of $1,485,000 and $59,850 for the six months ended June 30, 2000 and 1999, respectively and $119,699, $135,750 and $200,750 for the years ended December 31, 1999, 1998 and 1997, respectively.

   On February 9, 1999, the board of directors of Hemisphere Investments resolved that all options granted under the 1996 Employee Stock Option Plan with an exercise price greater than $1.00 per share would be repriced at $1.00 per share, the fair market value determined by the Company's Board in absence of a public market, effective immediately. The repricing of the options qualified the awards as variable under FASB Interpretation Number 44, Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25 ("FIN 44").

   In addition, certain options were repriced below market and compensation expense of $137,200 was recognized during 1999.

   Pro forma information regarding net income is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated using the "minimum value" method which may be used by nonpublic companies to value an award.

   The "minimum value" of each option grant is estimated on the date of grant as the excess of the fair value of the stock at the date of grant over the present value of the exercise price using the following weighted-average assumptions for grants in 1997, 1998 and 1999: a weighted average risk-free interest rate of 5.98%, 5.47% and 5.71%; no anticipated dividends; no volatility; and a weighted average expected life of the options of three years.

   Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed by Statement 123, the Company's net loss would have been changed to the pro forma amounts indicated below:

                                            1997          1998         1999
                                         -----------  ------------  -----------
     Net Loss
     As Reported........................ $(6,789,415) $(39,020,145) $(9,786,216)
     Pro Forma..........................  (6,775,897)  (39,161,837)  (9,841,777)

                          HEMISPHERE INVESTMENTS, INC.

  (Information subsequent to December 31, 1999 and pertaining to June 30, 2000
                                      and
         for the six months ended June 30, 1999 and 2000 is unaudited)


8. Reservations of Common Stock

   A summary of the Company's shares of common stock reserved for future issuance at December 31, 1999 is as follows:

     Warrants........................................................  2,000,000
     Employee Options................................................  5,472,598
     Conversion of preferred stock...................................  5,856,488
                                                                      ----------
                                                                      13,329,086
                                                                      ==========

9. Gain on Settlement of Litigation

   Pursuant to a settlement agreement in April 1999 and in consideration for a full release from future claims or liability, the Company recovered damages in the amount of approximately $2.8 million, net of expenses of $1.2 million, for unauthorized use of the Company's intellectual property.

10. Commitments and Contingencies

 Leases

   The Company leases its office space and certain equipment under terms of non-cancelable operating leases. The Company also leases equipment under various capital leases. The leases generally require that the Company pay certain maintenance, insurance and other operating expenses. Rent expense under operating leases was approximately $475,000, $689,000 and $551,000 for the years ended December 31, 1997, 1998 and 1999, respectively. Rent expense under operating leases was approximately $256,000 and $216,000 for the six months ended June 30, 1999 and 2000, respectively.

   At December 31, 1999, future minimum lease payments under capital leases and non-cancelable operating leases with initial or remaining lease terms in excess of one year are as follows:

                                                             Capital  Operating
                                                              Leases   Leases
                                                             -------- ---------
     2000..................................................  $458,336 $242,178
     2001..................................................   308,308  207,808
     2002..................................................    33,250  207,604
     2003..................................................        --  125,314
                                                             -------- --------
     Total minimum lease payments..........................   799,894 $782,904
                                                                      ========
     Less amounts representing interest at rates ranging
      from 10% to 13%......................................    80,749
                                                             --------
     Present value of net minimum capital lease payments...   719,145
     Less current installments of obligations under capital
      leases...............................................   399,032
                                                             --------
     Obligations under capital leases, excluding current
      installments.........................................  $320,113
                                                             ========

                          HEMISPHERE INVESTMENTS, INC.

  (Information subsequent to December 31, 1999 and pertaining to June 30, 2000
                                      and
         for the six months ended June 30, 1999 and 2000 is unaudited)


10. Commitments and Contingencies

 Leases (continued)

   Property and equipment at year end include the following amounts for capitalized leases:

                                                            1998        1999
                                                         ----------  ----------
     Computer and telephone equipment................... $1,281,218  $1,475,734
     Less accumulated depreciation......................   (794,070)   (777,997)
                                                         ----------  ----------
                                                         $  487,148  $  697,737
                                                         ==========  ==========

   Amortization of these assets is included in depreciation expense.

 Legal Proceedings

   In May 1999, MCI WorldCom filed a lawsuit against Hemisphere Investments, Inc. and its subsidiary claiming breach of contract in the sum of $1.5 million. In a subsequent amendment response to an interrogatory, additional invoices were added increasing the balance to approximately $3.2 million. The Company has filed an answer denying liability and instituted a counter-claim against MCI WorldCom for an unspecified sum. At present both parties are in the process of discovery. The Company has provided for any anticipated losses.

   The Company is involved in other claims and legal actions which arose in the ordinary course of business. In the option of management and outside legal counsel the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

 Employment Agreements

   During 1999, the Company entered into employee agreements with the Company's chief executive officer, president and chief financial officer. The Company also has employee agreements with certain other senior management of the Company. The amount of minimum commitment on the employment agreements is approximately $1,086,660 through September 31, 2001. Each of the agreements provides for certain benefits upon change of control or termination without cause.

11. Impact of Recently Issued Accounting Pronouncements

   In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("Statement 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, Statement 133 was amended by Statement No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of Statement 133 ("Statement 137"). As a result of this amendment, Statement 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In accordance with Statement 133, an entity is required to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company does not expect the adoption of this statement to have a material effect on its consolidated financial position or results of operations.

                          HEMISPHERE INVESTMENTS, INC.

  (Information subsequent to December 31, 1999 and pertaining to June 30, 2000
                                      and
         for the six months ended June 30, 1999 and 2000 is unaudited)


11. Impact of Recently Issued Accounting Pronouncements (Continued)

   On December 3, 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition policies comply with SAB 101.

12. Industry and Geographic Segment Information

 Industry Segment Disclosures

   The Company operates in two business segments: services and products. The Company's service division sells enhanced services on a per minute basis using TCS-owned and managed platforms. The primary services offered by this division are calling card and unified messaging services. The Company's product division sells software products to telecommunications providers. These products generally require an extensive amount of customization to interface with the customer's existing network and billing infrastructure.

   The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There is no intercompany profit or loss on transactions between the reportable segments.



                                                                   Six months ended June
                                Years ended December 31,                    30,
                          --------------------------------------  ------------------------
                             1997          1998         1999         1999         2000
                          -----------  ------------  -----------  -----------  -----------
Net Sales
 Services...............  $12,474,261  $  5,652,991  $ 3,344,909  $ 1,160,761  $ 2,169,388
 Products...............    2,929,673       440,173    3,764,665    1,912,077    3,705,845
                          -----------  ------------  -----------  -----------  -----------
                          $15,403,934  $  6,093,164  $ 7,109,574  $ 3,072,838  $ 5,875,233
                          ===========  ============  ===========  ===========  ===========
Operating income (loss):
 Services...............  $(7,566,698) $ (5,040,626) $  (315,383) $  (485,253) $  (111,492)
 Products...............      997,137    (7,957,147)  (7,670,556)  (4,850,501)  (3,290,638)
                          -----------  ------------  -----------  -----------  -----------
Total operating loss....   (6,569,561)  (12,997,773)  (7,985,939)  (5,335,754)  (3,402,130)
Gain on settlement of
 litigation.............          --            --     2,775,259    2,775,259          --
Interest income.........      107,346       254,107      105,089       45,568       16,720
Interest expense........     (327,200)     (566,560)  (3,029,895)  (1,504,452)    (530,374)
                          -----------  ------------  -----------  -----------  -----------
Loss from continuing
 operations.............  $(6,789,415) $(13,310,226) $(8,135,486) $(4,019,379) $(3,915,784)
                          ===========  ============  ===========  ===========  ===========

                       HEMISPHERE INVESTMENTS, INC.

  (Information subsequent to December 31, 1999 and pertaining to June 30, 2000
                                    and

       for the six months ended June 30, 1999 and 2000 is unaudited)

                                                                   Six months ended June
                                   Years ended December 31,                 30,
                             ------------------------------------ -----------------------
                                1997         1998        1999        1999        2000
                             ----------- ------------ ----------- ----------- -----------
Depreciation
  and amortization expense:
 Services..................  $   241,608 $    563,532 $   939,326 $   765,133 $   446,900
 Products..................      725,516      824,518   2,016,798     910,287   1,268,045
 Corporate.................      121,408      183,986     199,631     114,815      89,815
                             ----------- ------------ ----------- ----------- -----------
Total depreciation and
 amortization expense......  $ 1,088,532 $  1,572,036 $ 3,155,755 $ 1,790,235 $ 1,804,760
                             =========== ============ =========== =========== ===========
Capital expenditures:
 Services..................  $ 1,042,341 $  1,970,585 $   524,655 $   524,655   $     --
 Products..................    1,648,129      966,946   2,600,963     175,260   2,060,302
 Corporate.................      215,601      434,299      24,281       9,963      50,934
                             ----------- ------------ ----------- ----------- -----------
Total capital
 expenditures..............  $ 2,906,071 $  3,371,830 $ 3,149,899 $   709,878 $ 2,111,236
                             =========== ============ =========== =========== ===========

                                          December 31,
                                     ----------------------          June 30,
                                        1998        1999               2000
                                     ----------- ----------         -----------
Identifiable assets:
 Services...................         $ 3,179,186 $2,910,750         $ 2,615,508
 Products...................           3,604,296  4,499,281           7,479,702
 Corporate..................           7,016,865  2,544,329           2,824,196
                                     ----------- ----------         -----------
Total identifiable assets...         $13,800,347 $9,954,360         $12,919,406
                                     =========== ==========         ===========

 Geographic Segment Disclosures

   The Company's geographic segments include United States and Europe. The Company has no material amounts of sales or transfers between its United States and European territories and no significant United States export sales.

   The following presents net sales and long-lived assets by geographical territory:

                                                          Six months ended June
                            Years ended December 31,               30,
                        --------------------------------- ---------------------
                           1997        1998       1999       1999       2000
                        ----------- ---------- ---------- ---------- ----------
Net Sales
 United States......... $14,870,223 $5,516,401 $5,074,734 $2,335,677 $5,113,538
 Europe................     533,711    576,763  2,034,840    737,161    761,695
                        ----------- ---------- ---------- ---------- ----------
                        $15,403,934 $6,093,164 $7,109,574 $3,072,838 $5,875,233
                        =========== ========== ========== ========== ==========

                                           December 31,
                                       ---------------------           June 30,
                                          1998       1999                2000
                                       ---------- ----------          ----------
Long-lived Assets:
 United States..............           $5,555,556 $5,577,793          $6,043,737
 Europe.....................            1,114,442    773,278             679,436
                                       ---------- ----------          ----------
                                       $6,669,998 $6,351,071          $6,723,173
                                       ========== ==========          ==========

                          HEMISPHERE INVESTMENTS, INC.

  (Information subsequent to December 31, 1999 and pertaining to June 30, 2000
                                      and
         for the six months ended June 30, 1999 and 2000 is unaudited)


13. Subsequent Events -- Unaudited

 Merger with Convergent Networks

   On July 7, 2000, Convergent Networks, Inc. ("Convergent") entered into a Purchase and Sale Agreement with the Company to acquire all of the outstanding shares of Hemisphere Investments, Inc. On July 31, 2000 the transaction closed and, the Company's stockholders received an aggregate of 10,106,845 Convergent shares based on the fully diluted shares outstanding at closing.

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

   The unaudited pro forma condensed consolidated financial data of Convergent Networks, Inc and subsidiaries (the Company) were prepared to illustrate the estimated effects of the Company's acquisition of Hemisphere Investments, Inc. and its wholly owned subsidiaries, including Technology Control Services, Inc. (collectively TCS). The unaudited consolidated pro forma statements of operations for the year ended December 31, 1999 and for the nine months ended September 30, 2000 give effect to the acquisition as if it had occurred on January 1, 1999.

   The unaudited pro forma consolidated financial data have been prepared using the purchase method of accounting for the acquisition whereby the total cost of the acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the acquisition. Such allocation has been made based upon currently available information and management's estimates. Final allocations will be determined upon completion of the analysis of the assets acquired and liabilities assumed and accordingly, the amounts presented herein are subject to change.

   The following unaudited pro forma condensed consolidated financial statements are based on the audited consolidated financial statements of the Company and TCS for the year ended December 31, 1999 and the unaudited consolidated financial statements of the Company for the nine months September 30, 2000 and TCS for the seven months ended July 31, 2000. The unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for a presentation of results for the respective periods in accordance with the basis of presentation described in Note 1 of the notes to the Company's consolidated financial statements and similar statements found in TCS's financial statements.

   The unaudited pro forma condensed consolidated financial statements of operations do not purport to represent what the results of operations of the Company would actually have been if the acquisition had occurred on January 1, 1999 or to project the results of operations of the Company for any future date or period. TCS developed and sold custom softswitch and service creation software products and, through its service division, provided network-based service applications such as unified messaging and calling card services. The Company has refocused the efforts of TCS to provide standard software products, which will be part of the ICServiceWorks product, and the Company has decided to dispose of the service division and related assets. For the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, the service division accounted for approximately $12.5 million or 81%, $5.7 million or 93%, $3.3 million or 47% and $2.2 million or 37%, respectively of TCS revenues. For the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000 the service division incurred operating losses of approximately $7.6 million, $5.0 million, $315,000 and $111,000, respectively. The Company has accounted for the proposed disposition of the service division and related assets as assets held for sale pursuant to EITF Issue No. 87-11 "Allocation of Purchase Price To Assets To Be Sold" and accordingly, the service division's results of operations from the date of acquisition to the date of disposition will be excluded from the Company's consolidated results of operations. The Company expects to sell the service division and related assets by March 31, 2001. The service division's net assets have been recorded at their estimated net realizable value in the September 30, 2000 consolidated balance sheet. The service division's revenues and operating losses have been excluded from the Company's consolidated results of operations from the date of acquisition to September 30, 2000 and were approximately $425,000 and $25,000, respectively. In accordance with EITF 87-11, any difference between the estimated net realizable value of the service division's net assets and the actual net proceeds received upon disposition will be recorded as an adjustment to goodwill. As a result, the Company expects that TCS operations will generate revenues significantly lower than those generated by TCS in prior periods. The unaudited pro forma condensed consolidated statements of operations set forth below should be read in conjunction with the respective consolidated financial statements and notes thereto of the Company and the respective consolidated financial statements and notes thereto of TCS included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      For the Year ended December 31, 1999

                                Historical
                         --------------------------
                          Convergent    Hemisphere
                          Networks,    Investments,    Pro Forma
                             Inc.          Inc.       Adjustments       Pro Forma
                         ------------  ------------  -------------     ------------
Revenues................ $        --   $ 7,109,574   $  (3,344,909)(d) $  3,764,665
Cost of revenues........          --     3,978,567        (987,970)(d)    2,990,597
                         ------------  -----------   -------------     ------------
    Gross profit........          --     3,131,007      (2,356,939)         774,068
                         ------------  -----------   -------------     ------------
Operating expenses:
  Research and
   development..........   13,067,158    7,738,082        (909,759)(d)   19,895,481
  Selling and
   marketing............    3,522,903    1,644,145        (481,439)(d)    4,685,609
  General and
   administrative.......    1,273,363    1,734,719      (1,281,125)(d)    1,726,957
  Stock-based
   compensation.........    3,545,710          --        2,331,606 (c)    5,877,316
  Amortization of
   intangible assets....          --           --       39,127,000 (b)   39,127,000
                         ------------  -----------   -------------     ------------
    Total operating
     expenses...........   21,409,134   11,116,946      38,786,283       71,312,363
                         ------------  -----------   -------------     ------------
  Loss from operations..  (21,409,134)  (7,985,939)    (41,143,222)     (70,538,295)
  Gain on settlement of
   litigation...........          --     2,775,259             --         2,775,259
  Interest income
   (expense), net.......      137,412   (2,924,806)            --        (2,787,394)
                         ------------  -----------   -------------     ------------
    Loss from continuing
     operations.........  (21,271,722)  (8,135,486)   (41,143,222)      (70,550,430)
Accretion of dividends
 on preferred stock.....   (1,066,817)         --              --        (1,066,817)
                         ------------  -----------   -------------     ------------
    Loss from continuing
     operations
     attributable to
     common
     stockholders....... $(22,338,539) $(8,135,486)  $(41,143,222)     $(71,617,249)
                         ============  ===========   =============     ============
Basic and diluted loss
 from continuing
 operations per common
 share.................. $      (7.47)                                 $      (5.47)
                         ============                                  ============
Weighted average common
 shares outstanding:
  Basic and diluted.....    2,991,313                   10,106,845 (e)   13,098,158
                         ============                =============     ============


    The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

               For the Nine Months ended September 30, 2000

                                       Historical
                         ----------------------------------------
                          Convergent    Hemisphere
                          Networks,    Investments,   Pro Forma
                             Inc.          Inc.      Adjustments       Pro Forma
                         ------------  ------------  ------------     ------------
Revenues................ $  6,759,230  $ 6,186,350   $ (2,417,252)(d) $ 10,528,328
Cost of revenues........    5,041,676    1,161,401       (529,660)(d)    5,673,417
                         ------------  -----------   ------------     ------------
    Gross profit........    1,717,554    5,024,949     (1,887,592)       4,854,911
                         ------------  -----------   ------------     ------------
Operating expenses:
  Research and
   development..........    9,292,823    5,460,780       (363,906)(d)   14,389,697
  Selling and
   marketing............    5,075,750    2,518,230       (502,066)(d)    7,091,914
  General and
   administrative.......    2,652,057    2,543,826     (1,231,551)(d)    3,964,332
  Stock-based
   compensation.........    8,079,670          --         794,866 (c)    8,874,536
  Amortization of
   intangible assets....    6,554,639          --      22,790,611 (b)   29,345,250
  Acquired in-process
   research and
   development..........   23,000,000          --     (23,000,000)(a)          --
                         ------------  -----------   ------------     ------------
    Total operating
     expenses...........   54,654,939   10,522,836     (1,512,046)      63,665,729
                         ------------  -----------   ------------     ------------
  Loss from operations..  (52,937,385)  (5,497,887)      (375,546)     (58,810,818)
  Interest income
   (expense), net.......    1,306,612     (635,718)           --           670,894
                         ------------  -----------   ------------     ------------
    Loss from continuing
     operations.........  (51,630,773)  (6,133,605)      (375,546)     (58,139,924)
Accretion of dividends
 on preferred stock.....    3,416,401          --             --         3,416,401
                         ------------  -----------   ------------     ------------
    Loss from continuing
     operations
     attributable to
     common
     stockholders....... $(55,047,174) $(6,133,605)  $   (375,546)    $(61,556,325)
                         ============  ===========   ============     ============
Basic and diluted loss
 from continuing
 operations per common
 share.................. $     (10.61)                                $      (4.02)
                         ============                                 ============
Weighted average common
 shares outstanding:
  Basic and diluted.....    5,188,235                  10,106,845 (e)   15,295,080
                         ============                ============     ============


    The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   On July 31, 2000, the Company acquired Hemisphere Investments, Inc. and its wholly owned subsidiaries, including Technology Control Services, Inc. (collectively, TCS) for an aggregate of 10,106,845 shares of common stock in consideration for all the outstanding capital stock of TCS, and reserved an aggregate of 1,229,436 shares of the Company's common stock in connection with the assumption of outstanding options to purchase capital stock of TCS and assumed approximately $5.5 million of TCS debt, which was repaid upon closing the transaction. 1,516,025 shares of common stock issued to stockholders of TCS are currently held in escrow to secure certain indemnification obligations of TCS and certain of its stockholders. The acquisition was accounted for using the purchase method of accounting in accordance with APB No. 16, Business Combinations. Accordingly, the operating results of TCS have been included in the Company's financial results from the date of the acquisition. The allocation of the purchase price to the assets acquired and liabilities assumed was based on the estimated fair value of the assets and liabilities of TCS. Approximately $23 million of the purchase price was recorded as acquired in process research and development in the third quarter of fiscal 2000. This charge has been excluded from the unaudited pro forma condensed consolidated statements of operations due to its nonrecurring nature. Goodwill and other intangible assets of approximately $117.4 million will be amortized on a straight-line basis over three years. The purchase price allocation and the following pro forma condensed consolidated financial statements are based upon a preliminary valuation and may change upon final determination of the fair value of assets and liabilities acquired. Accordingly, the amounts presented herein are subject to change.

   The 1,516,025 shares held in escrow have been reflected as outstanding in the September 30, 2000 consolidated balance sheet and have been included in the purchase price allocation in accordance with the provisions of SFAS No. 38 "Accounting for Preacquisition Contingencies of Purchased Enterprises." The value assigned to each element of the purchase price is as follows:

           Common stock.................... $121,282,000
           Vested stock options............    6,748,000
           Unvested stock options..........    3,450,000
           Acquisition costs...............      354,000
                                            ------------
                                            $131,834,000
                                            ============

   The Company has accounted for the assumption of TCS stock options in accordance with FIN 44. The fair value of the vested stock options has been included in the purchase price and the difference between the intrinsic value and the fair value of the unvested stock options is included in the purchase price. In addition, the Company has recorded approximately $3,807,000 in deferred compensation related to the intrinsic value of unvested stock options assumed in the transaction, which will be recorded as stock-based compensation expense over the remaining vesting period of approximately three years.

   The Company has allocated the following amounts to identifiable intangible assets:

       Identifiable      Amortization
    Intangible Assets       Period       Amount
    -----------------    ------------ ------------
   Assembled workforce     3 years    $    900,000
   Developed technology    3 years    $  4,200,000
   Goodwill                3 years    $112,281,000

   The Company believes the amortization periods represent the estimated useful lives of the intangible assets and will evaluate the realizability of such assets using the undiscounted cash flow method as prescribed by SFAS No. 121 at each reporting period.

   The Company recorded a $23.0 million charge related to in-process research and development resulting from the TCS acquisition. This charge represented the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility, and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

   At the acquisition date, TCS was conducting design, development, engineering and testing activities associated with the completion of several next-generation technologies for its LiteSwitch platform designed to address emerging market demands for the voice/data networking market. Projects included the development of a media gateway controller, call control technology, Class 4/5 switch compatibility, Internet dial offload technology and Signaling System 7 signaling gateway.

   At the acquisition date, the technologies under development were approximately 75% complete based on engineering man-month data and technological progress. TCS had spent approximately $7.5 million on the in-process projects, and expected to spend approximately $2.5 million to complete all phases of the research and development.

   In making the purchase price allocation, management considered present value calculations of income, an analysis of project accomplishments and remaining outstanding items, and an assessment of overall contributions, as well as project risks. The value assigned to purchased in-process research and development was determined by estimating the costs to develop the acquired research and development into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. The revenue projections used to value the in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by us and our competitors. The resulting net cash flows from such projects are based on management's estimates of cost of sales, operating expenses and income taxes from such projects.


   The rates utilized to discount the net cash flows to their present value were based on estimated cost of capital calculations. Due to the nature of the forecast and the risks associated with the research and development projects, a discount rate of 25% was used for the in-process research and development. The discount rate utilized was higher than our weighted average cost of capital due to the inherent uncertainties surrounding the successful development of the purchased in-process research and development, the useful life of the technology, the profitability levels of the technology, and the uncertainty of technological advances that are unknown at this time.

   If these projects are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods. Additionally, the value of other acquired intangible assets may become impaired.

                   CONVERGENT NETWORKS, INC. AND SUBSIDIARIES

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The following adjustments have been reflected in the unaudited pro forma consolidated statements of operations:

     (a) The pro forma adjustment to acquired in-process research and development excludes the charge from the results of operations due to its non-recurring nature.

     (b) The pro forma adjustment to amortization of intangible assets adjusts the amortization expense to reflect the acquisition of TCS as if it occurred on January 1, 1999 and the amortization of intangible assets began as of that date.

     (c) The pro forma adjustment to stock-based compensation adjusts the stock-based compensation expense to reflect compensation expense related to the amortization of deferred compensation associated with unvested common stock options assumed in the acquisition. The deferred compensation is being amortized over the remaining vesting period of approximately three years.

     (d) The pro forma adjustment to revenues, cost of revenues and operating expenses eliminates the results of operations of the service bureau to reflect the Company's proposed disposition of the service bureau and related assets.

     (e) The pro forma adjustment to weighted average shares outstanding adjusts the weighted average shares outstanding to reflect the shares issued by the Company as if they were issued on January 1, 1999.

                           [Convergent Networks logo]

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of our common stock offered hereby are as follows:

     SEC registration fees.......................................... $   25,806
     NASD filing fees...............................................     10,275
     Nasdaq National Market listing fee.............................     95,000
     Blue Sky fees and expenses.....................................     15,000
     Transfer Agent and Registrar fees..............................      3,500
     Accounting fees and expenses...................................    650,000
     Legal fees and expenses........................................    400,000
     Printing and mailing expenses..................................    125,000
     Miscellaneous..................................................    175,419
                                                                     ----------
       Total........................................................ $1,500,000
                                                                     ==========

   We will bear all expenses shown above.


Item 14. Indemnification of Directors and Officers.

   Article EIGHTH of our amended and restated certificate of incorporation provides that we will indemnify our directors and officers (a) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of us) brought against him by virtue of his position as our director or officer if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of us brought against him by virtue of his position as our director or officer if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any matter as to which such person will have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, we are required to indemnify him against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to the director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

   Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met. If we determine that the director or officer did not meet the applicable standard of conduct required for indemnification, or if we fail to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification.

   As a condition precedent to the right of indemnification, the director or officer must give us notice of the action for which indemnity is sought and we have the right to participate in such action or assume the defense thereof.

   Article EIGHTH of our amended and restated certificate of incorporation further provides that the indemnification provided therein is not exclusive and that if the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, we must indemnify those persons to the fullest extent permitted by such laws as so amended.

   Article EIGHTH of the our amended and restated certificate of incorporation provides that none of our directors will be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty. We intend to obtain a policy of directors and officers insurance that provides insurance against certain expenses and liabilities which may be incurred by directors and officers.

   Under Section   of the underwriting agreement, the underwriters are
obligated, under certain circumstances, to indemnify our directors and officers against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.

Item 15. Recent Sales of Unregistered Securities.

   Since our incorporation, we have issued the following securities that were not registered under the Securities Act:

 (a) Issuance of Capital Stock and Warrants

   1. On July 14, 1998, the Registrant issued and sold an aggregate of 5,080,000 shares of its common stock to accredited investors for an aggregate purchase price of approximately $300.

   2. Between July 14, 1998 and March 31, 1998, the Registrant issued and sold an aggregate of 6,976,000 shares of its Series A convertible preferred stock to accredited investors for an aggregate purchase price of approximately $6,976,000.

   3. Since August 12, 1998, the Registrant issued and sold pursuant to stock restriction agreements under the 1998 Restricted Stock Purchase Plan, as amended, 6,950,500 shares of its common stock to 29 employees for an aggregate purchase price of $726,530. In addition, under the same stock plan, the Registrant issued 4,482,000 shares to three employees for aggregate consideration of $6,082,000 in the form of promissory notes, 25,000 shares to a consultant for a purchase price of $125 on August 14, 1998, and 17,500 shares to a consultant in exchange for services with a value of $220,000.

   4. On July 1, 1999, the Registrant issued and sold an aggregate of 4,133,892 shares of its Series B convertible preferred stock to accredited investors for an aggregate purchase price of $9,879,998.

   5. Between December 17, 1999 and March 31, 2000, the Registrant issued and sold an aggregate of 5,602,782 shares of its Series C convertible preferred stock to accredited investors for an aggregate purchase price of $36,249,984. In December 1999, 264,853 shares were issued to a consultant in exchange for services with a value of $1,714,599.

   6. On July 31, 2000, in connection with the Registrant's acquisition of Hemisphere Investments, Inc., the Registrant issued an aggregate of 10,106,845 shares of common stock to 96 former shareholders of Hemisphere Investments, Inc. and to an investment bank to satisfy the obligations of Hemisphere Investments, Inc. to the bank.

   These shares were issued pursuant to Regulation D and Regulation S as promulgated under the Securities Act of 1933, as amended. With respect to the shares that were issued in accordance with Rule 506 of Regulation D, (i) there were no more than, or the Registrant reasonably believed that there were no more than,

35 non-accredited purchasers in the offering, (ii) each purchaser who was not an accredited investor either alone or with his purchaser representative had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the prospective investment, or the Registrant reasonably believed immediately prior to making any sale that such purchaser came within this description, (iii) the Registrant furnished the information specified in Rule 502 of Regulation D to all purchasers who were not accredited investors, (iv) neither the Registrant nor any person acting on its behalf offered or sold securities in the offering by any form of general solicitation or general advertising, and (v) the Registrant exercised reasonable care to assure that the purchasers of the securities in the offering were not underwriters within the meaning of Section 2(11) of the Securities Act.

   With respect to the shares that were issued in accordance with Regulation S,
(i) the offer and sale of the shares were made in offshore transactions, (ii) no directed selling efforts were made in the United States by the Registrant, a distributor, any of their respective affiliates, or any person acting on behalf of the foregoing, (iii) appropriate offering restrictions were implemented, and
(iv) offers or sales of the shares (a) were not made to a U.S. person or for the account or benefit of a U.S. person and (b) were made pursuant to the conditions specified in Rule 903 of Regulation S.

   7. On August 4, 2000, the Registrant issued a warrant for the purchase of up to 100,000 shares of common stock at an exercise price of $12.00 per share, terminating on the earlier of August 4, 2002 or our acquisition by another company.

   8. On September 19, 2000, the Registrant issued a warrant for the purchase of up to 50,000 shares of common stock at an exercise price of $16.35 per share, terminating on the earlier of September 19, 2002 or our acquisition by another company.

   9. On September 22, 2000, the Registrant issued a warrant for the purchase of up to 90,000 shares of common stock at an exercise price of $16.35 per share, terminating on the earlier of September 22, 2002 or our acquisition by another company.

   10. On September 22, 2000, the Registrant issued and sold an aggregate of 4,803,925 shares of its Series D convertible preferred stock to accredited investors for an aggregate price of $78,544,174.

 (b) Grants and Exercises of Stock Options.

   1. On July 31, 2000, the Registrant reserved an aggregate of 1,229,436 shares of common stock in connection with the assumption of outstanding options to purchase capital stock issued to employees, directors and consultants of Hemisphere Investments, Inc. The as converted exercise prices range from $.05 to $4.59 per share.

   2. From inception through September 30, 2000, the Registrant granted under the 1998 Stock Option Plan options to purchase 6,292,545 shares of common stock at exercise prices ranging from $.05 to $13.20 per share to employees, consultants and directors.

   3. From inception through September 30, 2000, the Registrant issued and sold an aggregate of 3,002,625 shares of its common stock pursuant to the exercise of stock options to employees, consultants and directors for aggregate consideration of $989,736.

   No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase our common stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statements Schedules.

 (a) Exhibits:

 Exhibit No.                             Description
 -----------                             -----------
    1.1**    Form of Underwriting Agreement
    2.1*     Agreement and Plan of Merger dated July 6, 2000 by and among
             Convergent Networks, Inc., Hemisphere Acquisition Corporation and
             Hemisphere Investments, Inc. and certain shareholders of
             Hemisphere Investments, Inc.
    3.1*     Restated Certificate of Incorporation
    3.2*     Amended and Restated Certificate of Incorporation, to become effective upon completion of this offering
    3.3*     By-laws
             Amended and Restated By-Laws, to become effective upon completion
    3.4*     of this offering
    4.1**    Specimen certificate for shares of common stock
    5.1**    Opinion of Hale and Dorr LLP
   10.1*     1998 Stock Option Plan, as amended
   10.2*     1998 Restricted Stock Purchase Plan, as amended
   10.3*     Hemisphere Investments, Inc. Third Amended and Restated 1996
             Employee Stock Option Incentive Plan
   10.4*     2000 Stock Incentive Plan
   10.5*     2000 Employee Stock Purchase Plan
   10.6*     Form of First Amended and Restated Investor Rights Agreement dated
             September 22, 2000 by and among Convergent Networks, Inc. and the individuals and entities listed on Attachment A and Attachment B thereto
   10.7*     Lease between Cross Point Limited Partnership and Convergent
             Networks, Inc. dated August 1999.
   10.8*     Sublease Agreement dated as of September 1, 2000 between Nortel
             Networks (CALA) Inc. and Convergent Networks, Inc.
   10.9*     Employment Agreement dated September 26, 2000 between Convergent
             Networks, Inc. and John C. Thibault
   10.10*+   Purchase and License Agreement dated May 1, 2000 between Global
             NAPs, Inc. and Convergent Networks, Inc.
   10.11+    Manufacturing Services Agreement between ACT Manufacturing, Inc.
             and Convergent Networks, Inc. dated as of September 20, 2000.
   10.12     Repurchase Agreement dated March 11, 1999 by and between
             Convergent Networks, Inc. and Sally J. Bament.
   10.13     Repurchase Agreement dated September 21, 1998 by and between
             Convergent Networks, Inc. and Kenneth MacLure.
   10.14     Repurchase Agreement dated August 4, 1999 between Convergent
             Networks, Inc. and Kenneth MacLure.
   10.15     Stock Restriction Agreement dated July 14, 1998 between Tiger
             Networks Corporation and Bing Yang, as amended by Amendment to
             Stock Restriction Agreement dated January 20, 1999 between
             Convergent Networks, Inc. and Bing Yang.
   10.16     Stock Restriction Agreement dated July 14, 1998 between Tiger
             Networks Corporation and Hwang-Ruey Wang, as amended by Amendment to Stock Restriction Agreement dated January 20, 1999 between
             Convergent Networks, Inc. and Hwang-Ruey Wang.
   10.17     Joint Venture Agreement dated December 16, 1999 by and between
             Global NAPs, Inc., B.A.B.P. LLC and Convergent Networks, Inc.
   10.18+    OEM License Agreement dated July 23, 1999 by and between Ulticom,
             Inc. and Convergent Networks, Inc.
   21*       Subsidiaries
   23.1      Consent of Arthur Andersen LLP
   23.2      Consent of Ernst & Young LLP
   23.3**    Consent of Hale and Dorr LLP (included in Exhibit 5.1)
             Power of Attorney (included in the signature pages to this
   24.1*     registration statement)
   27.1      Financial Data Schedule

---------------------

*Previously filed.

**To be filed by amendment.
+ We have sought confidential treatment from the Securities and Exchange
  Commission for selected portions of this exhibit. The omitted portions will be separately filed with the Securities and Exchange Commission.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

     (1) To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lowell, Massachusetts on November 20, 2000.

                                          Convergent Networks, Inc.

                                                    /s/ John C. Thibault
                                          By: _________________________________
                                                      John C. Thibault
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                            Title                    Date
              ---------                            -----                    ----

         /s/ John C. Thibault          Chairman, President, Chief      November 20, 2000
______________________________________  Executive Officer and
           John C. Thibault             Director (Principal
                                        Executive Officer)

        /s/ Pamela F. Lenehan          Vice President and Chief        November 20, 2000
______________________________________  Financial Officer
          Pamela F. Lenehan             (Principal Financial and
                                        Accounting Officer)

                  *                    Senior Vice President, Chief    November 20, 2000
______________________________________  Technology Officer and
              Bing Yang                 Director

                  *                    Director                        November 20, 2000
______________________________________
            Todd A. Dagres

                  *                    Director                        November 20, 2000
______________________________________
           David E. Schantz

                  *                    Director                        November 20, 2000
______________________________________
          William E. Foster

       /s/ John C. Thibault
*By: _________________________________
           John C. Thibault
         As Attorney-In-Fact

                                 EXHIBIT INDEX

 Exhibit No. Description
 ----------- -----------
    1.1**    Form of Underwriting Agreement
    2.1*     Agreement and Plan of Merger dated July 6, 2000 by and among
             Convergent Networks, Inc. and Hemisphere Investments, Inc. and
             certain shareholders of Hemisphere Investments, Inc.
    3.1*     Restated Certificate of Incorporation
    3.2*     Amended and Restated Certificate of Incorporation, to become effective upon completion of this offering
    3.3*     By-laws
             Amended and Restated By-Laws, to become effective upon completion
    3.4*     of this offering
    4.1**    Specimen certificate for shares of common stock
    5.1**    Opinion of Hale and Dorr LLP
   10.1*     1998 Stock Option Plan, as amended
   10.2*     1998 Restricted Stock Purchase Plan, as amended
   10.3*     Hemisphere Investments, Inc. Third Amended and Restated 1996
             Employee Stock Option Incentive Plan
   10.4*     2000 Stock Incentive Plan
   10.5*     2000 Employee Stock Purchase Plan
   10.6*     Form of First Amended and Restated Investor Rights Agreement dated
             September 22, 2000 by and among Convergent Networks, Inc. and the individuals and entities listed on Attachment A and Attachment B thereto
   10.7*     Lease between Cross Point Limited Partnership and Convergent
             Networks, Inc. dated August 1999.
   10.8*     Sublease Agreement dated as of September 1, 2000 between Nortel
             Networks (CALA) Inc. and Convergent Networks, Inc.
   10.9*     Employment Agreement dated September 26, 2000 between Convergent
             Networks, Inc. and John C. Thibault
   10.10*+   Purchase and License Agreement dated May 1, 2000 between Global
             NAPs, Inc. and Convergent Networks, Inc.
   10.11+    Manufacturing Services Agreement between ACT Manufacturing, Inc.
             and Convergent Networks, Inc. dated as of September 20, 2000.
   10.12     Repurchase Agreement dated March 11, 1999 by and between
             Convergent Networks, Inc. and Sally J. Bament.
   10.13     Repurchase Agreement dated September 21, 1998 by and between
             Convergent Networks, Inc. and Kenneth MacLure.
   10.14     Repurchase Agreement dated August 4, 1999 between Convergent
             Networks, Inc. and Kenneth MacLure.
   10.15     Stock Restriction Agreement dated July 14, 1998 between Tiger
             Networks Corporation and Bing Yang, as amended by Amendment to
             Stock Restriction Agreement dated January 20, 1999 between
             Convergent Networks, Inc. and Bing Yang.
   10.16     Stock Restriction Agreement dated July 14, 1998 between Tiger
             Networks Corporation and Hwang-Ruey Wang, as amended by Amendment to Stock Restriction Agreement dated January 20, 1999 between
             Convergent Networks, Inc. and Hwang-Ruey Wang.
   10.17     Joint Venture Agreement dated December 16, 1999 by and between
             Global NAPs, Inc., B.A.B.P. LLC and Convergent Networks, Inc.
   10.18+    OEM License Agreement dated July 23, 1999 by and between Ulticom,
             Inc. and Convergent Networks, Inc.
   21*       Subsidiaries
   23.1      Consent of Arthur Andersen LLP
   23.2      Consent of Ernst & Young LLP
   23.3**    Consent of Hale and Dorr LLP (included in Exhibit 5.1)
             Power of Attorney (included in the signature pages to this
   24.1*     registration statement)
   27.1      Financial Data Schedule

---------------------

*Previously filed.

**To be filed by amendment.
+ We have sought confidential treatment from the Securities and Exchange
  Commission for selected portions of this exhibit. The omitted portions will be separately filed with the Securities and Exchange Commission.